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

               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


            WHALCO ENVIRONMENTAL SYSTEMS, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................


[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................




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


                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                           3600 WEST SEGERSTROM AVENUE
                           SANTA ANA, CALIFORNIA 92704


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                DECEMBER 29, 1998


TO THE STOCKHOLDERS OF WAHLCO ENVIRONMENTAL SYSTEMS, INC.

Notice is hereby given that a special meeting of stockholders of Wahlco Environmental Systems, Inc., a Delaware corporation (the "Company"), will be held as follows:


    DATE:             Tuesday, December 29, 1998

    PLACE:            The offices of Howard, Smith & Levin LLP
                      1330 Avenue of the Americas
                      New York, New York 10010

    TIME:             9:00 a.m., local time


    PURPOSES:         (1) To consider and vote upon a proposal to approve an
                  Agreement and Plan of Merger, dated as of November 9, 1998 (the "Merger Agreement") by and among the Company, Thermatrix Inc., a Delaware corporation, and TMX Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Thermatrix ("Merger Sub"), providing for the merger of Merger Sub with and into the Company; and

                      (2) To transact such other business as may properly come
                  before the special meeting or any postponements or adjournments thereof.

Please read carefully the accompanying proxy statement. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement and Annexes to it form a part of this Notice.


Only holders of record of common stock of the Company, par value $0.01 per share, on the books of the Company at the close of business on November 25, 1998 are entitled to notice of, and to vote at, the special meeting and any adjournment thereof. A list of such stockholders will be available from December 17, 1998 until prior to the special meeting, as required by law, at the office of the Company located at 3600 West Segerstrom Avenue, Santa Ana, California 92704. This list will also be available at the special meeting.





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



Under Delaware law, appraisal rights will be available to holders of common stock of the Company. In order to exercise such appraisal rights, stockholders must follow the procedures prescribed by Delaware law, which are attached as Annex B to, and summarized in "The Merger--Appraisal Rights" in the accompanying proxy statement.

You are cordially invited to the special meeting. Whether or not you plan to attend the special meeting, we ask that you sign and return the enclosed proxy as promptly as possible. If you attend the special meeting and elect to vote in person, any proxy previously given will be revoked. The proxy is solicited by and on behalf of the Board of Directors.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. UPON APPROVAL OF THE MERGER, YOU WILL BE SENT INSTRUCTIONS REGARDING THE PROCEDURES TO EXCHANGE
YOUR EXISTING CERTIFICATES EVIDENCING COMMON STOCK OF THE COMPANY FOR THE CONSIDERATION TO BE PAID.

                                        By  Order  of  the  Board  of Directors,
                                        Roger M. Barzun, Secretary


Santa Ana, California
December 7, 1998

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                           3600 WEST SEGERSTROM AVENUE
                           SANTA ANA, CALIFORNIA 92704

                                 PROXY STATEMENT

                              FOR A SPECIAL MEETING

                                  TO BE HELD ON


                                DECEMBER 29, 1998


GENERAL INFORMATION


        This proxy statement is furnished to stockholders of Wahlco Environmental Systems, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of stockholders that will be held on December 29, 1998 at the offices of Howard, Smith & Levin LLP, 1330 Avenue of the Americas, New York, New York 10019, at 9:00 a.m. local time, and at any adjournments or postponements thereof. The Board has fixed the close of business on November 25, 1998, as the record date for the determination of the holders of shares of common stock of the Company, par value $0.01 per share (the "Shares") entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof. This proxy statement and the accompanying notice and proxy card are first being sent to stockholders of record on or about December 7, 1998.

        At the special meeting, holders of Shares will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 9, 1998 (the "Merger Agreement") by and among the Company, Thermatrix Inc., a Delaware corporation and TMX Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Thermatrix ("Merger Sub"), providing for the merger of Merger Sub with and into the Company (the "Merger"). Upon the consummation of the Merger, the Company will be the surviving corporation and a wholly-owned subsidiary of Thermatrix. For Shares outstanding immediately prior to the effective time of the Merger, stockholders of the Company will be entitled to receive the following merger consideration: (1) an initial payment of approximately $1.35 million divided by the number of outstanding Shares, or approximately $0.08 per Share, subject to adjustment as described below (the "Initial Payment"), and (2) contingent payments in an amount that will depend on the resolution of claims and other contingencies (the "Contingent Payments" and together with the Initial Payment, the "Merger Consideration"). The Company believes that the Contingent Payments will not exceed $2,000,000 in total, or $0.12 per Share, and may be substantially less than that amount. See "The Merger Consideration" and "The Merger Agreement--Merger Consideration" for a more detailed description of the Merger Consideration. In connection with the Merger, Thermatrix has agreed to repay debt owed to and certain debt guaranteed by Wexford and to replace other debt guarantees provided to the Company by certain of the Funds managed by Wexford Management LLC ("Wexford").

        As used in this proxy statement, the "Funds" means Wexford Special Situations 1996, L.P., a Delaware limited partnership, Wexford Special Situations 1996 Institutional, L.P., a Delaware limited partnership, Wexford Special Situations 1996 Limited, a Cayman Islands exempted company, Wexford-Euris Special Situations 1996, L.P., a Delaware limited partnership, Wexford Overseas Partners I, L.P., a Cayman Islands limited partnership and Wexford Capital Partners II, L.P., a Delaware limited partnership. Wexford acts as investment adviser to the Funds and is the beneficial owner of the Shares held by the Funds. Through the Funds, Wexford beneficially owns 13,310,875 Shares, or approximately 81.5% of the Shares. Throughout this proxy statement "Wexford" and the "Funds" are sometimes used interchangeably.

        The Board of Directors of the Company has carefully considered the terms and conditions of the proposed Merger. After such consideration, the Board (with the Wexford-affiliated director abstaining) unanimously approved the Merger (subject to stockholder approval) and has determined that the Merger is fair and in the best interests of the Company and its stockholders. Consequently, the Board recommends that stockholders vote for the Merger.

        Pursuant to the Delaware General Corporation Law, the affirmative vote of holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. However, the Funds and Mr. Beal have entered into a Voting and Option Agreement with Thermatrix pursuant to which they have agreed to vote their Shares in favor of the Merger Agreement and have granted Thermatrix an irrevocable proxy to vote in favor of the Merger Agreement. Mr. Beal owns 266,860 Shares, and together, he and the Funds hold approximately 83% of the Shares. Accordingly, the adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their Shares.

        All Shares which are represented at the special meeting by properly executed proxies received and not duly and timely revoked will be voted at the special meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such Shares will be voted "FOR" the approval and adoption of the Merger Agreement.

    SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WHICH GOVERNS THE RIGHTS OF DISSENTING STOCKHOLDERS, IS SUMMARIZED UNDER THE HEADING "THE MERGER --APPRAISAL RIGHTS" BELOW, AND IS ATTACHED AS ANNEX B HERETO.

           THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF
                             THE MERGER AGREEMENT.

        All information contained in this proxy statement concerning Thermatrix and Merger Sub has been supplied by Thermatrix and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this proxy statement (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission, incorporated by reference herein) has been supplied or prepared by the Company.

                                 AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company is required to file electronic versions of certain material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a site on the Internet's World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Shares are listed and traded on the Nasdaq over-the-counter (OTC) Bulletin Board.

        You should not rely on any information other than that contained in this proxy statement or other documents to which the Company has referred you. The Company has not authorized anyone to provide you with information that is different.

        The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained in this proxy statement or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof, as the case may be.

                              FORWARD-LOOKING STATEMENTS

        Certain information contained or incorporated by reference in this proxy statement may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements contained or incorporated by reference in this proxy statement were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants regarding projections or financial forecasts.

        The forward-looking statements set forth or incorporated by reference in this proxy statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties.

Although the Company believes that such assumptions were reasonable when made, because such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control, there can be no assurance, and no representation or warranty is made, that management's expectations, beliefs or projections will result or be achieved or accomplished.

                               THE SPECIAL MEETING

Record Date, Voting

        The Board of Directors has fixed the close of business on November 25, 1998, as the record date for the determination of the holders of Shares entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

        Stockholders of record on the record date are eligible to receive notice of, and to vote at, the special meeting in person or by proxy. As of the record date, 16,323,074 Shares were issued and outstanding. Each Share entitles the holder to one vote. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum for the special meeting. Abstentions are counted for purposes of determining whether the quorum requirement is satisfied, but are not considered voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Shares represented by "broker non-votes" will also be treated as present for purposes of determining a quorum, but will not be treated as a negative vote. A broker non-vote relates to Shares held in the name of a nominee as to which (i) the nominee has not received instructions from the beneficial owner or person entitled to vote and the nominee does not have discretionary voting power under applicable rules or the instrument under which it serves as a nominee or (ii) the record holder has indicated on the proxy or has executed a proxy and otherwise notified the Company that the nominee does not have authority to vote such Shares on a given matter.

Required Vote

        Approval of the Merger requires the affirmative vote of the holders of a majority of those entitled to vote in person or by proxy at the meeting. Consequently, abstentions and broker non-votes will have the effect of a no vote. The Funds and Mr. Beal have entered into a Voting and Option Agreement with Thermatrix pursuant to which they have agreed to vote their Shares in favor of the Merger Agreement and have granted Thermatrix an irrevocable proxy to vote in favor of the Merger Agreement. Mr. Beal owns 266,860 Shares, and together, he and the Funds hold approximately 83% of the Shares. Accordingly, the adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their Shares. See "The Merger Agreement--Voting and Option Agreement."

Voting of Proxies; Revocation of Proxies

        All Shares which are represented at the special meeting by properly executed proxies received and not duly and timely revoked will be voted at the special meeting in accordance with

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

the instructions contained therein. In the absence of contrary instructions, such Shares will be voted "FOR" the approval and adoption of the Merger Agreement.

        A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the special meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the special meeting or (iii) attending the special meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the special meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: Wahlco Environmental Systems, Inc., 3600 West Segerstrom Avenue, Santa Ana, California 92704; Attention: Secretary.

Solicitation of Proxies


        The expenses of this solicitation, together with all other expenses of the Company in connection with the Merger, up to $100,000, will be borne by the Company. Expenses of the Company in excess of $100,000, exclusive of the fee owed to Hera, LLC, will reduce the Initial Payment. Expenses of the Company are expected to be at least $300,000, and, accordingly, the Initial Payment is expected to be reduced by at least $200,000. See "The Merger Consideration." In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by mail. The Company will reimburse persons holding Shares in their own names or in the names of nominees for expenses they incur in obtaining instructions from beneficial owners of such Shares.


                               THE MERGER CONSIDERATION


        For each Share outstanding immediately prior to the effective time of the Merger, stockholders of the Company will be entitled to receive (1) an Initial Payment of approximately $1.35 million divided by the number of outstanding Shares, or approximately $0.08 per Share, subject to adjustment as described more fully below, and (2) Contingent Payments in an amount that will depend on the resolution of claims and other contingencies (the Contingent Payments together with the Initial Payment, the "Merger Consideration"). The Company believes that the Contingent Payments will not exceed $2,000,000 in total, or $0.12 per Share, and may be substantially less than that amount.


The Initial Payment

        The Initial Payment is preliminarily fixed at $1,581,768.50 subject to the following adjustments:


             The Initial Payment will be reduced by the amount of any expenses incurred by the Company in connection with this transaction in excess of $100,000, exclusive of the fee owing to Hera, LLC. The Company's expenses to date are approximately $260,000 (including $50,000 set aside to cover expenses associated with the maintenance of the Exchange Fund). The Company

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


expects that its total expenses in connection with the Merger and this solicitation will be at least $300,000 and that the Initial Payment will therefore be reduced by at least $200,000.

             The Initial Payment will be increased by the amount of any Net Proceeds that would otherwise be part of the Contingent Payments that are collected by the Company from the date of the Merger Agreement to the Closing Date. As of the date hereof, the Company has not collected any Net Proceeds.

             The Initial Payment is also subject to adjustment by any amounts advanced to the Company by Wexford with the approval of the Executive Committee from the date of the Merger Agreement to the Closing Date in excess of the Interim Funding Cap. The Interim Funding Cap is an amount equal to the product of $200,000 and the number of months from the date of the Merger Agreement to the Closing Date (prorated for partial months), with a maximum of $500,000 in the aggregate. The Company does not presently expect that it will require funding in excess of the Interim Funding Cap between the date of the Merger Agreement and the Closing Date. As of the date hereof, Wexford has advanced $150,000 to the Company since the date of the Merger Agreement.

        Based on these factors, the Company expects that the Initial Payment will not be more than $1,380,000 or $0.085 per Share.


The Contingent Payments

        Stockholders will also be entitled to receive certain Contingent Payments. The Contingent Payments are dependent upon the resolution of certain contingencies not relating to operating results of the surviving corporation in the Merger. The amount of the Contingent Payments depends on the resolution of the following contingencies:

             The Mannesmann Receivable. The Company believes that Mannesmann Demag, a German company ("Mannesmann"), for which Pentney Engineering, Ltd., a wholly-owned subsidiary of the Company ("Pentney"), performed services, owes the Company approximately 'L'640,000 or $1 million (based on an exchange rate of $1.65 per British pound). Mannesmann has made a payment to the Company in respect of the services performed which Mannesmann purports to be payment in full. The Company disputes this assertion. Any amounts recovered from Mannesmann together with any fees or interest on such amount (the "Mannesmann Receivable") (less expenses of recovery and collection fees, each described in more detail below) will be included in the Contingent Payments, unless such amounts are recovered before the Closing Date in which case they will increase the Initial Payment. There can be no assurance that such amounts will be recovered from Mannesmann.

             The LIM Funds. The Company has approximately 'L'690,000 or $1.1 million of cash collateral on deposit with London International and Mercantile ("LIM") to secure performance and warranty obligations of Wahlco Engineered Products, Ltd., an indirectly wholly-owned subsidiary of the Company ("WEP"), to WEP's customers. Any amounts recovered from LIM together with any fees or interest on such amounts (the "LIM Funds") (less expenses of recovery and collection fees, each described in more detail below) will be included in the Contingent

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Payments unless such amounts are recovered before the Closing Date in which case they will increase the Initial Payment.

        Thermatrix has agreed that unless the LIM Funds have been repaid in full, it shall not, and shall cause the Surviving Corporation and WEP not to, use LIM as the guarantor of any warranty obligations of WEP, the Surviving Corporation or any other affiliate of Thermatrix under contracts entered into after the Closing Date, and shall not amend the terms of any LIM guarantee of WEP's warranty obligations without the prior written approval of Wexford, which will act as the shareholder representative (the "Shareholder Representative").

        Thermatrix has also agreed that in the event that the LIM Funds are reduced because any portion of such funds have been paid by LIM from and after the effective time of the Merger to the holder of a LIM guarantee of an obligation of the Surviving Corporation or WEP in satisfaction of a claim by such holder, Thermatrix shall, or shall cause the Surviving Corporation or WEP to, deposit an amount equal to the amount by which the LIM Funds were reduced as a result of such payment, with the Exchange Agent in accordance with Section 2.2 of the Merger Agreement, as if such amount were a portion of the Net Proceeds recovered from the LIM Funds.

             The Puerto Rico Tax Liability. The Commonwealth of Puerto Rico is expected to make claims against the Company for taxes, penalties and interest, with respect to operations conducted by the Company and its Subsidiaries in Puerto Rico prior to the date of the Merger Agreement (together with all other expenses incurred in connection with the investigation, defense and settlement of such tax liabilities, the "Puerto Rico Tax Liability"). The amount by which the Puerto Rico Tax Liability is less than $1.5 million (the "PR Surplus") (less a collection fee described in more detail below) will be included in the Contingent Payments unless the amount of the Puerto Rico Tax Liability is finally determined before the Closing Date in which case the Initial Payment will be increased by the amount, if any, of the PR Surplus. The Contingent Payments, or the Initial Payment, as the case may be, will be reduced by the amount by which the Puerto Rico Tax Liability exceeds $1.8 million. There can be no assurance that there will be a PR Surplus.

        The Contingent Payments will equal the Net Proceeds (amounts recovered from Mannesmann, LIM and the amount of the PR Surplus after expenses) after the payment of collection fees (described below) divided by the number of outstanding Shares as of the effective time of the Merger. The Company believes that the Contingent Payments will not equal more than $0.12 per Share and that they may be substantially less than that amount.

             Collection of the Net Proceeds and Collection Fees. Thermatrix has agreed to use commercially reasonable efforts to maximize the recovery of the LIM Funds and the Mannesmann Receivable as quickly as possible and to cause the Surviving Corporation and any of its Subsidiaries, as appropriate, to use commercially reasonable efforts to maximize the PR Surplus and to determine the final amount of the Puerto Rico Tax Liability as quickly as possible. In return, Thermatrix will be entitled to collection fees of 20% of any Designated Amounts (as defined in the Merger Agreement) recovered from the Mannesmann Receivable, 20% of the PR Surplus and 10% of the Designated Amounts recovered from the LIM Funds. All collection fees



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

will be calculated and are payable after the deduction of expenses of collection from the amounts recovered.

        Thermatrix has also agreed not to undertake any litigation, or incur any material collection costs related thereto, in connection with the Net Proceeds without the prior written consent of the Shareholder Representative. At anytime, the Shareholder Representative may elect to assume responsibility, at its cost, subject to reimbursement out of Designated Amounts collected, for collection of the Designated Amounts.

             Security Interest. The Company, Pentney, WEP, Wexford, in its capacity as principal stockholder of the Company and in its capacity as the Shareholder Representative, and Thermatrix, will execute on or before the Closing Date, a Security Agreement designed to create a valid and enforceable security interest, or comparable interest under the laws of the relevant jurisdiction, in each of the Mannesmann Receivable and all of WEP's right, title and interest in the LIM Funds in favor of the stockholders. Prior to the effective time of the Merger, the Company and Thermatrix will cooperate with the Shareholder Representative to take all actions necessary to allow the Shareholder Representative, on behalf of the stockholders, to perfect the Security Interest, or take such other actions under the laws of the relevant jurisdiction as are necessary to give the stockholders the same protections they would receive from the perfection of the Security Interest in the United States. From and after the effective time of the Merger, Thermatrix will, and will cause the Surviving Corporation to, take any action which may be necessary to allow the stockholders to maintain such perfection of the Security Interest. It is uncertain whether the Shareholder Representative will be successful in achieving a security interest either because of preexisting claims of other creditors of the Company or because of differences between the laws of the jurisdictions in which receivables are located and the laws of the United States.

The Exchange Fund; Shareholder Representative


        Wahlco has established an account with ChaseMellon Shareholder Services, the Company's transfer agent and registrar, which will serve as the Exchange Agent and maintain the Exchange Fund. The Initial Payment will be deposited in the Exchange Fund on the Closing Date. The amount of $50,000 has been set aside to cover expenses relating to the maintenance of the Exchange Fund. The Company is entering into an agreement with Wexford whereby Wexford will agree to serve as the Shareholder Representative in connection with the administration of the Exchange Fund. The agreement provides that Wexford will be indemnified and held harmless against any expense, loss, liability or damage arising out of any claim asserted by any third party in connection with Wexford's agreement to serve or having served as the Shareholder Representative to the full extent of the Exchange Fund; provided that Wexford shall not be entitled to such indemnification if such expense, loss, liability or damage is caused by Wexford's willful misconduct.


        As soon as reasonably practicable after the effective time of the Merger, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the effective time of the Merger represented outstanding Shares (i) a letter of transmittal, (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger



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

Consideration, and (iii) the notice of approval of the Merger and accompanying statutory materials, information and instruction as required by Section 262 of the DGCL. The Initial Payment will be distributed to the stockholders of the Company promptly thereafter.

        The Net Proceeds will be deposited with the Exchange Agent promptly as they are recovered by Thermatrix or the Surviving Corporation and will be distributed from time to time in accordance with the instructions of the Shareholder Representative and the following conditions:

             No amounts other than the Initial Payment will be distributed from the Exchange Fund prior to the earlier of the first anniversary of the Closing Date or the date on which the Puerto Rico Tax Liability is finally determined (the "Initial Distribution Date").

             From the Initial Distribution Date until the expiration of the Exchange Fund, amounts may be distributed from the Exchange Fund as and when determined by the Shareholder Representative but until the earlier of the final determination of the Puerto Rico Tax Liability and the third anniversary of the Closing Date, a Reserve equal to 125% of the excess, if any, of the estimated Puerto Rico Tax Liability (as estimated in good faith by Thermatrix) over $1,800,000 will be maintained in the Exchange Fund to cover litigation and other costs of collection.

             On the Initial Distribution Date, unless the Shareholder Representative has instructed Thermatrix not to proceed with litigation to recover any funds that may constitute Net Proceeds, the Reserve will be increased by $50,000 for future litigation expenses relating to each of the LIM Funds and the Mannesmann Receivable (if such matter is then unresolved).

             On the third anniversary of the Closing Date, Thermatrix and the Shareholder Representative are required to reasonably determine whether LIM is current on payments on the principal amount of the LIM Funds no longer required to be held as collateral by LIM as of such date. If Thermatrix and the Shareholder Representative determine that LIM is current on such payments, Thermatrix will deposit in the Exchange Fund an amount equal to the remaining LIM Funds then held by LIM. If Thermatrix and the Shareholder Representative determine that LIM is not current on such payments, then, notwithstanding anything to the contrary in Section 2.2 of the Merger Agreement, the Exchange Fund will not terminate and Thermatrix will continue to be bound by its post closing covenants regarding recovery and deposit of any Net Proceeds recovered from the LIM Funds.

                                 SPECIAL FACTORS

Plan of Financial Restructuring

        Starting as early as August 1995, the Company had considered a sale of the Company or a sale of selected divisions or operating assets in order to concentrate the Company's focus and to provide working capital. The Company and the Board examined a number of possible transactions, none of which resulted in a proposal on acceptable terms, and by the late summer of 1996, the Board determined that continuing the Company as an independent going concern was the only alternative available to the Company. In August 1997, directors first discussed in detail

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

the financial restructuring plan described in the Company's Prospectus dated February 4, 1998 and the Prospectus Supplement dated March 24, 1998.

        The restructuring plan, which included a rights offering, a one-for-ten reverse stock split, and the conversion to equity of approximately $11.8 million of debt owed by the Company to Wes Acquisition Corp., a Wexford-affiliated entity ("WESAC"), at the rate of one share of post-split common stock for each $1.00 of debt, was intended to strengthen the Company's balance sheet, reduce interest expense and allow the non-Wexford stockholders to acquire Shares at a discount to market and at the same price at which Wexford was acquiring Shares through its debt conversion. The Company expected these improvements, together with a cost reduction program, to enable the Company to take advantage of the anticipated growth in the North American market for air pollution control equipment associated with approaching deadlines for compliance by North American utilities with Phase II of the Federal Clean Air Act amendments of 1990 and to counter efforts by competitors to portray the Company as financially unstable and therefore unable to support its customers in the long term.

        The stockholders of the Company approved the restructuring plan on March 2, 1998, and on May 15, 1998, the Company completed the restructuring plan. Public stockholders exercised 20.8 million rights, raising approximately $2.1 million. The remaining 6.4 million rights were exercised for approximately $634,000 by certain of the Funds which had agreed to serve as stand-by underwriters. In addition to converting approximately $11.8 million of WESAC debt to equity, the rights offering raised a total of $2.7 million, of which approximately $500,000 was used to pay associated expenses and approximately $1.8 million was used to repay amounts owed to Silicon Valley Bank ("SVB") and to terminate the debt portion of a loan and security agreement originally entered into with SVB in October 1995. The Company retained the remaining $400,000 of proceeds of the rights offering as working capital.

        As part of the restructuring plan, Wexford, as agent for certain of the Funds, agreed, pursuant to an Amended and Restated Credit Agreement dated January 30, 1998 (the "1998 Credit Agreement"), to make available to the Company, until the closing of the rights offering a credit line under which the Company borrowed $1.5 million (the "Tranche A Line"). The maturity date of the Tranche A loans was subsequently extended to December 31, 2000. Wexford, as agent, also made available to the Company a new line of credit of up to $2.5 million (the "Tranche B Line"), which also expires on December 31, 2000.

        Wexford's obligation to advance funds to the Company under the 1998 Credit Agreement is conditioned on the Company's ability to meet certain conditions, including, without limitation, that notice of borrowings must be made to Wexford three days prior to the requested advance and must be accompanied by proposed use of proceeds of the borrowings which must be reasonably acceptable to Wexford; that the representations and warranties of the Company set forth in the 1998 Credit Agreement be true and correct in all material respects as of the date of each borrowing; that the Company be in compliance with a series of positive and negative covenants; and that no event of default, including no material adverse change in the business, financial or other condition, or prospects of the Company, has occurred. The failure of the Company to comply with any of these conditions would be an event of default under the 1998 Credit Agreement, and, in addition to relieving Wexford from the obligation to advance additional

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

funds made under the 1998 Credit Agreement, such an event of default would cause all outstanding loans to become immediately due and payable. An event of default under the 1998 Credit Agreement would also trigger an event of default under the guaranteed and collateralized credit facility (the "Chase Facility") at The Chase Manhattan Bank, established by Wexford in February 1997, causing all outstanding loans thereunder to also be immediately due and payable.

        As of the date of this proxy statement, the Chase Facility borrowings of approximately $3.3 million, there is approximately $1.7 million of remaining available credit under the Tranche B Line and the outstanding principal amount of Tranche A loans is approximately $1.5 million. The Company has no available credit under the Chase Facility or the Tranche A Line.

Recent Events

        RISK THAT THE COMPANY WILL BE UNABLE TO CONTINUE AS AN INDEPENDENT GOING CONCERN. Since completion of the restructuring plan, the risk that the Company will be unable to continue as an independent going concern has increased substantially. The failure to generate substantial new orders for pollution control equipment in North America, coupled with the negative economic situation in Southeast Asia, has adversely affected the Company's business operations and resulted in a negative variance from the Company's 1998 business plan. The Company has not received the anticipated level of orders for the production of air pollution control equipment associated with approaching year 2000 deadlines for compliance by North American utilities with Phase II of the Federal Clean Air Act amendments of 1990. Moreover, the Company's level of business has continued to decline along with the continuing decline in international markets, delays in scheduled projects and the failure of the Company to collect certain outstanding receivables. In addition, the moratorium on New Power (combined cycle gas power generation) in the U.K. resulted in a six-month delay in orders being placed with the Company's U.K. divisions and significantly affected the Company's projected earnings. As a result, despite the reduction of debt on the Company's balance sheet achieved by the restructuring plan, the Company has continued to experience significant losses and has been dependent on borrowings under the 1998 Credit Agreement and an overdraft facility in the U.K. with Midland Bank Plc.

        On August 14, 1998, in its Quarterly Report on Form 10-Q for the period ending June 30, 1998, the Company reported that significant changes in the Company's anticipated level of business and other events, such as the continuing decline in international markets and delays in scheduled projects, could substantially increase the Company's cash requirements above those now anticipated, and that as a result, there could be no assurance that (i) Wexford would make loans available under the 1998 Credit Agreement or the Chase Facility, (ii) if the loans were made, that they would not be called for repayment or (iii) the capacity of the 1998 Credit Facility would be sufficient to satisfy the Company's borrowing requirements.

        The Company also reported that the Company was continuing to seek additional sources of financing, as well as exploring unrelated sources of new equity capital and the sale of assets, and seeking potential business partners, but that there could be no assurance that the Company would be successful in doing so or that any such financing or equity capital would be available on acceptable terms.

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        NYSE DELISTING. At a meeting of the Board held on June 23, 1998, directors were informed that the New York Stock Exchange had declined to continue the Company's listing because of its inability to meet the Exchange's continued listing standards. On June 30, 1998, the NYSE announced that the Company's common stock would be delisted no later than the market opening on Wednesday, July 15, 1998. The action by the NYSE was taken because the Company's net tangible assets, average after-tax income over three years and aggregate market value had remained below the Exchange's continued listing criteria. On July 15, 1998, the Company's common stock commenced trading on the OTC Bulletin Board market under the symbol "WALO".

        INTEREST PAYMENT. On June 30, 1998, the Company failed to make a regularly scheduled interest payment on the Tranche A loans of approximately $80,000. Pursuant to an agreement between the Company and Wexford, the interest was added to the outstanding principal amount of the Tranche B loans.

        INVESTIGATION OF SALE OR LIQUIDATION ALTERNATIVES. Following the closing of the rights offering, as the risk of being unable to continue as a going concern increased, the Board placed increasing emphasis on exploring opportunities to sell or liquidate the Company.

        At a June 10, 1998 meeting the Board ratified the retention by the Company of Hera, LLC, a consulting group consisting of certain former employees of the Company familiar with the pollution control industry, to explore the sale of the Company's pollution control businesses.

        On June 17, 1998, Mr. Beal contacted Thermatrix through its Chairman and Chief Executive Officer, John Schofield, who indicated his interest in reopening discussions begun in 1997. The Company had originally contacted Thermatrix in November of 1997 at the suggestion of a venture capital firm with which the Company had been working, but the discussions had not progressed beyond the initial stages. Mr. Beal also contacted two other companies in June of 1998 with a view to determining their interest in a transaction with the Company.

        At a meeting of the Board on July 17, 1998, the directors were informed that there had been a decline in the Company's expected results of operations for 1998. In late July 1998, in a series of conference calls between representatives of Wexford and the Company, Wexford's efforts to find a buyer for the Company and the viability of selling selected divisions or operating assets of the Company were discussed in detail. During one of these conferences, Mr. Beal advised the conferees that based on his estimates of the prices that could be obtained for selected divisions or operating assets, the Company could end up without any excess cash to distribute to stockholders. During this period Wexford also advised the Board that it believed that continuing as an independent going concern was no longer a viable strategy for the Company. Accordingly, Wexford did not intend to provide financing in excess of its existing commitments except to assist the Company in carrying out a sale or liquidation of the Company. Based on the deteriorating prospects for the Company's business, and the growing risk that financing would not be available to continue the Company's business operations, the Board decided to adopt an alternative program of seeking a transaction that would result in the payment in full of the Company's creditors and produce maximum value for stockholders.

                                   THE MERGER

Background of the Merger

        During August, September and October 1998, Wexford and the Company continued the discussions with Thermatrix that Mr. Beal had re-initiated in June, and the Board continued to meet to receive briefings on the progress of the discussions. At a meeting on October 15, 1998, Mr. Plaumann gave an extensive briefing on the status of all on-going negotiations.

        At the same time, Hera, LLC was conducting discussions and negotiations with a company that had expressed interest in acquiring the Company's flue gas conditioning business. It was the Board's belief at this time that while a sale of the entire Company appeared to be the preferred course of action, it was important to keep open the possibility of raising funds through the sale of selected divisions or operating assets. Hera, LLC also contacted several other companies that might have an interest in one or more of the Company's divisions or operating assets.


        During this period, discussions between Thermatrix, Wexford and the Company also continued and as a result, Thermatrix commenced a due diligence review of the Company during August 1998. The Thermatrix transaction was originally structured as a purchase by Thermatrix of Wexford's equity interest, but on October 6, 1998, the parties agreed to structure the transaction as a cash merger. On October 13, 1998, Wexford and Company representatives met with Thermatrix at the Company's offices to resolve pricing issues and reached a tentative outline of an agreement with the result that Thermatrix agreed to undertake the drafting of a term sheet. On October 29, 1998, negotiations had reached a final stage and drafting of a merger agreement by Thermatrix's counsel commenced shortly thereafter. The Initial Payment to shareholders was originally set at approximately $1.6 million, subject to adjustments for expenses incurred by the Company in connection with the Merger, and is currently estimated to be approximately $1.35 million.


        On November 2, 1998, the Board and the Company's General Counsel met to discuss the progress of negotiations and to interview special counsel to assist the Company with respect to the proposed merger with Thermatrix. During this meeting, management reported an increase in the negative variance from the 1998 business plan.

        The Board met again on November 4, 1998. Directors reviewed and discussed the major issues concerning the proposed merger that had not yet been resolved including:

             the status of negotiations with respect to the sale of the Company's flue gas conditioning business;

             the relative merits of pursuing individual sales of selected divisions or operating assets as opposed to a single sale in the form of a merger with Thermatrix; and

             the consequences to the stockholders of the Company of a liquidation of the Company.

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

        The Board concluded at this time that both a sale of selected divisions or operating assets, or a liquidation of the Company would likely result in significant unsatisfied liabilities of the Company, and therefore, no distribution to stockholders. In addition, the Board noted the growing uncertainty regarding the Company's ability to continue to borrow funds under the 1998 Credit Agreement and the sufficiency of such credit to meet the Company's continued cash needs.

        The Board determined that, of the alternatives available to the Company, the Merger would produce the most value for stockholders of the Company. The Board also approved the retention of special counsel to the Company in connection with the Merger.

        Because a number of important business issues remained to be resolved with respect to the Merger, Mr. Beal, Mr. Plaumann and the Company's special counsel met on November 5 and 6, 1998 with Thermatrix management and counsel at the offices of Thermatrix's counsel in Palo Alto, California.

        On Saturday, November 7, 1998, Mr. Beal individually updated each of the directors who had not attended the negotiations on the resolution of the outstanding issues, and on Sunday, November 8, 1998, all of the directors, with the exception of Mr. Plaumann, participated in a conference telephone call with the Company's General Counsel to discuss the terms of the Merger, the Company's future prospects and most particularly, the uncertainty regarding the Company's ability to continue to borrow funds under the 1998 Credit Agreement were the Merger not consummated.

        On Monday, November 9, 1998, the full Board met to review the near final draft of the Merger Agreement which had been distributed to directors over the weekend. The Company's special counsel briefed the Board members on their duties and responsibilities as directors of a Delaware corporation in approving a merger of the Company and reviewed the key terms of the Merger Agreement.

        At the directors' request, Mr. Schofield joined the meeting to explain the benefits of the Merger to Thermatrix and to describe the sources of funding available to Thermatrix to pay the Merger Consideration, to repay outstanding loans under the 1998 Credit Agreement and the Chase Facility, to provide funding to the Company until the Closing of the Merger, and to finance the working capital needs of the Company after the Closing. At the conclusion of the meeting, directors, Mr. Plaumann abstaining, unanimously approved the Merger and the Board recommended its approval by the stockholders.

        Subsequent to this vote, Mr. Schofield was elected a director of the Company by the existing directors and appointed a member of its executive committee as provided in the Merger Agreement.

The Company's Reasons For the Merger; Recommendation of the Board of Directors

        The Board, in the course of reaching its decision to approve the Merger Agreement and the transactions it provides for, consulted with the Company's legal advisors as well as with the Company's management and considered a number of factors, including the following material

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

factors (the order of which does not necessarily reflect the relative significance of the various factors considered):

       (i) The Board's evaluation of the available alternatives to the Merger, including a liquidation of the Company or a sale of selected divisions or operating assets of the Company, and the Board's conclusion that such alternatives would be difficult, expensive, time consuming and uncertain as to outcome and that, when completed, were unlikely to yield any funds for distribution to the stockholders of the Company;

       (ii) The fact that the Company has received no other offers to buy the Company as a going concern, notwithstanding the efforts of the Board, management and Wexford;

       (iii) The Board's conclusion that the Merger is the most favorable strategic alternative in terms of value to be received by the stockholders of the Company, based on its own judgment and the advice of senior management;

       (iv) The fact that the Company has become increasingly uncertain of its ability to obtain funding for 1999 and beyond, primarily under the 1998 Credit Agreement, the Company's principal source of institutional financing because Wexford could be expected to be unwilling to finance the Company unless it had a reasonable basis to believe that existing indebtedness and future loans, would be repaid;

       (v) The Board's assessment of the Company's prospects based on the directors' knowledge of the Company's business, operations, properties, assets, financial condition and operating results;

       (vi) The current and prospective economic environment in the industrial markets in which the Company sells its products and services;

        (vii) The opportunity to align the Company with Thermatrix, which, through its president, has briefed the Board on its financial resources to develop the Company's technical and manufacturing capabilities;

       (viii) The fact that the Merger Consideration is all cash and that the Merger is not subject to any financing contingencies;

        (ix) The terms of the Merger Agreement, including those that provide that, under certain circumstances and subject to certain conditions, the Company can provide information to and conduct negotiations with a third party and could terminate the Merger Agreement in the event of a Preferred Proposal (as such term is defined in the Merger Agreement); and

        (x) The fact that the stockholders of the Company will not have a continuing equity interest in the Surviving Corporation and, thus, will not participate in any future growth of the Surviving Corporation absent an independent investment in the stock of Thermatrix.

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

        The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but is believed to include the material factors considered by the Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated by it, including the Merger, are fair to and in the best interests of the stockholders. In reaching its determination, the Board took the various factors into account collectively and did not perform a factor-by-factor analysis In addition, individual directors may have given different weights to different factors.

FOR THE REASONS DISCUSSED ABOVE, THE BOARD HAS (WITH THE ABSTENTION OF THE WEXFORD-AFFILIATED DIRECTOR) UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER PROPOSAL.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Board with respect to the Merger, stockholders of the Company should be aware that the indebtedness of the Company owed to Wexford (and the Chase Facility that is guaranteed by Wexford), the beneficial owner of approximately 81.5% of the Shares and the principal creditor of the Company, will be repaid in full by Thermatrix, including any additional funds advanced by Wexford to the Company under the Tranche B Line before the Closing date. See "The Merger Agreement--Wexford Debts and Wexford Guarantees."

Financing the Merger

        The total amount required to pay the Merger Consideration to the Company's stockholders, refinance certain debt of the Company, and pay estimated fees, expenses and other transaction costs of Thermatrix, the Company, and Merger Sub in connection with the Merger is approximately $7 million. The Initial Payment of approximately $1.35 million to the Company's stockholders will be paid from available Thermatrix cash. Thermatrix anticipates that the balance that is required will be provided by a combination of borrowings under an existing credit facility and borrowings under new credit facilities that Thermatrix expects to establish. Thermatrix is currently engaged in substantive discussions with several financing sources to obtain the total amount required to complete the transaction.

        As of September 30, 1998, Thermatrix had cash and cash equivalents equaling $4.3 million. Thermatrix currently has a $4.0 million accounts receivable line of credit with a $2.0 million letter of credit sub-limit. As of September 30, 1998, there were no interest-bearing borrowings outstanding under the line of credit, but there is a stand-by letter of credit issued under the sub-facility in the amount of $354,000. Borrowings may be made up to 80% of eligible U.S. accounts receivable. Thermatrix is currently seeking to obtain amendments to allow

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

borrowings to be based on the combined Thermatrix/Wahlco accounts receivable which would allow the maximum amount of the line of credit to be made available.

Accounting Treatment

        The Merger will be accounted for by Thermatrix as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Thermatrix in connection with the Merger will be allocated to the Company's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Thermatrix subsequent to the consummation of the Merger.

Certain Consequences of the Merger

        As a result of the Merger, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Thermatrix. Following consummation of the Merger, the Common Stock will no longer be quoted on the OTC Bulletin Board, will be deregistered under the Exchange Act and will no longer be publicly traded.

Appraisal Rights

        Under the Delaware General Corporation Law (the "DGCL"), any stockholder who does not wish to accept the Merger Consideration for his or her Shares as provided in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the Merger) for his or her Shares, provided that the stockholder complies with the provisions of
Section 262 of the DGCL.

        Holders of record of Shares who do not vote in favor of the Merger Agreement and who otherwise comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX B. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

        Under Section 262 of the DGCL, holders of Shares ("Appraisal Shares") who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of

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such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

        Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262 of the DGCL.

        This proxy statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex B. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex B carefully, because failure timely and properly to comply with the procedures therein specified will result in the loss of appraisal rights under the DGCL.

        A holder of Appraisal Shares wishing to exercise such holder's appraisal rights (a) must not vote in favor of the Merger Agreement and (b) must deliver to the Company prior to the vote on the Merger Agreement at the special meeting, a written demand for appraisal of such holder's Appraisal Shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. This demand must reasonably inform the Company of the identity of the stockholder and of the stockholder's intent thereby to demand appraisal of his or her Shares. A holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares until the consummation of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

        Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal

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Shares is expressly mentioned, the demand will be presumed to cover all
Appraisal Shares in brokerage accounts or other nominee forms and those who wish to exercise Appraisal Rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO WAHLCO ENVIRONMENTAL SYSTEMS, INC., 3600 WEST SEGERSTROM AVENUE, SANTA ANA, CALIFORNIA 92704, ATTENTION: SECRETARY.

        Within ten days after the consummation of the Merger, the Surviving Corporation will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the Merger Agreement of the date the Merger became effective.

        Within 120 days after the consummation of the Merger, but not thereafter, the Company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The Company is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

        Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Appraisal Shares not voted in favor of adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

        If a petition for an appraisal is filed timely, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

        The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Appraisal Shares have been appraised.



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The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Appraisal Shares entitled to appraisal.

        Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

        If any stockholder who properly demands appraisal of his or her Appraisal Shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to the Company a written withdrawal of his or her demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the consummation of the Merger will require the written approval of the Company.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO HIS OR HER APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT).

Regulatory Approvals

        No state or federal regulatory requirements must be complied with or must be obtained in connection with the Merger.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is intended only as a summary of the material United States federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. The discussion does not address all aspects of United States federal income taxation that may be applicable to certain stockholders of the Company



                                       20


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

subject to special United States federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any United States federal tax laws other than those pertaining to United States federal income tax.

        THE FOLLOWING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX TREATMENT OF ANY PARTICULAR STOCKHOLDER OF THE COMPANY MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

Receipt of the Merger Consideration

        The receipt of the Merger Consideration by a stockholder of the Company in exchange for Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. A stockholder of the Company generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the excess of (A) the sum of (1) the amount of cash received in respect of the Initial Payment and (2) the fair market value (determined as of the effective time of the Merger) of the contractual right to receive certain Contingent Payments (the "Contract Right") over (B) such stockholder's adjusted tax basis in the Shares. Such gain or loss will be a capital gain or loss if a stockholder of the Company held its Shares as capital assets and will be long-term capital gain or loss if, as of the effective time of the Merger, such Shares were held for more than one year. Long-term capital gains of individuals derived with respect to capital assets are subject to tax at preferential rates. The deductibility of capital losses is subject to certain limitations. Gain or loss should be computed separately for different blocks of Shares.



                                       21


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

Characterization of the Contract Rights

        There is no authority directly on point that considers the proper tax treatment of instruments or property rights that are substantially the same as the Contract Rights. As a result, the tax treatment of the Contract Rights, and any distributions with respect thereto, is uncertain. The Company intends to take the position that the receipt of a Contract Right by a stockholder of the Company pursuant to the Merger will be equivalent to the receipt of an ownership interest in the Net Proceeds and that distributions received from the Exchange Fund will be treated as payments under a contract for the sale or exchange of Shares that are subject to Section 483 of the Code. Given the wholly contingent nature of any payments that might be received in respect of a Contract Right, it is not anticipated that a Contract Right will be treated as a debt instrument for United States federal income tax purposes.

        Although the Contract Rights will not be publicly traded, a stockholder of the Company should be able to determine the value of and its basis in a Contract Right by reference to the excess, if any, of (x) the fair market value of the Shares immediately prior to the effective time of the Merger over (y) the Initial Payment.

        STOCKHOLDERS OF THE COMPANY SHOULD BE AWARE THAT THERE ARE NO AUTHORITIES THAT CONSIDER THE TAX TREATMENT OF INSTRUMENTS THAT ARE SUBSTANTIALLY THE SAME AS THE CONTRACT RIGHTS. THE IRS COULD ASSERT THAT THE CONTRACT RIGHTS ARE DEBT INSTRUMENTS OR THAT THE TREATMENT OF THE CONTRACT RIGHTS DIFFERS FROM THAT DESCRIBED HEREIN. STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF A CONTRACT RIGHT.

Application of Section 483 to the Contract Rights

        Under Section 483 of the Code, a stockholder of the Company that receives a Contract Right as a result of the Merger will not be required to include any amount in income with respect to the Contingent Payments until such payments, if any, are received by the Exchange Fund (or, under certain circumstances, until the right to such payments become fixed and the total amount of such payments can be determined with reasonable accuracy). If a Contingent Payment is in fact received by the Exchange Fund, a portion of the amount received will be treated under Section 483 as interest income that is ordinary income.

        The portion of any Contingent Payment that is characterized as interest income will equal the excess of the total amount of the Contingent Payment received over the present value of such payment as of the effective time of the Merger. The discount rate used in calculating the present value of such payment as of the effective time of the Merger will be the appropriate "applicable federal rate" ("AFR"). The AFR is a rate reflecting an average of market yields on United States Treasury debt obligations for different ranges of maturities that is published monthly by the IRS. The relevant AFR will be the lower of (a) the lowest AFR in effect during the 3-month period ending with the month that includes the date on which the Agreement was signed or (b) the



                                       22


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

lowest AFR in effect during the 3-month period ending with the month that includes the effective time of the Merger. In either case, the maturity range of the relevant AFR will correspond to the period from the effective time of the Merger to the date a Contingent Payment is received by the Exchange Fund or deemed received.

        Special rules will apply in determining the portion of any Contingent Payment that should be characterized as imputed interest income under Section 483 if the amount of such payment becomes fixed more than 6 months before the date on which such payment is actually due. These rules will apply when, for example, distributions are not made by the Exchange Fund because the total proceeds are, in the determination of the Shareholder's Representative, not sufficient to justify the costs of a distribution. In general, if such rules were applicable to a Contingent Payment, they would accelerate the recognition of income for stockholders of the Company that utilize the accrual method of accounting and could result in income recognition before a corresponding cash distribution.

        The proper tax treatment of the amount of any Contingent Payment in excess of the amount characterized as interest income under the rules described above is uncertain. The Company believes that any such excess should be treated as gain in an amount equal to the difference between the net payment received by a stockholder in the Company and the portion of such stockholder's basis in a Contract Right that is properly allocable to such net payment. The method for allocating basis is unclear. If a stockholder of the Company receives a payment that is less than its basis in the Contract Right, such stockholder may not be allowed a loss until it is determined that no further payments will be made. When the receipt of a payment terminates all of the rights of a holder with respect to a Contract Right, any gain or loss would generally be capital gain or loss under Section 1234A of the Code. It is not clear, however, whether the same treatment will apply to interim payments in respect of the Contract Rights.

        Because the maximum amount of potential Contingent Payments that may be deposited into the Exchange Fund is reasonably ascertainable as of the effective time of the Merger, a stockholder of the Company could allocate a pro rata portion of its basis in a Contract Right to each of the Contingent Payments as such payments are received and distributed by the Exchange Fund by multiplying the total amount of such stockholder's basis in a Contract Right by a fraction having (1) a numerator equal to the amount of the particular Contingent Payment received and (2) a denominator equal to the maximum amount of potential Contingent Payments that may be received by such stockholder. If actual events later demonstrated that the original pro rata allocations of basis made by a stockholder of the Company were incorrect, then such stockholder would be required to make adjustments to properly reflect such actual events. As stated above, the basis allocation method that would apply to a Contract Right is uncertain and stockholders of the Company should consult their own tax advisors as to the proper method of basis recovery to be utilized upon the receipt of a Contingent Payment.

Termination of the Exchange Fund

        If and when the Exchange Fund terminates pursuant to the terms of the Agreement, the amount of any final Contingent Payment distributed to a stockholder of the Company (net of imputed interest under Section 483) generally should be characterized as capital gain or loss to



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

the extent such payment exceeds such stockholder's basis in a Contract Right. Conversely, if identifiable events occur after the effective time of the Merger which clearly establish the worthlessness of a Contract Right, a stockholder of the Company should be entitled to recognize a capital loss, in the year in which such identifiable events occur, in the amount of such stockholder's adjusted tax basis in a Contract Right.

Other Characterizations of the Contract Rights

        Among other potential characterizations, it is possible that the IRS may assert that the Contract Rights are debt instruments for United States federal income tax purposes. If such an assertion were determined to be correct, it is possible that the Contract Rights would be subject to a different set of rules set forth under the Contingent Payment Regulations (the "Noncontingent Bond Method"). In general, if the Noncontingent Bond Method rules applied to the Contract Rights, a stockholder of the Company (including a cash method holder) would be required, among other things, to accrue interest income prior to the receipt of any Contingent Payments and potentially in greater amounts than if the rules under Section 483 applied to such Contract Rights. Stockholders of the Company should consult their tax advisors concerning the tax consequences of possible alternative characterizations of the Contract Rights.

Backup Withholding and Information Reporting

        A stockholder of the Company may be subject to backup withholding at a rate of 31% on the deemed receipt of interest income that would occur if a Contingent Payment is in fact received and distributed by the Exchange Fund in respect of a Contract Right (as discussed above). In general, backup withholding will apply if a stockholder of the Company is not exempt from the backup withholding rules and fails to comply with certain identification requirements (such as providing a properly completed IRS Form W-9 to the Exchange Agent). Backup withholding is not an additional tax and generally may be claimed as a credit against the income tax liability of a stockholder of the Company, provided that the required information is furnished to the IRS. Stockholders of the Company should consult their tax advisors regarding the application of the backup withholding rules to their particular situations.

                              THE MERGER AGREEMENT

        The following is a brief summary of certain material provisions of the Merger Agreement which is attached as Annex A to this proxy statement and incorporated herein by reference. This summary and all other discussions of the terms and conditions of the Merger and the Merger Agreement included elsewhere in this proxy statement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement. Capitalized terms used and not otherwise defined herein have the meaning ascribed to such terms in the Merger Agreement.

The Merger

        The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into the Company, with the



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

Company continuing as the Surviving Corporation of the Merger. The Merger will become effective on the date and at the time of the acceptance of the Certificate of Merger by the Delaware Secretary of State or at such time thereafter as is provided in the Certificate of Merger.

Merger Consideration


        For each Share outstanding immediately prior to the effective time of the Merger, stockholders of the Company will be entitled to receive the following merger consideration: (1) an initial payment of approximately $1.35 million divided by the number of outstanding Shares, or approximately $0.08 per Share (the Initial Payment), and (2) Contingent Payments of up to approximately $2 million divided by the number of outstanding Shares, or up to approximately an additional $0.12 per Share. The Initial Payment is subject to certain adjustments and the amount of the Contingent Payments is dependent upon the resolution of certain transactions. See "The Merger Consideration."


Voting and Option Agreement

        The Funds and Mr. Beal have entered into a Voting and Option Agreement with Thermatrix pursuant to which they have agreed to vote their Shares in favor of the Merger Agreement and have granted Thermatrix an irrevocable proxy to vote in favor of the Merger Agreement. Mr. Beal owns 266,860 Shares, and together, he and the Funds hold approximately 83% of the Shares. Accordingly, the adoption of the Merger Agreement by the Company's stockholders is expected to occur irrespective of whether or the manner in which the Company's other stockholders vote their Shares.

        The irrevocable option is exercisable in whole but not in part at a purchase price equal to the Merger Consideration if the Merger Agreement is terminated in accordance with its terms for reasons other than the failure of Thermatrix or the Company to fulfill any obligation under the Merger Agreement.

        The Company has agreed to use all commercially reasonable efforts to obtain the signature of Henry Huta to the Voting and Option Agreement.

Wexford Debts and Wexford Guarantees

        At the effective time of the Merger, Thermatrix will pay the Wexford Debts in full. The Wexford Debts means (i) the $4,704,139.73 set forth on
Schedule I of the Merger Agreement (the outstanding amounts on the Tranche A loans, the Tranche B loans and the Chase Facility), (ii) any amounts approved by the Executive Committee and advanced by Wexford to the Company from the date of the Merger Agreement to the Closing Date, and (iii) in each case, accrued and unpaid interest on such amounts from the date of the Merger Agreement to the Closing Date in accordance with the terms of the Amended and Restated Credit Agreement dated as of January 30, 1998.

        On or prior to the Closing Date, Thermatrix will also replace, or will have arranged for a third party to replace, Wexford as guarantor on the Wexford Guarantees, which is defined as all



                                       25


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

guarantees by Wexford of any outstanding obligations of the Company and its Subsidiaries as of the effective time of the Merger. As set forth on Schedule II of the Merger Agreement, the Wexford Guarantees total $531,300.

Conversion of Securities

        As of the effective time of the Merger, each issued and outstanding Share (other than Shares held by Thermatrix, Merger SUB or any other wholly-owned Subsidiary of Thermatrix) will be converted into the right to receive the Merger Consideration. Shares held by any Dissenting Shareholder will not be converted pursuant to the Merger unless and until such holder fails to perfect or effectively withdraws or loses such holder's rights to demand an appraisal under the Section 262 of the DGCL, whereupon such Shares will be treated as if they had been converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. See "The Merger--Appraisal Rights."

        As of the effective time of the Merger, the Merger Agreement also terminates all outstanding options and rights to purchase Shares issued under the Company's 1996 Employee Stock Option Plan. In addition, the Surviving Entity will not assume any outstanding warrants to purchase Shares, and will obtain agreements to terminate all warrants held by Wexford and Wexford affiliates.

Exchange of Certificates

        As soon as reasonably practicable after the effective time of the Merger, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the effective time of the Merger represented outstanding Shares whose Shares were converted into the right to receive the Merger Consideration (i) a letter of transmittal, (ii) instructions for its use in effecting the surrender of the certificates in exchange for the Merger Consideration; and (iii) the notice of approval of the Merger and accompanying statutory materials, information and instruction as required by
Section 262 of the DGCL. Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Thermatrix, together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive, in exchange for the certificate, the Merger Consideration, and the certificate so surrendered will immediately be canceled. Until so surrendered, each certificate will be deemed at any time after the effective time of the Merger to represent only the right to receive upon such surrender the Merger Consideration.

        Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company within one month after the third anniversary of the Closing Date will be delivered to Thermatrix and any stockholders of the Company who have not previously complied with the exchange procedures may thereafter look only to Thermatrix for payment of their claim for any Merger Consideration and any dividends or distributions with respect to the Shares.



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

Representations and Warranties

        The Merger Agreement contains various representations and warranties of the Company, subject to certain exceptions, regarding the Company and its Subsidiaries as to, among other things: (i) due organization, existence, good standing, corporate power and authority, and qualifications or licensing to do business; (ii) capitalization, including the number of Shares and preferred stock outstanding, the number of Shares issuable upon the exercise of Options, the number of Shares issuable at the exercise price upon the exercise of warrants, and the number of Shares held by any Subsidiary of the Company; (iii) the Company's ownership interest in its Subsidiaries free and clear of all Security Interests; (iv) the authorization, execution, and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (v) the absence of consents and approvals necessary for consummation of the Merger, and the absence of any violations, breaches or defaults which would result from compliance by the Company with any provisions of the Merger Agreement; (vi) compliance with the Securities Act and the Exchange Act in connection with the Company SEC Reports;
(vii) the financial statements included in the Company SEC Reports; (viii) the absence of certain changes which would constitute a Material Adverse Effect;
(ix) certain tax matters; (x) the absence of certain restriction on their respective business activities; (xi) certain matters related to property; (xii) certain intellectual property matters; (xiii) the veracity and completeness of the Disclosure Schedule of agreements, contracts, and commitments; (xiv) certain employee and labor matters; (xv) certain employee benefit plan and ERISA matters; (xvi) pending litigation or violation of any law which could reasonably be expected to result in a Material Adverse Effect; (xvii) the holding of all licenses, certificates, permits, franchises and rights from all appropriate governmental authorities necessary for the conduct of their respective businesses; (xviii) the provision of a list of insurance policies in effect;
(xix) the existence of related parties; (xx) the provision of client lists;
(xxi) certain environmental liability issues; and (xxii) the absence of certain claims of brokers.

        The Merger Agreement also contains various representations and warranties of Thermatrix and Merger Sub, subject to certain exceptions, with respect to Thermatrix and Merger Sub as to, among other things: (i) their due organization, existence, good standing, and corporate power and authority to do business; (ii) the authorization, execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) the absence of any violations of charter documents or applicable law which would result from compliance with any provisions of the Merger Agreement and the absence of consents and approvals necessary for consummation of the Merger; (iv) the securing of financing commitments from financial institutions with respect to the financing necessary to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement; and (v) Thermatrix's representation that it is a sophisticated purchaser with access to sufficient information to reach an informed and knowledgeable decision to enter into this Merger Agreement. The accuracy of the representations and warranties is not a condition to Thermatrix's obligation to consummate the Merger, but the Company has an obligation to provide updates to Thermatrix if it becomes aware of any inaccuracy.



                                       27


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

Covenants

        During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the effective time of the Merger, the Company agrees as to itself and its Subsidiaries (except to the extent that noncompliance with these covenants occurs because of the Company's lack of funding), to carry on its business in the Ordinary Course of Business, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, (iii) maintain its properties, (iv) keep its insurance in force, (v) preserve its relationships with clients, suppliers, distributors, licensors, licensees, and others having business dealings with it, and (vi) pay its accounts payable in the Ordinary Course of Business without material increase in average days outstanding. The Company will promptly notify Thermatrix of any event or occurrence not in the Ordinary Course of Business of the Company or its Subsidiaries, where such event or occurrence would result in a breach of any covenant of the Company or its Subsidiaries, set forth in the Merger Agreement.

        Except as expressly contemplated by the Merger Agreement, the Company will not, without the prior written consent of Thermatrix (such consent not to be unreasonably withheld): (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares, or purchase or otherwise acquire, directly or indirectly, any Shares; (b) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;
(c) sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business and that of its Subsidiaries, taken as a whole, except for transactions entered into in the Ordinary Course of Business; (d) transfer or license to any Person or otherwise extend, amend or modify any material rights to the Company Intellectual Property Rights, other than the grant of non-exclusive licenses in the Ordinary Course of Business substantially consistent with past practices; issue any Shares or capital stock of any Subsidiary, or any securities which may be exchanged or exercised for or converted into Company capital stock or the capital stock of any Subsidiary (including, without limitation, any options or warrants) other than Shares issuable upon exercise of existing options; (e) (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in the Ordinary Course of Business, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in settlement of dispute with terminated employees, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (f) revalue any material amount of its assets, including writing down the



                                       28


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

value of inventory or discounting or writing off notes or accounts receivable other than the Mannesmann Receivable, the LIM Funds, and other than in the Ordinary Course of Business; (g) except with the approval of the Executive Committee, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than Indebtedness incurred under outstanding lines of credit in the Ordinary Course of Business; (h) change any policy or take any action with respect to the payment of accounts payable, and other than in the Ordinary Course of Business;
(i) incur or commit to incur capital expenditures other than in the Ordinary Course of Business; (j) make any material change or take any material action with respect to the amortization, capitalization or other accounting policies or procedures, other than actions in the Ordinary Course of Business; (k) other than with respect to the Designated Amounts and the Puerto Rico Tax Liability, waive, release, assign, settle or compromise any material claims or litigation;
(l) except as described on the Disclosure Schedule, make any tax election or settle or compromise any material federal, state, local or foreign tax liability; or (m) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (l) above, or any action that individually or in the aggregate could reasonably be expected to (x) have a Material Adverse Effect, (y) materially impair the ability of the Company to perform its obligations under the Merger Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

No Solicitation

        Under the Merger Agreement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, representative, agent or affiliate, (i) solicit, initiate, or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of the Shares (including without limitation by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated or permitted by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as a "Competing Offer"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Competing Offer; provided, that the Company may contact parties with whom it had been having discussions to terminate such discussions, or (iii) agree to, approve or recommend any Competing Offer. Neither the Board, nor any committee thereof, will (a) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Thermatrix, the approval or recommendation of the Board of the Merger, or (b) approve or recommend, or propose to approve or recommend, any Competing Offer or any other acquisition of the Shares, other than pursuant to the Merger or the Merger Agreement. Notwithstanding the foregoing, nothing contained in the Merger Agreement will prevent the Company or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Competing Offer by such Person (including a new and unsolicited Competing Offer received by the Company after the execution of the Merger Agreement from a Person whose initial contact with the Company may have been solicited by such party prior to the execution of the Merger Agreement) or recommending such an unsolicited bona fide written Competing Offer to its stockholders, if and only to the extent that (1)
(x) the Company Board of Directors determines in good faith that such a Competing



                                       29


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

Offer would, if consummated, result in a transaction more favorable to the Company's stockholders than the transaction contemplated by the Merger Agreement and that the Person making such Preferred Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and
(y) the Board determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to its stockholders under applicable law (any such more favorable Competing Offer being referred to as a "Preferred Proposal"); and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Board of Directors receives from such Person an executed confidentiality agreement with confidentiality provisions not materially less favorable to such Person than those contained in the Confidentiality Agreement dated as of June 30, 1998 between Thermatrix and the Company (the "Confidentiality Agreement") or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer.

        The Company agrees to notify Thermatrix orally and in writing no later than 24 hours after receipt by the Company (or its advisors) of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any Person that informs such party that it is considering making, or has made, a Competing Offer. Such notice to Thermatrix will indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company will take no action with respect to the Competing Offer until 48 hours after notice is received by Thermatrix.

Additional Agreements

        ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable law and other legal obligations, the Company will in good faith afford to the officers, employees, accountants, counsel and other representatives of Thermatrix, access, during normal business hours during the period prior to the effective time of the Merger, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company will furnish promptly to Thermatrix (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Thermatrix may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to such access to information will affect or be deemed to modify any representation or warranty contained in the Merger Agreement or the conditions to the obligations of the parties to consummate the Merger.

        LEGAL CONDITIONS TO MERGER. Each of Thermatrix and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and will use their best efforts to furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger. Each of Thermatrix and the Company will: (i) take all reasonable



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

actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by Thermatrix or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement; (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by the Merger Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable; and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by the Merger Agreement.

        UPDATE DISCLOSURE. From and after the date of the Merger Agreement until the effective time of the Merger, each party to the Merger Agreement will promptly notify the other party in writing, by written update to its respective Disclosure Schedule or otherwise, as appropriate, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by the Merger Agreement not to be satisfied, or (ii) the failure of Thermatrix or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. Upon such written notification, the party responsible for such occurrence, non-occurrence, non-compliance or non-satisfaction will have the opportunity, for a period of 20 calendar days from the date of such written notice, to cure such Event. If any Event is so cured, such Event will not be a breach, notwithstanding anything to the contrary set forth in the Merger Agreement.

        SECURITY INTEREST. The Company, Pentney, WEP, Wexford, in its capacity as principal stockholder of the Company and in its capacity as the Shareholder Representative, and Thermatrix, will execute on or before the Closing Date, a Security Agreement creating a valid and enforceable security interest, or comparable interest under the laws of the relevant jurisdiction, in each of the Mannesmann Receivable and all of WEP's right, title and interest in the LIM Funds in favor of the stockholders. See "The Merger Consideration--The Contingent Payments--Security Interest."

        COLLECTION AND PAYMENT OF THE NET PROCEEDS. Thermatrix will cause the Surviving Corporation to use commercially reasonable efforts to maximize the recovery of the Net Proceeds as quickly as possible and will deposit such amounts in the Exchange Fund promptly upon receipt. See "The Merger Consideration--The Contingent Payments."

        FEES AND EXPENSES. On or before the Closing Date, the Company will submit to Thermatrix, or cause its service providers to submit to Thermatrix, a detailed listing of reasonable expenses actually incurred by the Company in connection with this transaction including, without limitation, reasonable fees and expenses of counsel, reasonable fees and expenses of accountants, the cost of directors and officers liability insurance, funding of a reserve account for payment of the expected fees and expenses of the Exchange Agent, and mailing and




                                       31


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

photocopying costs incurred in connection with the proxy statement. At the Closing, Thermatrix will pay all such expenses of the Company; provided however, that if such expenses exceed $100,000, exclusive of the fee owing to Hera, LLC, which shall not exceed $50,000, the Initial Payment shall be reduced by the amount of such excess. See "The Merger Consideration--The Initial Payment."

Conditions to Merger

        The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction of the following conditions:
(a) the Merger Agreement will have been approved by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon, present at a meeting at which a quorum is present in person or by proxy; (b) other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a Material Adverse Effect will have been filed, occurred or been obtained; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation by Thermatrix of the business of Thermatrix or the Surviving Corporation after the Merger will have been issued, except for any such order, injunction restraint or prohibition which would not be reasonably likely to have a material adverse effect on Thermatrix; nor will there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

        The obligations of Thermatrix to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Thermatrix: (a) the Company will have performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; provided, however, that the Company's performance of the obligations set forth in Sections 6.5, 6.6, 6.7, 6.10, 6.11, and 6.15 of the Merger Agreement, will not be a condition to the obligation of Thermatrix to effect the Merger; provided, however, that if any party having knowledge of an Event shall have failed to provide written notice of such Event to the party responsible therefor, then such Event shall not prevent such party from being deemed to have performed its obligations in all material respects, and Thermatrix will have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect and (b) Thermatrix and SUB will have received an opinion of counsel for the Company covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to Thermatrix.

        The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company: (a) Thermatrix will have performed in all material respects all material obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date; and the Company will have received a certificate signed on behalf of Thermatrix by the chief executive officer and the chief financial officer of Thermatrix to such effect;
(b) at the effective



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

time of the Merger, the Wexford Debts will be paid in full; (c) on or prior to the Closing Date, Thermatrix will have replaced, or will have arranged for a third party to replace, Wexford as guarantor on the Wexford Guarantees; (d) the Company, Pentney, WEP and Thermatrix will have executed and delivered the Security Agreement; and (e) the Company will have received an opinion of counsel for Thermatrix and SUB covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to the Company.

Termination

        The Merger Agreement may be terminated at any time prior to the effective time of the Merger whether before or after approval of the matters presented in connection with the Merger by the stockholders of Thermatrix or the stockholders of the Company, as follows: (a) by mutual written consent of Thermatrix and the Company; or (b) by either Thermatrix or the Company if the Merger will not have been consummated within the later of ninety (90) days of the date of the Merger Agreement and the expiration of and any additional period pursuant to Section 6.7 of the Merger Agreement, provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; and provided further that if such delay is caused by the SEC, then the Merger Agreement will terminate not later than one hundred twenty (120) days after the date of the Merger Agreement; (c) or by either Thermatrix or the Company if a court of competent jurisdiction or other Governmental Entity will have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired; or (d) by Thermatrix if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of stockholders of the Company in favor of the Merger Agreement shall not have been obtained (provided, that the right to terminate the Merger Agreement will not be available to any party which has not complied with its obligations hereunder in all material respects); or
(e) by Thermatrix if (i) the Board shall have withdrawn its recommendation of the Merger Agreement or the Merger, (ii) an Alternative Transaction involving the Company will have taken place or the Board will have recommended such an Alternative Transaction to the stockholders of the Company or will have resolved to engage in such an Alternative Transaction, or (iii) a tender offer or exchange offer for forty percent (40%) or more of the outstanding Shares will have been commenced or a registration statement with respect thereto will have been filed (other than by Thermatrix or an affiliate thereof), and the Board will have recommended that the stockholders of the Company tender their Shares in such tender or exchange offer; or (f) by Thermatrix if a breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement will have occurred which would cause the conditions set forth in
Section 7.2(a) of the Merger Agreement not to be satisfied, and, that with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Thermatrix of written notice of such breach from the Company; or (g) by the Company, if a breach of any covenant or agreement on the part of Thermatrix set forth in this Agreement will have occurred which would cause the conditions set forth in
Section 7.3(a) not to be satisfied, and, with respect to any breach of a covenant or agreement hereunder, such covenant or

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

agreement is incapable of being cured or, if capable of being cured, will not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach from Thermatrix.

        In the event of termination of the Merger Agreement, there will be no Liability or obligation on the part of Thermatrix, the Company, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 of the Merger Agreement and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in the Merger Agreement; and provided, that the provisions of Section 8.3 of the Merger Agreement and the Confidentiality Agreement will remain in full force and effect and survive any termination of the Merger Agreement.

Fees and Expenses

        If the Merger Agreement is terminated by Thermatrix pursuant to Section 8.1(d), 8.1(e), or Section 8.1(f) of the Merger Agreement, the Company shall pay to Thermatrix all fees and expenses incurred by Thermatrix relating to this Agreement and the transactions contemplated hereby within five business days after receipt of such request which shall not exceed $300,000. If this Agreement is terminated by the Company pursuant to Section 8.1(g) of the Merger Agreement, Thermatrix will pay to the Company all fees and expenses incurred by the Company relating to the Merger Agreement and the transactions contemplated thereby within five business days after receipt of such request not to exceed $100,000.

Amendment and Extension

        The Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders, as applicable, without such further approval. The Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        At any time prior to the effective time of the Merger, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  THE COMPANIES

The Business of the Company

        The Company is a Delaware corporation with its principal executive offices located at 3600 West Segerstrom Avenue, Santa Ana, California 92704 (telephone number (714) 979-7300).

        The Company designs, manufactures, and sells combined cycle gas turbine products, metallic bellows, air pollution control equipment, and related products and services to electric utilities, independent power producers, cogeneration plants, and industrial manufacturers worldwide. The Company also provides mechanical plant installation services and rents associated equipment to users in the U.K. The Company operates through several subsidiaries which focus on specific geographical regions or products. These entities, located primarily in the United States and the U.K., are coordinated through common corporate management.

The Business of Merger Sub

        Merger Sub is a Delaware corporation recently organized by Thermatrix solely for the purpose of effecting the Merger. Merger Sub is wholly-owned by Thermatrix. Merger Sub has no material assets, and will have no material assets. Merger Sub has not engaged in any activities except in connection with the Merger and will cease to exist upon the consummation of the Merger. Merger Sub's address is c/o Thermatrix Inc., 2025 Gateway Place, Suite 132, San Jose, CA 95110-1005.

The Business of Thermatrix

        Thermatrix is a global industrial technology company engaged in the development, manufacture and sale of industrial process equipment for the destruction of volatile organic compounds and hazardous air pollutants (collectively, "VOCs"). The core component of the Thermatrix's technology is its proprietary flameless thermal oxidizer ("FTO"), which is capable of treating virtually all VOCs while achieving destruction removal efficiency ("DRE") of 99.99% or higher with de minimis formation of hazardous by-products such as oxides of nitrogen ("NOx"), carbon monoxide ("CO") and products of incomplete combustion ("PICs"). Thermatrix sells its flameless thermal oxidizer as a stand-alone unit or as an integrated system. In addition, Thermatrix's product line also includes PADRE(R), a proprietary technology used to capture and recover very low concentration VOCs from low to-medium vapor streams.

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
         (Dollar and Share Amounts in Thousands, except per share data)

                              NINE MONTHS ENDED
                                SEPTEMBER 30,
SUMMARY OF OPERATIONS          1998       1997       1997       1996        1995       1994        1993
                             ------------------------------------------------------------------------------
Revenues                       $28,891    $37,548   $49,729     $43,051     $60,100    $69,897     $82,121
Operating Loss                 (2,377)    (1,147)   (3,683)    (12,945)    (12,536)   (73,523)    (16,353)
Net loss                       (3,351)    (2,445)   (5,419)    (10,809)    (11,352)   (66,149)    (10,896)
Basic loss per common           (0.37)     (1.38)    (3.07)      (6.12)      (6.43)    (37.48)      (6.17)
share (1)
Average shares outstanding       9,124      1,765     1,765       1,765       1,765      1,765       1,765
(1)
Backlog at period end           10,950     17,690    12,435      23,899      20,613     32,250      33,500
Number of employees at             386        398       425         354         423        508         814
period end

FINANCIAL POSITION AT YEAR END

Working capital (deficit)       $1,565     $4,120    $1,474      $5,163     $12,713   ($6,860)      $5,695
Property, plant and equip,       4,190      4,601     4,601       5,190       5,921     10,232      15,468
net
Goodwill, net                       --         --        --          --          --      2,606      53,491
Total assets                    22,696     27,095    25,191      29,820      46,519     58,930     129,780
Long-term debt (1)               1,825     13,003    13,304      12,145       7,948      1,037       1,265
Other liabilities                2,270      2,088     2,118       2,435       3,689      4,128       3,300
Stockholders' equity             2,523    (5,160)   (8,348)     (2,820)       7,367      6,678      72,653
(deficit) (1)

FINANCIAL PERFORMANCE

Current Ratio                      1.1        1.2       1.1         1.3         1.5        0.9         1.1
Gross Profit Margin              23.7%      21.0%     18.5%        9.2%       14.3%       7.5%       21.3%


(1) On May 15, 1998, the Company completed its restructuring plan, including a rights offering, a one-for-ten reverse stock split, and the conversion to equity of approximately $11.8 million of Company debt at the rate of one share of post-split common stock for each $1.00 of debt. The Company used $1.8 million of the net proceeds of the rights offering to terminate the debt portion of the SVB facility and retained approximately $400,000 of proceeds as working capital. The share and per share data for all prior periods have been adjusted to reflect the one-for-ten reverse stock split which was effected as part of the restructuring plan.

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


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

        The following information should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998 (the "Form 10-Q"), and with the audited Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's annual report on Form 10-K for the year ended December 31, 1997 included as a part of this proxy statement.

The Company

        The Company operates through several subsidiaries which focus on specific products and/or geographical regions. These entities are coordinated through a common corporate management. Wahlco Engineered Products, Inc. (AWEP, Inc.@) designs, manufactures and markets diverters, dampers and expansion joints. WEP designs, manufactures and sells dampers, diverters, and expansion joints. Pentney Engineering Ltd., installs pipework, provides general fabrication, mechanical plant installation and manufactures hydraulic equipment. Teddington Bellows Ltd. designs and manufactures metallic expansion joints. Wahlco, Inc. designs, manufactures and services equipment to control air pollution, and manufactures and markets heaters and thermocouples. Treste Plant Hire Ltd. rents equipment to the mechanical construction industry.

        On August 5, 1998, the Company and LTG Lufttechnische GmbH ("LTG") mutually agreed to terminate the license agreement for the sale and manufacturing of products for the reduction and control of volatile organic compounds. The agreement with LTG was originally signed in November, 1995.

        The Company is 81.5% owned by the Funds.

Results of Operations

Three months ended September 30, 1998 vs. Three months ended September 30, 1997

        REVENUES. Revenues of $9.4 million for the third quarter were $1.4 million, or 14%, below revenues of $10.8 million in the third quarter of 1997. Revenues at WEP, primarily dampers and diverters, totaled $0.8 million in the third quarter of 1998, down $1.1 million from revenues reported in the third quarter of 1997. This reflects the impact on this product line of the economic slowdown in South Asia. Revenues at Pentney and Teddington in the third quarter were down $0.2 million and $0.1 million, respectively, from revenues reported in the third quarter of 1997, due to lower order activity in the U. K. WEP Inc. reported revenues of $3.0 million in the third quarter of 1998, essentially unchanged from revenues in the comparable quarter.

        Revenues from the sale, rental and service of FGC systems and related equipment totaled $2.2 million in the third quarter of 1998, down $0.2 million compared to the third quarter of

1997. Demand for clean air products continues to be weak, which the Company believes is a result of on-going deregulation in the domestic electric utility industry.

        COST OF REVENUES. Cost of revenues totaled $7.2 million for the quarter just ended compared to $8.7 million for the third quarter of 1997, 77% and 81% of revenues, respectively. Cost of revenues decreased in the third quarter of 1998, compared to the third quarter of 1997, in line with the reduction in revenues. Cost of revenues decreased as a percent of revenues in the third quarter of 1998 compared to 1997 due to improved profit margins on several FGC system contracts.

        SELLING, GENERAL AND ADMINISTRATIVE (SG&A). Third quarter SG&A expense of $3.1 million was essentially unchanged from SG&A expense in the third quarter of 1997. SG&A expenses in the third quarter of 1998 included $300 thousand of additional reserve for tollgate taxes and $220 thousand of costs related to a service and installation operation in the U.K., which is now discontinued. Absent these expenses, SG&A expenses in the third quarter would have been $2.6 million. The decrease in SG&A expense in 1998 over 1997 reflects the impact of cost reduction programs implemented over the past year.

        INTEREST EXPENSE. Third quarter interest expense totaled $183 thousand, down from interest expense of $471 thousand reported in the third quarter of 1997. The decline in interest expense is primarily due to the elimination of interest costs on the approximately $11.8 million of debt, owed by the Company to WESAC, which was converted to equity as part of the Restructuring Plan. (See
Note 4 to the Form 10-Q).

        INCOME TAXES. Due to the existence of net operating losses, the Company has not recorded an income tax provision in the accompanying financial statements. In addition, the Company has established a 100 percent valuation allowance against deferred tax assets (consisting principally of net operating loss carry-forwards). These operating losses expire on various dates through 2013.

        NET LOSS. The 1998 third quarter net loss of $1.1 million compares to a net loss of $1.5 million for the third quarter of 1997. The reduced loss was the result of the above mentioned factors.

Nine months ended September 30, 1998 vs. Nine months ended September 30, 1997

        REVENUES. Revenues for the nine months ended September 30, 1998 of $28.9 million were $8.6 million, or 23%, below revenues of $37.5 million reported for the same nine month period of 1997. Revenues from the sale of dampers and expansion joints at WEP, Inc. in Maine totaled $8.1 million for the nine months just ended, down $4.1 million from revenues of $12.2 million reported in the comparable nine months of last year. Revenues at WEP, Inc. in 1997 benefited from a $10.5 million backlog at December 31, 1996. Backlog at December 31, 1997 declined to $4.5 million, reflecting a low order replacement rate at WEP, Inc. in 1998. Revenues at WEP declined $2.2 million in the nine months ended September 30, 1998 compared to the first nine months of last year. Activity at WEP, Inc. and WEP declined as a result of the weakness in Southeast Asian markets. Revenues from the sale and servicing of FGC and related systems totaled $7.3 million during the first nine months of 1998, down $1.7 million from revenues of $9.0 million from the sales of these systems in the first half of 1997. Demand continues to be weak for the Company=s air pollution control products. Revenues at Pentney and Teddington were down due to lower activity in the U. K market.

        COST OF REVENUES. Cost of revenues for the nine months ended September 30, 1998 totaled $22.0 million, representing 76% of revenues, compared to cost of revenues of $29.7 million, representing 79% of revenues for the same period last year. Cost of revenues represented a lower percentage of revenues in 1998 due to sales of products with higher margins, particularly FGC Systems, in 1998 than those sold in 1997.

        SELLING, GENERAL AND ADMINISTRATIVE (SG&A). SG&A expense totaled $9.2 million for the nine months ended September 30, 1998, up $0.2 million from SG&A expense of $9.0 million for the nine months ended September 30, 1997. SG&A expenses for the first nine months of this year included approximately $0.6 million of expenses related to the operations and wind-down of an installation and service operation in the United Kingdom and $0.3 million for additional tollgate tax reserves. Absent these expenses, SG&A expense in the first nine months of this year would have totaled $8.3 million, favorable to SG&A expense of $9.0 million for the first nine months of last year by approximately $0.7 million. SG&A expenses, and related staffing levels, continue to be reviewed and reduced.

        INTEREST EXPENSE. Interest expense totaled $1.1 million for the nine months ended September 1998, down from interest expense of $1.4 million reported in the comparable nine months of 1997. The decline in interest expense is primarily due to the elimination of interest costs on the approximately $11.8 million of debt which was converted to equity as part of the Restructuring Plan. (See Note 4 to the Form 10-Q).

        INCOME TAXES. Due to the existence of net operating losses, the Company has not recorded an income tax provision in the accompanying financial statements. In addition, the Company has established a 100 percent valuation allowance against deferred tax assets (consisting principally of net operating loss carry-forwards). These operating losses expire on various dates through 2013.

        NET LOSS. The net loss for the nine month period in 1998 totaled $3.4 million, $0.9 million worse than the net loss of $2.5 million reported in the same period of 1997. The loss this year was caused by the factors mentioned above.

Backlog

        Backlog, defined as work for which the Company has entered into a signed agreement or has received a requisition or purchase order, totaled $10.9 million at September 30, 1998, compared to $17.7 million at September 30, 1997 and $12.4 million at December 31, 1997. Approximately $3.4 million of the backlog at September 30, 1998 is scheduled for delivery after December 31, 1998.

        The Company's backlog, revenues and earnings from year to year may be substantially affected by whether the Company has received one or more significant orders and by fluctuations in foreign currencies. The Company's major customers have historically changed from year to year because once the Company's products have been installed, they can operate for many years without the need for replacement.

Year 2000 Conversion

        The Company uses fully integrated operational and accounting software packages which are commercially available in all of its major facilities. Additionally, the Company has developed various proprietary software packages which are integrated into several of its final products to monitor and control the processes at customer locations. All of the commercially available products and the proprietary software could potentially be affected by the date change in the year 2000.

        The Company continues to assess the impact of the year 2000 issue on its operations, and has received assurances from the vendors of the licensed operational and accounting software that all date-sensitive issues related to the year 2000 conversion have been resolved. The Company has identified the programming changes which are required to configure its proprietary software and has implemented a corporate-wide corrective program.

        Based upon representations from the vendors of the Company=s licensed software, the Company believes it will be able to achieve year 2000 compliance with regard to its operational programs. Regarding the proprietary software installations, the required programming and software modifications have been identified and the Company is taking steps to implement a compliance program. A schedule is in place to achieve compliance with the remaining systems by the year 2000 deadline. The Company is also communicating with suppliers, financial institutions and others to coordinate year 2000 conversions.

        Based on present information, the Company believes that it will be able achieve year 2000 compliance through a combination of modifying certain existing programs and systems and the replacement of other programs with new systems that are already compliant.

        The Company expects that expenses and capital expenditures associated with achieving year 2000 compliance will not have a material effect on its financial statements in 1998 and 1999. However, there can be no guarantee that full compliance will be achieved and actual results could differ materially from those planned.

Subsequent Event

        On November 9, 1998, the Company entered into the Merger Agreement with Thermatrix which provides for the Company to become a wholly-owned subsidiary of Thermatrix, subject to shareholder approval. Shareholders holding more than 83% of the shares have agreed to vote their shares for the Merger at a meeting of stockholder to be held for that purpose. See "The Merger Consideration" and "The Merger--The Merger Agreement."

Liquidity and Capital Resources

        The Company had a working capital position of $1.6 million at September 30, 1998, compared to working capital of $1.5 million at December 31, 1997.

        The Company has sustained recurring operating losses, and has been dependent on advances from and facilities provided by Wexford to fund cash requirements. As a result, the report of the Company's independent auditors in the 1997 Annual Report on Form 10-K expressed concerns about the Company's ability to continue as a going concern, absent such financial support. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets, or the amounts and classification of liabilities that may result from the possible termination of funding facilities and the consequent inability of the Company to continue as a going concern.

        In order to fund its operations, the Company would either have to continue to borrow money or eliminate its cash flow deficits. The Merger Agreement permits either or both of Wexford and Thermatrix to make loans to the Company during the period prior to the closing of the merger. However, neither Wexford nor Thermatrix is obligated to advance any such loans. The Merger Agreement also provides that any loans provided by Wexford that are approved by the Executive Committee will be refinanced by Thermatrix at the closing of the merger. The Merger Agreement also provides that any loans provided by Wexford during this period in excess of $200 thousand per month, or in excess of $500 thousand in the aggregate, would cause an equivalent reduction in the purchase price payable to the shareholders by Thermatrix under the Merger Agreement. If loan capital is not available, the Company would have to eliminate operating cash flow deficits in order to meet its obligations as they become due. The Company continues to make efforts to reduce its cash flow deficits by improving the collection of accounts receivable and exploring cost-cutting measures, but there is no assurance such measures will be successful. However, if the Company remains independent, management believes that it will need to obtain a consistent source of financing.

                          MARKET PRICES OF COMMON STOCK

        The Shares traded on the NYSE under the symbol "WAL" until July 14, 1998. Since July 15, 1998, the Shares have been traded on the OTC Bulletin Board under the symbol "WALO." Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The following table reflects the range of the reported high and low closing prices of Shares on the NYSE Composite Tape, or the OTC Bulletin Board, as the case may be, for the calendar quarters indicated. The stock prices have been adjusted retroactively to give effect to the Company's May 19, 1998 one-for-ten reverse stock split.

                                                HIGH              LOW
                                                ----              ---
Year ended December 31, 1996
    First Quarter                              $18.75             $12.50
    Second Quarter                              13.75               6.25
    Third Quarter                                6.25               3.75
    Fourth Quarter                               5.00               2.8125

Year ended December 31, 1997

    First Quarter                                4.6875             1.25
    Second Quarter                               4.46875            1.40625
    Third Quarter                               18.125              3.4375
    Fourth Quarter                               8.75               3.75

Year ended December 31, 1998

    First Quarter                                5.625              2.1875
    Second Quarter                               2.50               0.15625
    Third Quarter (through September 30, 1998)   1.875              0.15625



On November 6, 1998, the last full trading day prior to the execution, delivery and public announcement of the Merger Agreement, the closing price of the Shares was $0.40265 per share, as reported on the OTC Bulletin Board. As of such date, the high and low sale prices of the Shares were $0.40625 and $0.203125, respectively. On December 2, 1998, the most recent practicable date prior to the mailing of this proxy statement, the closing price of Shares was $0.09 per share, as reported on the OTC Bulletin Board. Stockholders are encouraged to obtain current market quotations for Shares.


        The Company has never paid dividends or made any distribution on or with respect to the Shares, other than issuance of rights in the rights offering.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The following table contains certain information as of November 1, 1998 regarding the beneficial ownership of the Shares by (i) the Company's Chief Executive Officer, (ii) the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in 1997 and who were serving as such at the end of the 1997, (iii) all of the directors and executive officers of the Company as a group, and (iv) each person or entity who, to the knowledge of the Company, is the beneficial owner of more than five percent of the outstanding Shares.

        The numbers and percentages assume for each person or group listed, the exercise of all stock options and warrants held by such person or group that are exercisable within 60 days of November 1, 1998, in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, but not the exercise of such stock options owned by any other person. All outstanding options will be canceled as of the effective time of the Merger. Unless otherwise noted, beneficial ownership includes both sole voting and dispositive powers with respect to the Shares shown. On November 1, 1998 there were 16,323,074 Shares outstanding.


       NAME (1)                            NUMBER OF SHARES          PERCENT OF
                                        BENEFICIALLY OWNED (2)         CLASS
Wexford Management LLC                      14,485,720 (3)             82.8%
C. Stephen Beal                                566,860 (4)              3.4%
Maarten D. Hemsley                              74,341 (5)               *
Paul H. Hunn                                    15,000 (6)               *
Mark L. Plaumann                                25,000 (6)               *
Barry J. Southam                                82,762 (6)               *
A. Noel DeWinter                                42,500 (6)               *
                                     -----------------
All directors and executive
officers as a group (6 persons)                806,463 (7)              4.9%

------------------
*       One percent or less.
(1) The address of Wexford Management LLC is 411 West Putnam Avenue, Greenwich, Connecticut 06830. The address of all of the individuals listed in the table above is the address of the Company's headquarters set forth on the first page of this proxy statement.
(2) Share numbers are based upon information furnished by the stockholders themselves or on filings with the Securities and Exchange Commission.
(3) Represents Shares owned by the Funds (as described in the chart below) of which Wexford is deemed to be the beneficial owner. Wexford acts as investment manager for the Funds and has sole voting and dispositive power over the Shares. Includes 1,174,845 Shares subject to purchase under currently exercisable warrants, which will be canceled at the effective time of the Merger.
(4) Of these Shares, 300,000 are purchasable within 60 days of November 1, 1997 under an outstanding stock option at an exercise price of $0.875 per Share, which will be canceled as of the effective time of the Merger.
(5) Of these Shares, 15,000 are purchasable within 60 days of November 1, 1997 under an outstanding stock option at an exercise price of $0.875 per Share, which will be canceled as of the effective time of the Merger.
(6) These Shares are purchasable within 60 days of November 1, 1997 under an outstanding stock option at an exercise price of $0.875 per Share, which will be canceled as of the effective time of the Merger.
(7) This number includes 480,262 Shares that are purchasable within 60 days of November 1, 1997 under outstanding stock options at an exercise price of $0.875 per Share, which will be canceled as of the effective time of the Merger.

        Pursuant to a Stock Purchase Agreement dated as of May 15, 1995, WESAC, purchased all of the Shares (amounting to 14,260,000 Shares before giving effect to the Reverse Stock Split) held by Pacific Diversified Capital Company ("PDC"), which represented approximately 81% of the then outstanding Shares, together with $4.9 million out of approximately $20 million of debt owed by the Company to PDC for a total purchase price of $5 million. PDC contributed the remainder of the debt to the capital of the Company. The annual interest rate on the note evidencing the $4.9 million debt was set at 13%. The purchase by WESAC was funded through the sale of 94% of its Shares to two of the Funds and the balance to Mr. Hemsley, Mr. Beal and another executive of the Company who has since resigned. As a result of the restructuring plan, which included a conversion of approximately $11.8 million of Company debt into equity, liquidation of WESAC and a distribution of all of its Shares to its stockholders and creditors, the Funds received the Shares. A Schedule 13D filed by WESAC, Wexford and the Funds listed below indicates that the Funds have sole voting and dispositive powers with respect to the Shares.

                                                                                TOTAL SHARES
                                                   SHARES         WARRANT       BENEFICIALLY
 NAME OF STOCKHOLDER                           DIRECTLY OWNED     SHARES*          OWNED

 Wexford Special Situations 1996, L.P.            1,263,698         786,089       2,049,787
 Wexford Special Situations 1996                    234,760         146,033         380,793
    Institutional, L.P.
 Wexford Special Situations 1996, Limited            64,025          39,827         103,852
 Wexford-Euris Special Situations 1996, L.P.        326,170         202,896         529,066
 Wexford Capital Partners II, L.P.                7,995,556              -0-      7,995,556
 Wexford Overseas Partners I, L.P.                3,426,666              -0-      3,426,666
                                                 ----------       ---------      ----------
                                      Totals:    13,310,875       1,174,845      14,485,720


     *These warrants are currently exercisable at a purchase price of $1.36 per share and by their terms expire in 2001, but will be terminated at the effective time of the Merger.

                              STOCKHOLDER PROPOSALS

The Company will hold its next Annual Meeting only if the Merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, stockholder proposals must have been received at the Company's principal executive offices in Santa Ana, California no later than a reasonable time prior to the printing and mailing of its proxy materials.

                             INDEPENDENT ACCOUNTANTS

        The consolidated financial statements set forth in this proxy statement have been audited by Arthur Anderson LLP, independent certified public accountants.

        Representatives of Arthur Andersen LLP will attend the special meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

                                  OTHER MATTERS

        The Company has filed its Annual Report on Form 10-K for the year ended December 31, 1997 with the Securities and Exchange Commission as well as quarterly reports on Form 10-Q for each of the first three fiscal quarters of 1997. These reports contain detailed information concerning the Company and its operations, supplementary financial information and certain schedules.

        A copy of the Form 10-K, and Form 10-Q reports, without exhibits, will be furnished to stockholders free of charge upon written request to:

               Wahlco Environmental Systems, Inc.
               3600 West Segerstrom Avenue
               Santa Ana, California 92704.
               Attention: Investor Relations

A copy of any exhibit will be furnished to any stockholder upon written request to the same address and payment to the Company of a copying charge of twenty-five cents per page. The Form 10-K is also included as a part of this proxy statement.


December 7, 1998                             By Order of the Board of Directors,
                                             Roger M. Barzun, Secretary

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

     [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                   For the transition period from ____ to ____

                         COMMISSION FILE NUMBER 1-10478

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                  33-0391175
(State or other jurisdiction of incorporation        (I.R.S. Identification No.)
              or organization)


     3600 WEST SEGERSTROM AVENUE
     SANTA ANA, CALIFORNIA                                    92704
     (Address of principal executive offices)               (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 979-7300

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

      TITLE OF EACH CLASS                 NAME OF EACH EXCHANGE ON WHICH
                                           REGISTERED
    Common Stock, Par Value $0.01         New York Stock Exchange

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

     TITLE OF EACH CLASS
            None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes  X   No
                                       ---     ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment to this Form 10-K [X]

At February 27, 1998, the aggregate market value of the voting stock held by non-affiliates of the registrant was $1,482,688.

At February 27, 1998, there were 17,649,000 shares of the registrant's common stock outstanding.

Part III incorporates information by reference from a definitive Proxy Statement to be filed with the Securities and Exchange Commission within 120 days after the close of the registrant's fiscal year ended December 31, 1997.

                                     PART I

ITEM 1. BUSINESS.

     Wahlco Environmental Systems, Inc. ("WES") is a Delaware corporation with its principal executive offices located at 3600 West Segerstrom Avenue, Santa Ana, California 92704 (telephone number (714) 979-7300). Unless otherwise indicated, the term "Company" or "WES" refers to WES and its consolidated subsidiaries.

     The Company designs, manufactures, and sells combined cycle gas turbine products, metallic bellows, air pollution control equipment, and related products and services to electric utilities, independent power producers, cogeneration plants, and industrial manufacturers worldwide. The Company also provides mechanical plant installation services and rents associated equipment to users in the U.K. The Company operates through several subsidiaries which focus on specific geographical regions or products. These entities, located primarily in the United States and the U.K., are coordinated through common corporate management.

GENERAL DEVELOPMENT OF BUSINESS

     The Company was formed in 1990 by Pacific Diversified Capital Company ("PDC"), a wholly-owned subsidiary of San Diego Gas & Electric Company ("SDG&E"), for the purpose of acquiring and operating Wahlco, Inc. ("Wahlco"), at that time a wholly-owned subsidiary of PDC. In May 1990, the Company issued 3,389,000 shares of common stock in its initial public offering. Upon the completion of the public offering, PDC's ownership interest in the Company was approximately 81%.

     On June 6, 1995, PDC sold to WES Acquisition Corp. ("WESAC"), an affiliate of Wexford Capital Corporation, its 81% stock interest in the Company.

     On March 30, 1990, the Company acquired all of the capital stock of Wahlco Engineered Products, Inc. ("WEP Inc.") which designs, manufactures and sells gas flow diverters, dampers, and expansion joints used by electric utilities and other industrial companies.

     On August 8, 1991, WES acquired all the outstanding shares of stock of Teddington Bellows Ltd. ("Teddington"), which manufactures specialized high performance metallic expansion joints. Teddington's customers include power generation, petrochemical, automobile, construction, and steel companies.

     On August 17, 1991, the Company acquired substantially all of the Metro-Flex Group (now called Wahlco Engineered Products Ltd.), headquartered in Baar, Switzerland, and Pentney Engineering Ltd. ("Pentney"), and Treste Plant Hire Limited ("Treste") headquartered in Chesterfield, England. Wahlco Engineered Products, Ltd. ("WEP Ltd."), now located at the Pentney facilities in Chesterfield, England, designs and markets gas flow diverters and dampers for electric utility and industrial power plant exhaust systems. Pentney manufactures products for WEP Ltd. and also provides hydraulic equipment, pipework, and general metal fabrication.

DESCRIPTION OF THE BUSINESS

     The Company's business is operated through its subsidiaries:

     Wahlco Engineered Products, Inc. (U. S.) designs, manufactures and sells gas flow diverters, dampers and fabric and metallic expansion joints used by electric utilities and other industrial companies.

     Wahlco Engineered Products, Ltd. (U.K.) ("WEP Ltd.") designs and sells gas flow diverters which control and direct the flow of gases from a gas turbine exhaust to a waste heat recovery boiler in a gas-turbine combined-cycle power-generation plant.

     Wahlco, Inc. (U.S.) designs, manufactures, sells, leases and services equipment used by electric utilities and others to reduce and control air pollution. Wahlco's products and services include flue gas conditioning systems, Nitrogen Oxide ("NOx") reduction systems, and industrial electric heaters and thermocouples. In addition, through its license agreement with LTG, Wahlco manufactures and sells catalytic and thermal oxidizers to control and reduce VOCs.

     Pentney Engineering Ltd. (U.K.) provides mechanical pipework and plant installation, hydraulic equipment manufacture, and general fabrication to WEP Ltd., utilities and industrial companies.

     Teddington Bellows Ltd. (U.K.) designs, manufactures and sells specialized high performance metallic expansion joints for industrial and utility applications.

     Treste Plant Hire, Ltd. (U. K.) rents mechanical equipment to the United Kingdom construction industry.

PRODUCTS AND SERVICES

     The Company's products are sold in the coal-fired utility after-boiler market, the gas-turbine power-generation market and other industrial markets.

DAMPERS, DIVERTERS, EXPANSION JOINTS, PIPING SYSTEMS, HYDRAULIC EQUIPMENT AND OTHER SERVICES (78% OF 1997 REVENUES; 80% OF 1996 REVENUES)

     Gas flow diverters direct the flow of exhaust gases from gas turbines either to the atmosphere via the stack or to a boiler for steam production. The steam produced is principally used for power generation by steam turbines (combined cycle). In some cases, the steam is used as process steam in district heating systems, water desalination, or operations such as liquefying oil to assist in its extraction from the ground (co-generation). Gas flow diverters are supplied to the power generation industry, industrial power plant systems, and similar process industries of gas type isolation equipment. Diverters are sold to customers in Europe, Southeast Asia, the Far East and the United States.

     Dampers control the flow of air and gas by directing, throttling and/or channeling air and gas through a single path. They are used by power generating utilities, petrochemical plants, refineries, chemical plants, cement plants, paper and steel mills, and other industrial companies.

     Expansion joints are produced from various fabrics and metals, in a variety of configurations, and are used with diverters and other ducting systems. These products are provided to a wide range of industries.

     Metallic expansion joints are installed in liquid and gas piping, pressure systems and exhaust systems in the chemical, petrochemical, utility power generation, aviation, nuclear, ship building, heating and other general industries. Expansion joints are used primarily to counteract the negative effect of the expansion and contraction of pipes and ducts caused by extreme temperature changes from a production process such as electric power production and petroleum refining.

     In 1996 and 1997, only a small portion of these businesses was driven by environmental regulation.

     WARRANTIES. Warranties for the Company's products generally average from 12 to 48 months from the date of sale and provide for the repair or replacement, without charge, of any parts found to be defective in material or workmanship under normal and proper use (except wear and tear from abrasion or corrosion). The Company believes that the useful life for this group of products ranges from 3 to 20 years under normal and proper use.

FGC, NOX, VOC SYSTEMS, HEATERS AND THERMOCOUPLES, AND RELATED PRODUCTS AND SERVICES (22% OF 1997 REVENUES; 20% OF 1996 REVENUES)

     FLUE GAS CONDITIONING ("FGC") SYSTEMS. The Company is the leading provider of FGC systems worldwide. The FGC business is principally driven by environmental regulations that require electric utilities to meet certain emissions standards for particulate matter and sulfur oxides.

     To comply with these regulations, many utilities previously burning high sulfur coal have switched to low sulfur coal. While the conversion from high sulfur to low sulfur coal enables utilities to meet existing sulfur oxide emissions standards, the conversion generally results in an increase in particulate emissions. FGC systems increase the collection efficiency of electrostatic precipitators ("ESPs"), which abate particulate (fly ash) emissions. The Company's FGC technologies include sulfur trioxide, ammonia and dual conditioning (both sulfur trioxide and ammonia conditioning). FGC systems may be installed on existing or new ESPs.

     RENTAL UNITS. The Company rents FGC test systems to its customers to demonstrate that the technology will reduce particulate emissions sufficiently to comply with regulations.

     SERVICE AGREEMENTS. The Company has, from time to time, entered into maintenance agreements of varying terms and conditions under which it maintains systems purchased by its customers.

     NITROGEN OXIDE ("NOx") REDUCTION SYSTEMS. The Company's Staged NOx Reduction System ("SNRS") relies on two NOx reduction technologies: selective non-catalytic reduction ("SNCR") and selective catalytic reduction (SCR). The system uses the customer's existing air heater to further reduce NOx emissions.

     HEATERS AND THERMOCOUPLES. Thermocouples are heat-sensing devices used in conjunction with a temperature controller or indicator to convert an electrical signal to a temperature readout. The Company's electrical heaters include tubular heaters, immersion heaters, duct heaters, tubular elements, and silicone rubber heaters.

     VOLATILE ORGANIC COMPOUND ("VOC") CONTROL SYSTEMS. Under a license agreement with LTG Lufttechnische GmbH covering the U.S., Canada and Mexico, the Company manufactures a full line of thermal and catalytic oxidizers to control and destroy VOCs.

     WARRANTIES. Warranties for FGC, NOx and VOC systems generally provide for the repair or replacement, without charge, of any parts found to be defective in material or workmanship under normal and proper use (excepting wear and tear from abrasion or corrosion) within 18 months from the date of shipment or 12 months from the date of initial operation, whichever occurs first. In addition, under certain circumstances, the Company guarantees that proper operation of its FGC, NOx and VOC systems will not exceed certain effluent opacity or emission levels over an initial acceptance period.

     Warranties for heaters and thermocouples generally provide that the Company will repair or replace, without charge, any parts found to be defective in material or workmanship under normal and proper use (excepting wear and tear from abrasion or corrosion) within 12 months from the date of sale. The Company believes the useful life of each of these products exceeds five years under normal and proper use.

PATENTS AND TRADEMARKS

     The Company holds twenty-four U.S. patents and corresponding foreign patents and/or applications. Existing patents expire between 1999 and 2015. Although initially enhanced by its patent rights, the Company believes its ability to compete effectively in the FGC market depends primarily upon its engineering, scientific and technological expertise and its reputation for successful installations. This includes a database of information relating to coal and ash analysis and precipitator size and operating conditions. In addition, the Company has competed successfully in the sale of its sulfur dioxide-based and ammonia conditioning systems, which are not protected by patents, and in the sale of its sulfur-burning FGC systems in foreign countries in which it does not have significant patent protection.

     During 1996, the Company was awarded four new U.S. patents covering different approaches to environmentally beneficial "In-duct gas conditioning" which the Company believes could become an important FGC technology. Foreign patent applications for this technology are in progress.

     In May 1992, the Company acquired from L&C Steinmuller GmbH three U.S. and a number of corresponding foreign patents which broadly cover the core component of Wahlco's entry into the market for the control of NOx emissions.

     The Company holds several U.S. and foreign patents, relating to dampers, diverters and expansion joints, which expire between 1998 and 2015. In addition, a number of applications are pending, for some of which patent grants are imminent. As these patents and applications relate to a diverse range of products, and because the Company's business is more dependent upon the engineering quality of the Company's products, the Company does not view its success as dependent upon any single patent.

     Dampers, diverters, expansion joints and related services are marketed under the trademarks or tradenames "WAHLCO," "METRO-FLEX," and "TEDDINGTON."

RESEARCH AND PRODUCT DEVELOPMENT

     Expenditures for research and product development were approximately $294 thousand in 1997 and $277 thousand in 1996. The Company's research and development activities are substantially augmented by the knowledge gained through custom engineering provided for individual customers. The Company has an ongoing program to improve its products. As examples, its research efforts have resulted in the development of FGC process improvements, development of high efficiency catalysts, improvements to heat exchange surfaces, NOx reduction systems, a heat transfer testing facility, and a sophisticated database containing information relating to coal and ash analysis for sizing and improving the performance of electrostatic precipitators, and precipitator size and operating conditions. In its diverter product range, Wahlco is carrying out research into the effects of high temperature cycling and flow characteristics of GT exhaust systems.

MARKETING

     The Company markets its products, technologies and services to electric utilities and industrial customers worldwide. The principal export markets for the Company's products are Asia, Europe and Canada. (See Note 13 to Consolidated Financial Statements.)

     The Company has a dedicated sales force for each subsidiary, managed under common corporate control. Coordination among these groups has aided the development of relationships and future business prospects for all products.

     Since January 1997, Wahlco, Inc.'s sales organization has been headquartered in Santa Ana, California. A sales manager oversees approximately 40 independent sales representative organizations in North America that sell to utility customers and industrial customers, primarily in the steel, cement, pulp and paper and related process industries. The international sales function operates through a network of 42 representatives in 57 countries in Africa, Asia, the Pacific Rim, the Caribbean, Europe, the Middle East, and Central and South America.

     Wahlco's FGC marketing efforts are targeted primarily at coal-fired power plants operated by electric utilities. Repeat business for FGC systems is limited because individual customers typically have a small number of electrostatic precipitators and because FGC systems operate for many years without the need for replacement.

     Wahlco has developed a proprietary staged NOx reduction system ("SNRS") that provides gas and coal-fired utilities with a modular, economic solution to NOx removal. To increase market penetration, the Company is working with Nalco FuelTech, a significant participant in NOx reduction, to jointly market the staged reduction technique using the Company's patented heater basket technology.

     Wahlco's marketing activities for the VOC control product line are similar to those for the FGC product line. During 1997, the primary VOC control markets in the U.S. were wood products, semiconductor manufacturing, printing/coating, surface finishing, metal decorating and chemical processing.

     Marketing and sales for Wahlco Engineered Products, Inc. ("WEP, Inc.") is based in Lewiston, Maine and focuses on customers in the power, pulp & paper, cement, metals, and petro-chemical industries in North, Central and South America through a network of approximately 28 independent sales representative organizations.

     WEP, Inc. also markets dampers and expansion joints to customers in Europe and Asia through a network of 18 independent sales representative organizations in Europe and Asia. In addition, WEP, Inc. sell diverters to U.S. based customers for projects in Europe and Asia.

     WEP Ltd.'s products are marketed internationally by 28 direct and independent sales representatives in 34 countries. Sales, engineering and technical support are performed from the Chesterfield, U.K. facility.

     Pentney Engineering Ltd. is based in Chesterfield, England with a branch office in Doncaster, England. These operations are involved in turnkey mechanical plant installation and high-integrity steel and pipe-work fabrication.

     Teddington primarily markets its products through 11 of its own sales agents.

     Treste Plant Hire is based in Chesterfield, England, and operates a mechanical equipment rental business.

CUSTOMERS

     No customer accounted for more than 10% of the Company's revenues in 1997. (See Note 13 to Consolidated Financial Statements).

RAW MATERIALS

     The materials used in the production of the Company's product lines are generally available through a number of sources, and the Company does not anticipate difficulty in obtaining the materials and components used in its operations. Most of the materials used by the Company are ordered to a number of standards, including ASME, ASTM and DIN.

     Certain materials and components must withstand extreme operating conditions and because only relatively few component suppliers consistently meet necessary specifications, the Company purchases from a limited number of suppliers. Generally, the Company has not experienced difficulty in obtaining the necessary materials and components and has several alternative sources of supply.

     Pentney, Teddington and WEP Ltd. have achieved ISO 9000 standards. The remaining subsidiaries continue to work toward achieving ISO 9000 accreditation or equivalent standards.

COMPETITION

     Wahlco, Inc. competes primarily on its engineering, scientific and technological expertise. Wahlco believes that its past performance record of approximately 450 installed systems is a benefit in dealing with its customers. Wahlco bases its belief with respect to the performance record of its FGC systems on its ongoing communications with customers for which it has installed such systems.

     Since 1990, Wahlco's domestic FGC business has experienced increased price competition as domestic utilities attempted to reduce the overall costs of compliance with state and federal regulations. Several domestic manufacturers including Chemithon, Inc. and Wilhelm Environmental Technologies, Inc., have been successful in securing FGC contracts.

     As a result of price competition, Wahlco has experienced a decline in market share and in overall FGC margins. During the period 1993-1997, Wahlco confronted competitive pricing pressures by reducing certain engineering and manufacturing costs and by reconfiguring various products to better meet customer demand.

     Since there are several alternatives to FGC systems, Wahlco faces substantial competition from companies providing devices which reduce particulate emissions. Examples of such devices are scrubbers, certain ESPs, and baghouses. Numerous factors may be considered by an electric utility in determining whether to install FGC systems or an alternative technology to achieve compliance. These include the amount of initial capital expenditures, issues and policies related to fuel sources, related on-going operating and maintenance costs, availability and associated costs of low and/or high sulfur coal, the particular emission standards applicable to the public utility, and the value of any credits or allowances which may be available.

     One of the largest factors affecting the market and its competitive nature has been the utilities' strategy to postpone adding FGC and other compliance equipment by trading compliance credits and blending coals. By applying credits earned on plants operating well within compliance levels to plants operating below acceptable limits, some utilities have been able to postpone expenditures for clean air technologies. In addition, utilities have mixed high and low sulfur coal or burned low sulfur coal containing enough sulfur content to reduce sulfur emissions without impairing the effectiveness of the particulate control devices.

     Wahlco faces substantial competition with respect to its thermocouple and electrical heater products and serves a relatively small portion of the total market. In addition to a few large companies which market such products nationally, there are also several regional suppliers which compete with Wahlco. In establishing a market niche, Wahlco targets customers requiring specially engineered and customized products.

     The Company's line of products to control VOC's competes with products from numerous competitors. Products are customized for particular applications, and companies compete based on design and engineering capabilities as well as installation and on-site reliability.

     WEP, Inc. faces significant competition in the sale of its dampers, diverters, and expansion joints. Although these products are differentiated by design, sophistication, reliability, and customer service, many purchasing decisions are made on the basis of price and delivery.

     WEP Ltd. continues to win a significant share of the international market for gas flow diverters. Pentney, Treste and Teddington complete in the U.K. construction market which has been somewhat depressed during the last two years. Recent strength of the U.K. pound has adversely affected the U.K. market. Recent problems in Southeast Asian markets will have some negative effects on sales of the Company's products to that region.

     WEP, Inc. and WEP, Ltd. believe that, as a group, they command a significant share of the global market for gas flow diverters and dampers. Significant competitors in this market include Rappold, Braden, Effox, and Stober & Morlock. Domestically, WEP, Inc. faces competition in the damper market from Effox, American Warming & Ventilating, ACDC, DDI, and others. In the expansion joint market, WEP, Inc. competes with Pathways, EJS, Senior Flexonics, Badger, and others.

GOVERNMENTAL REGULATION

     Although the Company's manufacturing operations are subject to environmental regulations governing the discharge of pollutants, compliance by the Company with these environmental regulations has not had, and is not anticipated to have, a material effect on the capital expenditures, earnings or competitive position of the Company.

     Certain of the Company's business is dependent upon government regulation of air pollution at the federal, state, local and foreign levels. In the United States, the Federal Clean Air Act ("CAA") (which was amended in 1990 to impose stricter requirements for emissions), and the associated federal and state regulations largely determine the size and timing of the investments the Company's customers make in pollution control equipment. Clean air legislation in the United States requires compliance with ambient air quality standards and empowers the Environmental Protection Agency ("EPA") to establish and enforce limits on the emission of various pollutants. The states have primary responsibility for implementing these standards and, in some cases, have adopted more stringent standards than those adopted by the EPA.

     Several factors have negatively impacted the air pollution control equipment marketplace since the passage of the CAA Amendments in 1990. There has been a general increase in competition and an associated decrease in unit prices. Changes specific to utility industry customers, such as the industry wide deregulation and the availability of emission credit trading, caused many air pollution control equipment customers to reevaluate or postpone capital equipment decisions.

EMPLOYEES

     At December 31, 1997, the Company employed 425 persons, of whom 316 were engaged in production and operations, 35 were engaged in engineering and scientific research, 42 were engaged in accounting and administration, 25 were engaged in sales, and 7 were in general management.

     At December 31, 1996 the Company employed 354 persons. The increase to 425 personnel at the end of 1997, primarily reflects the hiring of approximately 50 direct laborers at Pentney Limited in December to complete a contract in Europe.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS; EXPORT SALES

     Information about revenues, results of operations and identifiable assets by geographic areas and the amount of export sales for the periods indicated is set forth in Note 13 to Consolidated Financial Statements. The Company's operations outside the United States are subject to the usual risks and limitations attendant upon investments in foreign countries, such as fluctuations in currency values, exchange control regulations, wage and price controls, employment regulations, effects of foreign investment laws, governmental instability (including expropriation or confiscation of assets) and other potentially detrimental domestic and foreign governmental policies affecting U.S. companies doing business abroad. The collapse in Asian financial markets in late 1997 and early 1998 is having a negative effect on certain of the Company's products.

ITEM 2. PROPERTIES.

     The building which houses the Company's and Wahlco's headquarters located in Santa Ana, California, is occupied under a lease expiring July 31, 2001 at a rental of $42 thousand per month. The building consists of approximately 28,000 square feet of office space and approximately 22,000 square feet of production space. Wahlco also owns a 5,000 square foot service/installation office located in Thornton, Illinois.

     Wahlco Engineered Products, Inc. is headquartered in Lewiston, Maine, in a 49,300 square foot facility owned by the Company, consisting of 12,000 square feet of office space, and 37,300 square feet of manufacturing area.

     WEP Ltd., Pentney and Treste operate from leased facilities in Chesterfield, England aggregating to approximately 115,000 square feet. The facilities consist of 95,000 square feet of manufacturing space and 20,000 square feet of office space. Approximately 32,000 square feet of manufacturing space are subleased, which generates approximately $100 thousand per year. Lease payments required on these facilities total $277 thousand per year. These lease payments, which are part of the purchase agreement when the Company purchased Pentney Engineering Ltd., are made to a company which is 50% owned by an officer of the Company and a previous co-owner of Pentney Engineering Ltd. Teddington owns and operates a 75,000 square foot facility near Swansea, in South Wales. In March 1993, the Company purchased the facility for approximately $227 thousand.

     The Company believes that its facilities are adequate for its current operations.

ITEM 3. LEGAL PROCEEDINGS.

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

EXECUTIVE OFFICERS

     The names and ages of the executive officers of the Company and the positions held by each during the last five years were as follows:

     C. Stephen Beal, 50, is the President and Chief Executive Officer of Wahlco Environmental Systems, Inc. Prior to joining Wahlco, as a result of the acquisition by the Company of Pentney Engineering, Ltd. in 1991, Mr. Beal served as Managing Director and joint owner of the Pentney Group since 1974. From 1991 to 1996, Mr. Beal served as President and CEO of the Company's Engineered Products Group.

     A. Noel DeWinter, 58, has been Vice President and Chief Financial Officer since October 1996 after serving as Vice President, Controller since March 1995. Mr. DeWinter served as Vice President, Finance from October 1991 to January 1992, and Chief Financial Officer from January 1990 to October 1991. From January 1992 to January 1994, he served at the Company's Lewiston, Maine subsidiary as Vice President, Finance.

     Barry J. Southam, 61, has served as Senior Vice President, Sales and Marketing, Wahlco, Inc., since February 1998. Prior thereto, he was Senior Vice President, FGC Technologies, since March 1997. He served as Senior Vice President, International Sales and Marketing for the Company since September 1991.

     The officers are elected annually by the Board of Directors at the first meeting following the Annual Meeting of Stockholders. There is no family relationship between any of the officers or directors. There were no arrangements or understandings between any officer and any other person pursuant to which he was elected as an officer.

                                     PART II


ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK PRICE FROM JANUARY 1, 1997 TO DECEMBER 31, 1997

                  1st Quarter   2nd Quarter    3rd Quarter   4th Quarter
                  -----------   -----------    -----------   -----------
High Price              15/32         15/32        1 26/32           7/8
Low Price                 1/8          9/64          11/32           3/8

COMMON STOCK PRICE FROM JANUARY 1, 1996 TO DECEMBER 31, 1996

                  1st Quarter   2nd Quarter    3rd Quarter   4th Quarter
                  -----------   -----------    -----------   -----------
High Price            1 7/8         1 3/8            5/8           1/2
Low Price             1 1/4           5/8            3/8          9/32

     The Company's Common Stock is listed on the New York Stock Exchange and trades under the symbol WAL. At March 3, 1998, there were approximately 271 stockholders of record of the Company's Common Stock. This number does not include shareholders whose shares are held in the name of a nominee.

ITEM 6. SELECTED FINANCIAL DATA
(Dollar and share amounts in thousands, except per share data)

-------------------------------------------------------------------------
SUMMARY OF OPERATIONS          1997      1996     1995     1994     1993
                               ----      ----     ----     ----     ----
Revenues                    $49,729   $43,051  $60,100  $69,897 $ 82,121
Operating loss              (3,683)  (12,945) (12,536) (73,523) (16,353)
Net Loss                    (5,419)  (10,809) (11,352) (66,149) (10,896)
Basic loss per common        (0.31)    (0.61)  $(0.64)  $(3.75) $ (0.62)
share
Average shares outstanding   17,649    17,649   17,649   17,649   17,649

Backlog at year end         $12,435   $23,899  $20,613  $32,250  $33,500
Number of employees at          425       354      423      508      814
year end

-------------------------------------------------------------------------
FINANCIAL POSITION AT YEAR END

Working capital (deficit)   $ 1,474   $ 5,163  $12,713 $(6,860)  $ 5,695
Property, plant and           4,601     5,190    5,921   10,232   15,468
equipment, net
Goodwill, net                     -         -        -    2,606   53,491
Total assets                 25,191    29,820   46,519   58,930  129,780
Long-term debt             13,304(1)   12,145    7,948    1,037    1,265
Other liabilities             2,118     2,435    3,689    4,128    3,300
Stockholders' equity       (8,348)(1)  (2,820)   7,367    6,678   72,653
  (deficit)
-------------------------------------------------------------------------
FINANCIAL PERFORMANCE

Current ratio                   1.1       1.3      1.5      0.9      1.1
Gross Profit Margin           18.5%      9.2%    14.3%     7.5%    21.3%

     (1) The Company initiated a Capital Restructuring Plan which is described in Management's Discussion and Analysis of Financial Condition and Results of Operations. Long-Term Debt and Stockholders' Equity at December 31,

1997, adjusted to give effect to the Capital Restructuring Plan, would be approximately $0.4 million and a positive $5.1 million, respectively.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

YEAR ENDED  DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996.

     Revenues in 1997 of $49.7 million increased $6.7 million, or 16%, from revenues of $43.0 million in 1996. Revenues in 1996 included $4.0 million of revenues from discontinued businesses, primarily from operations in Italy, the sale of products from the Company's license agreement with Viking Water Systems, Inc. and from the operations in Australia. Revenues in 1997 from continuing businesses increased $10.7 million from revenues reported in 1996.

     Revenues from the sales of gas flow diverters, dampers and expansion joints at WEP, Inc. and WEP Limited increased $7.2 million. Revenues at Wahlco, Inc. increased $3.1 million, from $8.0 million in 1996 to $11.1 million in 1997, the result of five significant contracts in late 1996 and early 1997. Sales of metallic expansion joints at Teddington Bellows decreased $0.8 million in 1997. International revenues accounted for 64% of total revenues in 1997 compared to 67% of total revenues in 1996.

     Cost of revenues in 1997 totaled $40.5 million and represented 82% of revenues. In 1996, the Company's cost of revenues totaled $39.1 million and represented 91% of revenues. Since cost of revenues in 1996 included $5.0 million of costs related to the three discontinued businesses mentioned above, 1996 cost of revenues, excluding the three operations, totaled $34.1 million which represented 87% of revenues related to the ongoing businesses. The decrease in cost of revenues, as a percent of revenues, for the continuing businesses in 1997 compared to 1996 was due to a lower level of contract provisions in 1997 versus 1996 and improved contract performance at Wahlco, Inc. and WEP Ltd. In 1996, contract provisions totaling approximately $1.5 million were taken in cost of revenues for several contracts at WEP Ltd. and Pentney. In 1997, these provisions totaled $0.7 million. Activity at Pentney temporarily increased in the month of December as this operation hired significant short-term direct laborers to complete one contract. Cost of revenues at Wahlco, Inc. decreased to 77% of revenues in 1997 from 82% of revenues in 1996, due to tighter contract and manufacturing cost controls on large domestic contracts, reduced levels of warranty expenses and lower unabsorbed manufacturing and engineering overhead as a result of increased 1997 revenues.

     Selling, general and administrative (SG&A) expense, before restructuring charges and intangible write-downs, totaled $12.9 million in 1997, down $4.0 million and $6.3 million from SG&A expense of $16.9 million and $19.2 million in 1996 and 1995, respectively. SG&A expense, as a percent of revenues, before restructuring charges and intangible write-downs, was 26% in 1997, 39% in 1996 and 32% in 1995. SG&A expenses in 1997 benefited from the absence of approximately $2.4 million of expenses related to the discontinued operations in Italy, Australia and at Viking Water Systems, Inc. Additionally, SG&A expenses in 1997 were down from 1996 levels in all but two continuing operations, as a result of personnel reductions and tighter cost controls. SG&A expenses in 1996 included one-time charges of approximately $2.8 million, including $2.4 million of reserves for bad debts and $0.7 million for executive severance and option costs, partially offset by the reversal of $0.3 million in reserves deemed unnecessary. Approximately $0.8 million of the bad debt reserve in 1996 related to reserves required in the Company's Italian operation. SG&A expenses in 1997 included approximately $0.9 million of increased bad debt and contract related accruals.

     Net interest and other expenses increased $0.9 million in 1997 over 1996. Interest expense increased $0.2 million, as a result of increased borrowings from WESAC, and other income declined in 1997 with an absence of gains on the sales of fixed assets and higher miscellaneous other income reported in 1996.

     The Company was unable to provide a tax benefit against domestic losses in 1997 due to the absence of deferred tax liabilities. Deferred tax liabilities of $5.0 million, recorded at the time of the acquisition by WESAC of PDC's shares in the Company, were consumed by domestic losses prior to 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995.

     Revenues in 1996 decreased $17.0 million, or 28%, to $43.1 million from $60.1 million in 1995. Revenues from businesses discontinued in late 1995, primarily the operations in Australia, represented $2.9 million of the revenue decrease. The decrease was primarily associated with reduced revenues for gas flow diverters ($7.2 million), pipe work systems and hydraulics equipment ($5.6 million), and flue gas conditioning (FGC) systems ($5.6 million). These lower revenues were partially offset by an increase in shipments of damper products from the Company's facility in Maine, ($3.2 million). International revenues accounted for 67% of total revenues in 1996 compared to 78% of total revenues in 1995.

     FGC revenues have decreased in each of the last three years due to the absence of large contracts from domestic utilities. Commencing in 1994, the U.S. Electric Utility Industry has undergone major restructuring, as a result of ongoing federal and state deregulation. Orders for all significant capital expenditures, including air pollution control equipment, have been minimal during this period.

     The Company's 1996 cost of revenues totaled $39.1 million and represented 91% of revenues. In 1995, the Company's cost of revenues totaled $51.5 million and represented 86% of revenues. The increase in cost of revenues as a percent of revenues in 1996, as compared to 1995, was due to contract provisions of approximately $2.9 million taken in the second, third and fourth quarters of 1996, primarily related to jobs subcontracted from Italy and the U. K. in foreign locations. Cost of revenues for FGC and De-NOx systems increased to 91% of revenues in 1996 from 74% of revenues in 1995, due to a large significant profitable FGC contract in 1995 which did not recur in 1996. In addition, fixed manufacturing and engineering cost became more significant against the lower 1996 revenues.

     Selling, general and administrative (SG&A) expense, before restructuring charges and intangible write-downs, totaled $16.9 million in 1996, down from $19.2 million in 1995 and $21.4 million in 1994. SG&A expense, as a percent of revenues, before restructuring charges and intangible write-downs, was 39% in 1996, and 32% in 1995 and 31% in 1994. SG&A expense in 1996 included one-time charges of approximately $2.8 million, including $2.4 million of reserves for bad debts and $0.7 million for executive severance and option costs, partially offset by the reversal of $0.3 million in reserves deemed unnecessary. Approximately $0.8 million of the bad debt reserve related to reserves required in the Company's Italian operation. SG&A expense in 1995 contained one-time charges totaling $2.3 million for legal and closing costs related to the purchase by WESAC of an 81% interest in the Company and a decision to close the Puerto Rico production facility. In 1996, SG&A expense included approximately $0.9 million of expenses related to the marketing and sale of VOC products and the Company's license agreement with Viking Water Systems, Inc. SG&A expense related to these businesses was $0.3 million in 1995. The number of employees in the Company totaled 354 at December 31, 1996, down from 423 and 508 at the end of 1995 and 1994, respectively.

     Prior to the acquisition by WESAC of 81% of the Company's common stock, the Company's U.S. operations were consolidated into the tax return of San Diego Gas & Electric Company, its former 81% majority stockholder, through a tax sharing agreement dated April 1990. This agreement terminated on the closing of the equity sale to WESAC.

     With respect to WESAC's acquisition of PDC's shares on June 6, 1995, the buyer and seller agreed to jointly elect tax treatment for the transaction as similar to an asset acquisition under section 338(h)(10) of the Internal Revenue Code. Under this election, the allocation of the purchase price to the assets deemed purchased resulted in the recording of deferred tax liabilities totaling $5.0 million, of which approximately $700 thousand was recorded in current liabilities.

     Subsequent to the closing of the WESAC transaction on June 6, 1995, and after the deferred tax liabilities were recorded, the Company provided tax benefits of $3.0 million in 1995 and $2.0 million in 1996 against losses from domestic operations. The tax benefit in 1996 also included $0.9 million from the release of tax reserves deemed unnecessary.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had a negative cash flow from operating activities in 1997 of $3.3 million, compared to a negative cash flow of $4.1 million in 1996. The negative cash flow in 1997 resulted from the net loss of $5.4 million, partially offset by reductions in working capital, principally accounts receivable and inventories. The negative cash flow in 1996 resulted primarily from the net loss of $10.8 million reported in that year, partially offset by a reduction in inventories and accounts receivable.

     In February 1997, Wexford Capital Partners II, L.P., a Delaware limited partnership, and Wexford Overseas Partners I, L.P., a Delaware limited partnership, both of which are affiliates of Wexford Management LLC ("Wexford"), and which are hereinafter referred to as the "Wexford 1995 Funds" established and guaranteed a credit facility (the "Chase Facility") at the Chase Manhattan Bank ("Chase") to provide short-term financing for companies owned by the Wexford 1995 Funds, including the Company. In 1997 and 1996, the Company funded its operating cash flow deficits through borrowings from its 81% stockholder, WESAC and the Chase Facility, as further described below.

     The Company had a working capital position of $1.5 million at December 31, 1997 compared to working capital of $5.2 million at December 31, 1996. The decrease in working capital reflects a $3.6 million reduction in current assets, primarily accounts receivable and inventories, coupled with a $2.6 million increase in notes payable, reflecting borrowings from the Chase Facility.

     To secure the Company's performance on long-term contracts and customer advances, the Company is contingently liable in the amount of $4.1 million at December 31, 1997 under standby letters of credit and performance bonds. These are secured by $1.2 million of restricted cash at December 31, 1997.

     Capital expenditures in 1997 totaled $645 thousand compared to $402 thousand in 1996. Approximately $305 thousand was spent on additions to the rental equipment inventory at Treste Plant Hire Ltd., approximately $91 thousand was spent for information networks and computers, $78 thousand on fixtures/equipment at a new Pentney operation and the balance for new machinery and equipment.

     In October 1995, the Company entered into a loan and security agreement with Silicon Valley Bank. Working capital draws by the Company under this facility were guaranteed by WESAC, up to the limit of the line. Borrowings under the loan totaled $1.8 million at December 31, 1997, which included $1.7 million of cash borrowings and $109 thousand of cash collateral provided by WBSAC for letters of credit issued under this loan arrangement.

     In August 1996, WESAC agreed to lend the Company up to $1.6 million at an annual rate of 13%. The Company had drawn $1.5 million against this loan as of December 31, 1997, and issued warrants covering 3,404,255 shares of common stock to four WESAC partnerships which provided the funding.

     On September 18, 1997, the Company announced plans to make a rights offering to its public stockholders. Holders of the 3,389,000 common shares publicly traded were issued eight rights for each share of stock owned. Each right entitles the holder to purchase one share of the Company's common stock at $0.10 per share. The rights are freely transferable. The Company filed a registration statement relating to the rights offering on February 3, 1998 and the rights offering received stockholder approval on March 2, 1998.

     A total of 27,112,000 rights have been offered to the existing shareholders to purchase pre-split shares of the Company's common stock at the exercise price of $0.10 per share. The Wexford 1995 Funds have agreed to purchase at the Subscription Price, all shares not subscribed for in the Rights Offering, if any. As a result, the Company will receive cash proceeds of approximately $2.7 million from the rights offering before deduction of cash expenses, which are estimated at $0.5 million, for estimated net proceeds of $2.2 million. The Company plans to utilize $1.7 million of these net proceeds to pay off the Silicon Valley Bank facility mentioned above.

     The Company's rights offering is part of a plan of financial restructuring which expires on May 6, 1998. As of April 30, 1998, the Company will owe WESAC a total of approximately $11.7 million for loans made by WESAC at various times to the Company in 1995 and 1996. Subsequent to the rights offering, the Company intends to effect a one-for-ten reverse stock split on or about May 13, 1998. After the completion of the rights offering and the reverse stock split, the WESAC debt will be converted into common stock of the Company at a rate of $1.00 of converted debt for each share of post-split common stock. After giving effect to the rights offering, the reverse stock split and the WESAC debt conversion, there will be approximately 16,261,000 shares of common stock of the Company issued and outstanding.

     In connection with the restructuring plan, the Wexford 1995 Funds and the Wexford 1996 Funds (as hereinafter defined, and together with the Wexford 1996 Funds, the "Wexford Funds") have agreed, pursuant to an Amended and Restated Credit Agreement dated as of January 30, 1998 (the "1998 Credit Agreement") to make available to the Company a line of credit of up to $3.0 million (the "Tranche A Line") until the closing of the rights offering. As used herein, the term "Wexford 1996 Funds" means: Wexford Special Situations 1996, L. P., a Delaware limited partnership, Wexford Special Situations 1996 Institutional, L. P., a Delaware limited partnership, Wexford Special Situations 1996 Limited, a Cayman Islands exempted company, and Wexford-Euris Special Situations 1996, L. P., a Delaware limited partnership.

     At the closing of the rights offering, the Wexford Funds under the 1998 credit agreement will make available to the Company an additional line of credit of up to $2.5 million (the "Tranche B Line"), to be due and payable on December 31, 2000. All loans pursuant to the 1998 Credit Agreement will bear interest at the rate of 13% per annum and will be secured by a first priority perfected lien on the assets of the Company. If and to the extent that the Company borrows under the

Chase Facility, described below, on or after January 30, 1998, the Company's availability under the Tranche A Line, through the closing date of the rights offering, or the Tranche B Line, from and after the closing of the rights offering, will be reduced dollar for dollar by the amount of such borrowings.

     The Company has drawn $1.5 million under the Tranche A facility and anticipates that it will need to draw a total of $2.5 million as Tranche A loans prior to the closing of the rights offering. Any amounts drawn under the Tranche A facility and not repaid by the proceeds of the rights offering will be extended to December 31, 2000. The Company does not expect to repay Tranche A advances from the net proceeds of the rights issue, rather the remaining funds will be used to fund current working capital requirements.

     The Chase Facility had a funding capacity of approximately $5.5 million at December 31, 1997 and the Company's total cash borrowings under the Chase Facility totaled $2.65 million at December 31, 1997. Under the Chase Facility, the Company may also request that Chase issue letters of credit for the benefit of the Company, which Chase may issue in its sole discretion. At December 31, 1997, Chase had issued approximately $2.8 million Letters of credit under the Chase Facility. Letters of credit issued under the Chase facility do not reduce availability under the Tranche A Line or the Tranche B Line. Before making each loan or issuing each letter of credit, the Chase Manhattan Bank ("Chase") advises the Company of the terms applicable to such loan or letter of credit. The current borrowings bear interest at the average annual rate of 9.5%.

     The Company plans to use the Chase Facility for letters of credit and off-shore bank guarantees, as well as loans to the extent the terms offered are advantageous to the Company. The Chase Facility supplements the 1998 Credit Agreement.

     Because the proceeds of the rights offering will be utilized to pay down the $1.7 million secured loan with Silicon Valley Bank, and WESAC will convert approximately $11.7 million of secured debt, the only funded debt remaining on the balance sheet after the completion of the restructuring plan will be the approximately $2.65 million of short-term funding provided through the Chase Facility through the end of December 1997, funds outstanding under the Tranche A line and certain equipment leases. The Company anticipates that the rights offering will provide it with working capital of approximately $500 thousand, after retiring the Silicon Valley Bank loan and paying expenses related to the offering. Additionally, the Company will have access to the $2.5 million Tranche B line upon the completion of the rights offering and the debt conversion.

     The Company believes that the new 1998 Credit Agreement and the net cash available from the rights offering, will be adequate to fund the Company's operations during 1998. Although loans will be done pursuant to the 1998 Credit Agreement or the Chase Facility, which are either collateralized or funded by the Wexford Funds (the 81% parent), there can be no assurance that (i) loans will be available under the 1998 Credit Agreement or the Chase Facility, or if made, will not be called for repayment, or (ii) such sources of liquidity will be sufficient to meet the Company's needs. Significant changes in the Company's anticipated level of business and other events could substantially increase the Company's cash requirements above those now anticipated. This could have the effect of requiring that additional cash resources be obtained. Therefore, the Company is continuing to seek additional sources of financing, as well as exploring unrelated sources of new equity capital, although there can be no assurance that the Company will be successful in doing so or that any such financing or equity capital would be available on acceptable terms.

     The Company has been out of compliance with certain of the NYSE listing standards for some time. In connection with the proposed restructuring, the Company will issue additional shares of common stock and has met with the NYSE on both of these matters. While the Company intends to address the compliance issues, there is no assurance that the restructuring plan will allow the Company to achieve compliance with the NYSE listing criteria.

YEAR 2000 CONVERSION

     The Company uses fully integrated operational and accounting software packages which are commercially available in all of its major facilities. Additionally, the Company has developed various proprietary software packages which are integrated into several of its final products to monitor and control the processes at customer locations. All of the commercially available products and the proprietary software could potentially be affected by the date change in the year 2000.

     The Company continues to assess the impact of the year 2000 issue on its operations, and has received assurances from the vendors of the licensed software that all date-sensitive issues related to the year 2000 conversion have been resolved. The Company is aware of programming changes which are required to configure its proprietary software and, is in the process of detailing a plan to further identify the issues and implement a corrective program. Findings to date do not suggest that these costs will be material.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 130 REPORTING COMPREHENSIVE INCOME and SFAS No. 131 DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION were issued in June 1997. The Company will adopt SFAS No. 130 and SFAS No. 131 in 1998 and anticipates that such adoption will not materially impact the Company's financial statements.

BACKLOG AND BOOKINGS

     Backlog at December 31, 1997 was $12.4 million compared to $23.9 million at December 31, 1996. The backlog at WEP, Inc. returned to more normal levels from a record high on December 31, 1996 and the backlog at Wahlco, Inc. is down due to the depressed market for domestic air pollution control products. Backlog is unaudited and is defined as work for which the Company has entered into a signed agreement or has received a requisition or purchase order. Approximately $2.2 million of the December 31, 1997 backlog is scheduled for delivery after December 31, 1998. Historically, substantially all of the Company's backlog has resulted in completed contracts.

EFFECTS OF INFLATION; OTHER COST INCREASES

     Management does not believe that inflation has had a material effect on operations during the past several years. However, the Company experienced significant stainless steel price increases on one large contract in Southeast Asia in 1995 and 1996. Increases in labor, materials and other operating costs could adversely affect the Company's operations, if the Company is unable to raise its prices to cover the increases.

FOREIGN CURRENCY TRANSLATION.

     A substantial portion of the Company's assets are outside of the United States and are subject to fluctuation in exchange rates. The foreign currency translation adjustment to the Balance Sheet at December 31, 1997 was $2.3 million (net of tax) compared to $2.0 million as of December 31, 1996.

STATEMENT REGARDING FORWARD LOOKING DISCLOSURES

     Statements contained in this report, including Management's Discussion and Analysis, are forward looking statements that involve a number of risks and uncertainties which may cause the Company's actual operating results to differ materially from the projected amounts. Among the factors that could cause actual results to differ materially are risk factors listed from time to time in the Company's SEC reports including:

     the Company's highly competitive marketplace,

     changes in, as well as, enforcement levels of federal, state and local environmental legislation and regulations that change demand for a significant portion of the Company's products and services, the ability to obtain new contracts (some of which are significant) from existing and new clients,

     the execution of the expected new projects and those projects in backlog within the most recent cost estimates and the favorable resolution of existing claims, including warranty issues, arising in the ordinary course of businesses.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Public Accountants

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
WAHLCO ENVIRONMENTAL SYSTEMS, INC.:

     We have audited the accompanying consolidated balance sheets of Wahlco Environmental Systems, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wahlco Environmental Systems, Inc. as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that Wahlco Environmental Systems, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses, and has been dependent on advances from its majority shareholder. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company has announced a capital restructuring plan, in conjunction with its majority shareholder, which is described in Note 2. The majority shareholder has indicated its willingness to fund 1998 working capital requirements subject to the covenants of the 1998 credit agreement. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amount and classification of liabilities that may result from the possible inability of Wahlco Environmental Systems, Inc. to continue as a going concern.

     Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the index of the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

Orange County, California
March 13, 1998                                    Arthur Andersen LLP

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          December 31,
                                                       1997         1996
                                                       ----         ----

ASSETS
CURRENT ASSETS:                                   $   1,645     $  1,853
     Cash and cash equivalents                        1,219        1,050
     Restricted cash and cash equivalents            10,322       12,069
     Accounts receivable
     Cost and estimated earnings in excess of         2,357        2,148
       billings on uncompleted contracts
     Inventories                                      2,899        4,738
     Other current assets                             1,149        1,365
                                                  ---------    ---------
     TOTAL CURRENT ASSETS                            19,591       23,223

Property, plant and equipment, net                    4,601        5,190
Other assets                                            999        1,407
                                                  ---------    ---------
                                                  $  25,191    $  29,820


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Notes payable                                $   2,978     $    373
     Accounts payable                                 6,801        9,622
     Accrued payroll and payroll related
       liabilities                                    1,591        1,589
     Billings in excess of costs and estimated
       earnings on uncompleted contracts              1,068        1,356
     Current portion of long-term debt                  273          228
     Taxes payable                                      204          317
     Other accrued liabilities                        5,202        4,575
                                                  ---------    ---------
     TOTAL CURRENT LIABILITIES                       18,117       18,060

Long-term debt                                       13,304       12,145
Other liabilities                                     2,118        2,435
Deferred income taxes                                     -            -

Commitments and contingencies

STOCKHOLDERS' EQUITY (DEFICIT):
     Preferred stock, $.01 par value;
       10,000,000 shares authorized,
       None issued or outstanding                         -            -
     Common stock, $.01 par value; 50,000,000
       shares authorized, 17,649,000 shares
       issued and outstanding                           176          176
     Capital in excess or par value                  90,855       90,735
     Retained deficit                              (97,103)     (91,684)
     Foreign currency translation adjustment        (2,276)      (2,047)
                                                  ---------    ---------

     TOTAL STOCKHOLDERS' EQUITY (DEFICIT)           (8,348)      (2,820)
                                                  ---------    ---------
                                                  $  25,191    $  29,820


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

Years ended December 31,                          1997         1996         1995
                                                  ----         ----         ----
REVENUES:
     Product sales                          $   42,342   $   36,346   $   49,558
     Rental, service and other                   7,387        6,705       10,542
                                                49,729       43,051       60,100

COSTS AND EXPENSES:
     Cost of revenues:
         Product sales                          34,970       32,685       43,421
         Rental, service and other               5,570        6,412        8,099
     Selling, general and administrative        12,872       16,899       19,171
     Restructuring and other
         intangibles write-downs                     -            -         (590)
     Goodwill amortization and write-downs           -            -        2,535
                                                53,412       55,996       72,636
Operating loss                                  (3,683)     (12,945)     (12,536)

OTHER INCOME (EXPENSE):
     Interest and other income                     151          875          359
     Interest and other expense                 (1,887)      (1,663)      (2,125)
                                                (1,736)        (788)      (1,766)

Loss before income taxes                        (5,419)     (13,733)     (14,302)
Benefit from income taxes                            -       (2,924)      (2,950)

Net loss                                    $   (5,419)   $ (10,809)   $ (11,352)
Basic loss per common share                 $    (0.31)   $   (0.61)   $   (0.64)
Diluted loss per common share                    (0.31)       (0.61)       (0.64)

Weighted average common shares
   outstanding                                  17,649       17,649       17,649


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                     CAPITAL    RETAINED        FOREIGN
                                                     IN EXCESS  EARNINGS        CURRENCY     TOTAL
                                   COMMON STOCK      OF PAR     (ACCUMULATED    TRANSLATION  STOCKHOLDERS'
                                 SHARES     AMOUNT   VALUE      DEFICIT)        ADJUSTMENT   EQUITY (DEFICIT)
Balance, December 31, 1994     17,649,000     176     78,188     (69,523)         (2,163)       6,678
Net loss                                -       -          -     (11,352)              -      (11,352)
Contribution to capital, net
of deferred taxes                       -       -     11,750           -               -       11,750
Stock option programs                   -       -        596           -               -          596
Change in foreign currency
translation adjustment
(net of deferred taxes
of $164)                                -       -           -          -            (305)        (305)


Balance, December 31, 1995     17,649,000     176      90,534    (80,875)         (2,468)       7,367
Net loss                                -       -           -    (10,809)              -      (10,809)
Stock option programs                   -       -         201          -               -          201
Change in foreign currency
translation adjustment
(net of deferred taxes
of $227)                                -       -           -          -             421          421


Balance, December 31, 1996     17,649,000      176     90,735     (91,684)        (2,047)      (2,820)
Net loss                                -        -          -      (5,419)             -       (5,419)
Stock option programs                   -        -        120           -              -          120
Change in foreign currency
translation adjustment
(net of deferred taxes
of $123)                                -        -          -           -           (229)        (229)

Balance, December 31, 1997     17,649,000   $  176    $90,855   $ (97,103)       $(2,276)     $(8,348)


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

Years ended December 31,                                1997        1996
                                                        ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                           (5,419)    $(10,809)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:       1,249        1,406
     Depreciation and amortization                         -            -
     Non-current asset write-downs                        (8)      (2,924)
     Deferred income taxes
     Loss (gain) on sale of fixed assets                  19          (83)
     Deferred compensation                               120          311
     Changes in current assets and liabilities
        net of effects from acquisitions:
        Accounts receivable                            1,453        4,982
        Refundable income taxes                            -            -
        Costs and estimated earnings in excess of
          billings on uncompleted contracts             (240)       5,254
        Inventories                                    1,772        4,596
        Other current assets                             179          317
        Accounts payable                              (2,594)          24
        Accrued payroll and payroll related               25         (425)
          liabilities
        Billings in excess of costs and estimated
          earnings on uncompleted contracts             (257)      (1,134)
        Income taxes payable                            (107)         (87)
        Other accrued liabilities                        459       (5,520)
                                                      ------       ------
        NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES                      (3,349)       (4,092)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of marketable securities           -             -
   Purchase of property, plant and equipment           (645)         (402)
   Proceeds from dispositions of property, plant
     and equipment                                       53            46
   Change in other assets                               263           774
                                                      ------       ------
        NET CASH PROVIDED BY INVESTING ACTIVITIES      (329)          418

CASH FLOWS FROM FINANCING ACTIVITIES:
    Advances from WESAC                                1,358        2,738
    Payments to WESAC                                      -            -
    Borrowings on notes payable                        2,937           11
    Payments on notes payable                           (320)        (714)
    Borrowings on long-term debt                          69           53
    Payments on long-term debt                          (220)        (280)
    Payments to Pacific Diversified Capital
       Company                                             -            -
    Advances from Pacific Diversified Capital
       Company                                             -            -
                                                      ------       ------
        NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES                                   3,824       1,808

Effect of exchange rate changes on cash                 (185)       (378)

Increase (decrease) in cash and cash equivalents         (39)     (2,244)

Cash and cash equivalents, beginning of year           2,903       5,147

Cash and cash equivalents, end of year              $  2,864    $  2,903

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
  Cash (paid for) received from income taxes        $   (119)    $  (107)
  Cash (paid for) interest                          $   (495)    $  (541)


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Wahlco Environmental Systems, Inc. ("the Company") was incorporated on February 6, 1990 as a Delaware corporation and issued ten shares of common stock to Pacific Diversified Capital Company ("PDC"), a wholly-owned subsidiary of San Diego Gas & Electric Company ("SDG&E"). On April 25, 1990, the Company issued an additional 14,259,990 shares of common stock to PDC in exchange for all of the outstanding stock of Wahlco, Inc. ("Wahlco"), at that time a wholly-owned subsidiary of PDC.

     In May 1990, the Company issued 3,389,000 shares of common stock in its initial public offering. Total proceeds to the Company, net of underwriters' discount and expenses related to the offering, were approximately $37,881. As a result of the offering, PDC's ownership interest in the Company was reduced to approximately 81%.

     On May 15, 1995, PDC entered into a purchase agreement with WES Acquisition Corporation ("WESAC"), an affiliate of Wexford Capital Corporation, under which WESAC purchased $4,900 of the Company's outstanding debt to PDC, and PDC contributed to the capital of the Company the remaining approximately $20,000 the Company owed to PDC. Pursuant to the same agreement, WESAC agreed to purchase PDC's 81 percent stock interest in the Company. The share transfer was approved under the Hart-Scott-Rodino Antitrust Act on June 2, 1995, and the purchase of the stock interest was completed on June 6, 1995.

OPERATIONS

     The Company designs, manufactures, and sells combined cycle gas turbine products, metallic bellows, air pollution control equipment, and related products and services to electric utilities, independent power producers, cogeneration plants, and industrial manufacturers worldwide. The Company also provides mechanical plant installation services and rents associated equipment to users in the U.K. The Company operates through several subsidiaries which focus on specific geographical regions or products. These entities, located primarily in the United States and the U.K., are coordinated through common corporate management.

     The Company's business is affected by world, national and local economic conditions and events, legislation, government negotiations, competition, exchange and interest rates and changing technology.

     The Company sells its products primarily to large utility and other industrial customers worldwide. Credit is extended based on an evaluation of the customer's financial condition, and collateral generally is not required. The Company incurred net losses of $5,419 in 1997, $10,809 in 1996, and $11,352 in 1995, and a net cash outflow from operations of $3,349 in 1997, $4,092 in 1996, and $10,338 in 1995. The cash flow deficits in 1997 and 1996 were funded through borrowings from WESAC and the Chase Facility as described more fully in Note 2.

     As a result, without the ongoing support of WESAC, its 81% shareholder, and the Wexford Funds, these conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company believes that the financing available from a restructuring plan announced in late 1997, which is more fully described in Note 2 to the Consolidated Financial Statements, will be adequate to fund the Company's operations during 1998. In summary, the restructuring plan provides funds from the net proceeds available from a rights offering and a new 1998 credit agreement with the Wexford funds. Additionally, the Company's capital structure will be enhanced by the conversion of approximately $11,730 (April 30, 1998) of WESAC debt to equity and future earnings will be benefitted by the elimination of approximately $1,500 of annual interest expense related to this debt.

     The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

     Significant changes in the Company's anticipated level of business and other events could substantially increase the Company's cash requirements above those now anticipated, and thereby materially and adversely affect the Company's results of operations and financial condition. Therefore, the Company is continuing to seek additional sources of financing and to evaluate various strategies, including seeking new capital to meet its working capital requirements. There can be no assurance, however, that the Company will be successful in these efforts.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     Revenues from most of the Company's large contracts are recognized using the percentage-of-completion method. Under this method, revenues are recognized in the same proportion as the percentage of costs incurred during the period to estimated total costs for each contract. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to revenue recognition and are recognized in the period in which the revisions are determined. It is reasonably possible that the revenues and estimated costs on certain contracts may change in the near term.

     Revenues from other products are recognized on a completed contract basis, where revenues and their associated costs are recognized when the contract is complete or when the product is shipped.

     Revenues from rental and service contracts are recognized over the respective lease or service period.

     Cost of revenues includes all direct materials, labor costs and indirect costs related to contract performance such as indirect labor, warranty, supplies, tools, repairs and depreciation.

     Selling, general and administrative costs are charged to expense as incurred.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities, at the date of purchase, of three months or less to be cash equivalents.

RESTRICTED CASH

     At December 31, 1997, $1,219 of cash was pledged to the Company's various banks as collateral for the letters of credit and other off-shore bank guarantees.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost and depreciated over the following estimated useful lives, predominantly using the straight-line method:

     Buildings and improvements     5 to 35 years
     Machinery and equipment        3 to 15 years

GOODWILL AND OTHER INTANGIBLE ASSETS

     Management routinely evaluates events or conditions that might indicate impairment of value or require a reduction in the amortization period of the Company's goodwill and other intangible assets. As a result, management took substantial write-downs against goodwill and other intangibles during the quarter ended June 30, 1994, reduced the amortization period from 40 to 20 years effective June 1, 1994 and wrote-off the remaining goodwill during the fourth quarter of 1995. (See note 5).

     In March, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("FAS 121") which changed the method of accounting for long-lived assets. Subsequent to the write-off of goodwill in the fourth quarter of 1995, the Company adopted the provisions of FAS 121, effective December 31, 1995. No additional write downs of assets were required under FAS 121 in 1997 or 1996.

INCOME TAXES

     The Company prepares a consolidated Federal income tax return. The effective tax rate is different than the Federal statutory rate principally due to losses from the Company's operations which cannot be utilized and from certain state taxes. The Company files separate state, Puerto Rican and foreign income tax returns.

     The Company accounts for income taxes under the method prescribed by FAS No. 109. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Prior to the acquisition by WESAC, the Company's U.S. operations were consolidated into the tax return of its 81% parent, PDC. A tax sharing agreement with PDC dated April 2, 1990, enabled the Company to receive tax benefits from its taxable losses. This tax sharing agreement between the Company and PDC terminated on the closing of the equity sale to WESAC, retroactive to January 1, 1995. The Company has not and is not expected to enter into a similar tax sharing arrangement with WESAC.

     As a result of domestic taxable losses, the Company had tax loss carry-forwards at December 31, 1996 sufficient to shelter $12,200 of future taxable income.

NET LOSS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement 128, relating to the presentation of earnings per share and disclosure of information about capital structure. FASB 128 superseded APB Opinion No. 15, which had governed the calculation and presentation of earnings per share for many years.

     Under FASB 128, primary earnings per share is replaced with basic earnings per share. The computation of fully diluted earnings per share, where appropriate, is still required, but fully diluted earnings per share is called "diluted earnings per share" under FASB 128.

     Since there has been no change in the Company's average number of common shares outstanding, the calculation of basic earnings per share under FASB 128 is identical to the calculation of earnings per share under APB Opinion No. 15. Additionally, since the calculation of diluted earnings per share under FASB 128, for entities with losses from continuing operations, will always result in anti-dilutive per share amounts, the provisions of FASB 128 relative to the calculation of diluted earnings per share have no impact at the present time.

FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of the Company's foreign subsidiaries, which are principally located in the United Kingdom and Italy, are translated at year-end rates of exchange, and revenues and expenses are translated at average monthly rates of exchange. Gains and losses resulting from foreign currency transactions (transactions denominated in other than the subsidiary's functional currency) are included in operations and are not significant. The change in the Foreign Currency Translation Adjustment, which is included in stockholders' deficit, was primarily due to a strengthening of the foreign currencies against the U.S. dollar.

PRODUCT WARRANTY COSTS

     Provision for estimated warranty expense is recorded at the time of sale and periodically adjusted to reflect actual experience. The Company reported warranty expense provisions of $1,137, $981 and $2,209 in 1995, 1996, and 1997, respectively.

RECLASSIFICATIONS

     Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation.

2. CAPITAL RESTRUCTURING PLAN

     On September 18, 1997, the Company announced plans to make a rights offering to its public stockholders. Holders of the 3,389,000 common shares publicly traded will be issued eight rights for each share of stock owned. Each right will entitle the holder to purchase one share of the Company's common stock at $0.10 per share. The rights expect to trade in the NASDAQ over the counter market under the symbol WALZR. The Company filed a Registration Statement relating to the rights offering on February 5, 1998 and the rights offering received stockholder approval on March 2, 1998.

     A total of 27,112,000 rights have been offered to the existing shareholders to purchase pre-split shares of the Company's common stock at the exercise price of $0.10 per share. Wexford Capital Partners II, L. P., a Delaware limited partnership, and Wexford Overseas Partners I, L.P., a Delaware limited partnership, both of which are affiliates of Wexford Management LLC ("Wexford"), and which are hereinafter referred to as the "Wexford 1995 Funds" have agreed to purchase at the Subscription Price, all shares not subscribed for in the Rights Offering, if any. As a result, the Company will receive cash proceeds of approximately $2,700 from the rights offering before deduction of cash expenses, which are estimated at $500, for estimated net proceeds of $2,200. The Company plans to utilize $1,700 of these net proceeds to pay off the Silicon Valley Bank facility (see Note 6).

     The Company's rights offering is part of a plan of financial restructuring which expires on May 6, 1998. As of April 30, 1998, the Company will owe WESAC a total of approximately $11,730 for loans made by WESAC at various times to the Company in 1995 and 1996. Subsequent to the rights offering, the Company intends to effect a one-for-ten reverse stock split on or about May 13, 1998. After the completion of the rights offering and the reverse stock split, the WESAC debt will be converted into common stock of the Company at the rate of $1.00 of converted debt for each share of post split common stock. After giving effect to the rights offering, the reverse stock split and the WESAC debt conversion, there will be approximately 16,261,000 shares of common stock of the Company issued and outstanding. The Company's financial statements at December 31, 1997 do not give effect to the capital restructuring plan.

     In connection with the restructuring plan, the Wexford 1995 Funds and the Wexford 1996 Funds (as hereinafter defined, and together with the Wexford 1996 Funds, the "Wexford Funds") have agreed, pursuant to an Amended and Restated Credit Agreement dated as of January 30, 1998 (the "1998 Credit Agreement") to make available to the Company a line of credit of up to $3,000 (the "Tranche A Line") until the closing of the rights offering. As used herein, the term "Wexford 1996 Funds" means: Wexford Special Situations 1996, L. P., a Delaware limited partnership, Wexford Special Situations 1996 Institutional, L. P., a Delaware limited partnership, Wexford Special Situations 1996 Limited, a Cayman Islands exempted company, and Wexford-Euris Special Situations 1996, L. P., a Delaware limited partnership.

     At the closing of the rights offering, the Wexford Funds under the 1998 credit agreement will make available to the Company an additional line of credit of up to $2,500 (the "Tranche B Line"), to be due and payable on December 31, 2000. All loans pursuant to the 1998 Credit Agreement will bear interest at the rate of 13% per annum and will be secured by a first priority perfected lien on the assets of the Company. If and to the extent that the Company borrows under the Chase Facility, described in Note 5, on or after January 30, 1998, the Company's availability under the Tranche A Line, through the closing date of the rights offering, or the Tranche B Line, from and after the closing of the rights offering, will be reduced dollar for dollar by the amount of such borrowings.

     The Company has drawn $1,500 under the Tranche A facility and anticipates that it will need to draw a total of $2,500 as Tranche A loans prior to the closing of the rights offering. Any amounts drawn under the Tranche A facility and not repaid by the proceeds of the rights offering will be extended to December 31, 2000. The Company does not expect to repay Tranche A advances from the net proceeds of the rights issue, rather they will be used to fund current working capital requirements.

     The Chase Facility had a funding capacity of approximately $5,500 on December 31, 1997 and the Company's cash borrowings under the Chase Facility totaled $2,650. Under the Chase Facility, the Company may also request that Chase issue letters of credit for the benefit of the Company, which Chase may issue in its sole discretion. At December 31, 1997, Chase had issued approximately $2,800 Letters of credit under the Chase Facility. Letters of credit issued under the Chase facility do not reduce availability under the Tranche A Line or the Tranche B Line. Before making each loan or issuing each letter of credit, the Chase Manhattan Bank ("Chase") advises the Company of the terms applicable to such loan or letter of credit. The current borrowings bear interest at the average rate of 9.5%.

     The Company plans to use the Chase Facility for letters of credit and off-shore bank guarantees, as well as loans to the extent the terms offered are advantageous to the Company. The Chase facility supplements the 1998 credit agreement.

     Because the proceeds of the rights offering will be utilized to pay down the $1,700 secured loan with Silicon Valley Bank, and WESAC will convert approximately $11,730 of secured debt (April 30, 1998), the only funded debt remaining on the balance sheet will be the approximately $2,650 of short-term funding provided through the Chase Facility through the end of December 1997, any funds borrowed under the Tranche A line and certain equipment leases. The Company anticipates that the rights offering will provide it with working capital of approximately $500, after retiring the Silicon Valley Bank loan and paying expenses related to the offering. Additionally, the Company will have access to the $2,500 Tranche B line upon the completion of the rights offering and the debt conversion.

     The Company believes that the new 1998 Credit Agreement and the net cash available from the rights offering, will be adequate to fund the Company's operations during 1998. Although these loans will be effected pursuant to the 1998 Credit Agreement or the Chase Facility, which are either collateralized or funded by the Wexford Funds, there can be no assurance that (i) loans will be available under the 1998 Credit Agreement or the Chase Facility, or if made, will not be called for repayment, or (ii) such sources of liquidity will be sufficient to meet the Company's needs. Significant changes in the Company's anticipated level of business and other events could substantially increase the Company's cash requirements above those now anticipated. This could have the effect of requiring that additional cash resources be obtained. Therefore, the Company is continuing to seek additional sources of financing, as well as exploring unrelated sources of new equity capital, although there can be no assurance that the Company will be successful in doing so or that any such financing or equity capital would be available on acceptable terms.

     The Company has been out of compliance with certain of the NYSE listing standards for some time. In connection with the proposed recapitalization, the Company anticipates issuing additional shares of common stock and has met with the NYSE on both of these matters. While the Company intends to address the compliance issues, there can be no assurance that the restructuring plan will allow the Company to achieve compliance with the NYSE listing criteria.

3.  BALANCE SHEET COMPONENTS

                                                1997            1996
                                                ----            ----
INVENTORIES
   Raw materials                            $  1,189        $  1,375
   Work in process                             1,441           3,152
   Finished goods                                269             211
                                            --------        --------
                                            $  2,899        $  4,738

Other accrued liabilities:
   Commissions                              $    946        $    994
   Warranty                                    2,012           1,279
   Restructuring                                  37             249
   Accrued contract costs                        865             880
   Other                                       1,342           1,223
                                            --------        --------
                                            $  5,202        $  4,575

Property, plant and equipment, at cost:
   Land                                     $    270        $    270
   Buildings and improvements                  4,272           4,290
   Machinery and equipment                    11,681          11,301
                                            --------        --------
                                              16,223          15,861

   Less accumulated depreciation
   and amortization                          (11,622)        (10,671)
                                            --------        --------
                                            $  4,601        $  5,190

4.   GOODWILL AND OTHER INTANGIBLE WRITE-DOWNS

     During 1995, the Company evaluated the value of goodwill and intangibles, given intensifying competition and declining margins. As a result of this analysis, the Company wrote-off goodwill totaling $2,406 during the fourth quarter of 1995, which represented the remaining goodwill at Wahlco, Inc. and Pentney of $1,772 and $634, respectively. Since December 31, 1995, the Company has had no goodwill on the balance sheet.

5.   LINES OF CREDIT

     In February 1997, Wexford Capital Partners II, L.P., a Delaware limited partnership and Wexford Overseas Partners I, L.P., a Delaware limited partnership, both of which are affiliates of Wexford Management LLC ("Wexford"), and which are hereinafter referred to as the "Wexford 1995 Funds" established and guaranteed a credit facility (the "Chase Facility") at the Chase Manhattan Bank ("Chase") to provide short-term financing for companies owned by the Wexford 1995 Funds, including the Company. In December 1997, the Chase Facility had a funding capacity of $5,500 and the Company's total cash borrowings under the Chase Facility totaled $2,650.

     Under the Chase Facility, the Company may also request that Chase issue letters of credit for the benefit of the Company, which Chase may issue in its sole discretion. At December 31, 1997, Chase had issued approximately $2,800 letters of credit under the Chase Facility. Before making each loan or issuing each letter of credit, the Chase Manhattan Bank ("Chase") advises the Company of the terms applicable to such loan or letter of credit. The current borrowings bear interest at the average rate of 9.5%.

     Selected data, with respect to the Chase Facility is shown below:

                                     1997          1996         1995
                                     ----          ----         ----
        Balance at December 31     $2,650            $0           $0
  Interest rate at December 31        9.5%            0%           0%
    Maximum amount outstanding     $2,650            $0           $0
    Average amount outstanding       $638            $0           $0
Weighted average interest rate        9.5%            0%           0%

     The average amounts outstanding and weighted average interest rates during each year are based on daily balances outstanding.

6.   LONG-TERM DEBT

     In October 1995, the Company entered into a loan and security agreement with Silicon Valley Bank ("SVB") under which SVB provided the Company with a $4,000working capital loan through September 1996. Working capital draws by the Company under this facility were guaranteed by WESAC, up to the limit of the line.

     In May 1996, the Company revised the terms of the credit line with SVB. Under the renegotiated terms, SVB agreed to provide a $3,000 line of credit, without covenants, to the Company through October 25, 1996. WESAC agreed to collateralize its guarantee of the Company's outstanding loan balance of $1,900 with cash, and to similarly collateralize any additional principal and interest borrowings up to the maximum of $3,000. As consideration for posting the collateral, the Company agreed to pay WESAC a fee in the form of a note for $150 payable in two years at 15% interest.

     In October 1996, the Silicon Valley Bank agreement was further modified, so that(i) the maturity date was extended to May 1998, and (ii) the interest rate on funds borrowed by the Company was reduced from about 11% to about 5.5%, since WESAC deposited cash collateral equivalent to the funds borrowed with Silicon Valley Bank. As part of the loan and security agreement in October 1995 and there negotiation in October 1996, the Company issued warrants to SVB to purchase175,000 shares of the Company's Common Stock at $2.29 per share, which warrants expire on October 26, 2000.

     In December 1997, SVB agreed to extend the stated maturity of the SVB Loan to December 31, 2000. Outstanding borrowings under the SVB Loan at December 31,1997, totaled $1,809 including $1,700 of cash borrowings and $109 of cash collateral backing letters of credit.

     In August 1996, WESAC agreed to lend the Company up to $1,600. The loan bears interest at an annual rate of 13%, and is secured by substantially all of the assets of the Company. Interest and a commitment fee of $32 payable to WESAC are compounded. The Company had drawn $1,500 against this loan as of December31, 1997. As of December 31, 1997, the Company owed to WESAC approximately $11,244 including interest loans made by WESAC at various times in 1995 and 1996. On March 13, 1998, the maturity of all of the loans with WESAC was extended to December 31, 1999.

     Long-term debt consists of the following at December 31:

                                         1997        1996
                                         ----        ----
7.9525% note payable, due in
monthly installments of $19 to Sanwa
Business Credit Corp. (principal
and interest) through June 2000,
secured by related lease payments      $  516      $  702

Secured term loan from WESAC,
bearing interest at 13.0% and due
December, 1999.                         6,559       5,763

Secured term loan from WESAC,
bearing interest at 13.0% and due
December, 1999.                         2,696       2,372

Secured loan from Silicon Valley
Bank, bearing interest

at 5.5% and due December 1999.          1,700       1,700

Secured term loan from WESAC,
bearing interest at 13.0% and due
December, 1999.                         1,801       1,585

Other credit agreements                   305         251
                                      -------     -------
                                       13,577      12,373
Less current portion                     (273)       (228)
                                      -------     -------
                                      $13,304     $12,145

     The fair value of each of the long-term debt instruments discussed above, as well as the notes payable discussed in Note 5, approximate the carrying amounts within an insignificant difference based on current market interest rates for similar instruments.

     Under agreements reached between the Company and WESAC on April 12, 1996 and March 12, 1997, interest due and payable from WESAC is compounded. This agreement commenced with interest due and payable for the fourth quarter of 1995 and extends through the maturity date. The above secured loan balances with WESAC include compounded interest of $2,656 and $1,304, as of December 31, 1997 and 1996, respectively, under this agreement.

     Principal payments due on long-term debt for the years subsequent to December 31, 1997 are as follows:

1998                   $    273
1999                     11,493
2000                      1,811
2001                          0
                       --------

Total                  $ 13,577

7.   INCOME TAXES

     The benefit from income taxes consists of the following:

Years ended December 31,        1997        1996        1995
                                ----        ----        ----
Federal
  Current                      $   -     $     -     $     -
  Deferred                         -      (2,266)     (2,286)

State
  Current                          -           -           -
  Deferred                         -        (658)       (664)

Puerto Rico
  Current                          -           -           -
  Deferred                         -           -           -

Foreign
  Current                          -           -           -
  Deferred                         -           -           -
                               -----    --------    --------

Benefit from income taxes      $   -    $ (2,924)   $ (2,950)

     The benefit from income taxes differs from the amount obtained by applying the statutory tax rate as follows:

Years ended December 31,                                                 1997        1996        1995
                                                                         ----        ----        ----
Federal benefit at statutory rate                                    $ (1,842)   $ (4,669)   $ (4,863)
Federal benefit not allowable (pre-acquisition)                             -           -       1,326
Goodwill amortization                                                       -           -         735
State taxes, net of Federal impact                                       (224)       (498)       (703)
Limitation on benefit from current year net operating losses            1,506       1,327           -
Puerto Rican earnings (benefited) taxed at lower rates                      -           -          44
Foreign losses without current benefit                                    560       1,816       1,032
Reduction in Federal and state tax liabilities no longer required           -        (900)       (106)
Investment loss in foreign affiliates and other                             -           -        (415)
                                                                     -------     --------    --------
Benefit from income taxes                                            $      -    $ (2,924)   $ (2,950)

     The Company had a tax sharing agreement with PDC which terminated on the closing of the equity sale to WESAC. The Company will not enter into a similar tax sharing agreement with WESAC. The tax effect of the WESAC purchase transaction resulted in a net deferred tax liability for the Company, which was offset against paid in capital.

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


                                             1997       1996
                                             ----       ----
Deferred tax assets
   Accruals                               $ 1,360    $ 1,681
   Net operating loss carry forwards        6,138      4,904

   Total deferred tax assets                7,498      6,585
   Valuation allowance                     (3,629)    (2,423)

   Net deferred tax assets                  3,869      4,162

   Deferred tax liabilities

   Depreciation                               795      1,088
   Basis adjustments on purchased assets    3,074      3,074

   Total deferred tax liabilities           3,869      4,162

   Net deferred tax assets (liabilities)   $    0     $    0


     The Company has provided residual Puerto Rico tollgate tax on approximately $11,000 of undistributed earnings as of December 31, 1997 and will be obligated to pay tollgate taxes estimated at approximately $1,000 over the next several years, which has been included in other liabilities in the accompanying balance sheet.

     As a result of domestic taxable losses, the Company had tax loss carry-forwards at December 31, 1996 sufficient to shelter $12,200 of future taxable income.

8.   RELATED PARTY TRANSACTIONS

     Included in other assets at December 31, 1997 and 1996 are $270 and $282, respectively, of non-interest bearing relocation loans to officers, employees and certain former employees, which become due in 1998 and are secured by second trust deeds on each individual's primary residence. The amount of discount and imputed interest income related to these notes is not material.

9.   LEASING ACTIVITIES

     The Company leases buildings, certain office space, vehicles, equipment and manufacturing facilities under non-cancelable operating leases which require annual aggregate rental payments as follows:

1998                   $1,127
1999                    1,056
2000                    1,010
2001                      588
2002                        4
                       ------
Total                  $3,785

     Total rental expense for the years ended December 31, 1997, 1996 and 1995 was $1,193, $1,296 and $1,251, respectively.

10.  EMPLOYEE BENEFIT PLANS

     The Company has a defined contribution plan established under Internal Revenue Code Section 401(k) covering substantially all eligible domestic employees. In addition, as a result of certain acquisitions, the Company has adopted several foreign defined contribution plans covering substantially all eligible foreign employees. Employer contributions to the plans are made to an individual account for each participant based on a prescribed percentage of the employee's voluntary contribution, in accordance with the plans. Retirement benefits to the employees are based solely on the amount available in each participant's account at the time of retirement or termination of employment. The Company's contributions to the plans for the years ended December 31, 1997, 1996, and 1995 were $0, $324, and $419, respectively.

11.  STOCK-BASED COMPENSATION PLAN

     The Company has a stock option plan, the Second Amended and Restated 1990 Stock Incentive Plan (the "Amended Plan"). The Company accounts for the Amended Plan under APB No. 25, under which the Company recognized compensation cost of $109 and $201 in 1997 and 1996, respectively.

     During 1994, the stockholders approved an amendment to the Amended Plan, which increased the number of Stock Appreciation Rights ("SARs") available to 1,764,900 from 882,450 and extended the expiration date of the plan to April 23, 1997.

     During 1995, the stockholders approved a further amendment to the Amended Plan which increased the number of shares available for grant to 2,647,350 from 1,764,900, eliminated the minimum purchase price for non-qualified stock options which had been established at 100% of the fair market value of the Company's Common Stock on the grant date and increased the maximum number of shares that may be subject to options granted to any one person in any one-year period from 50,000 to 1,000,000.

     On March 2, 1998 the stockholders of the Company approved the adoption by the Board of Directors in November 1996 of the 1996 Employee Stock Option Plan, which provides for the issuance of up to 2.250 million shares of common stock to directors, officers, employees, consultants and advisors of the Company. No options had been granted under the 1996 plan at December 31, 1997.

     Information with respect to the Amended Plan follows:

                                          Rights and
                                           options
                                          Available         Number of       Rights        Number of
                                           Issuance          Rights          Price      Stock Options
-------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1994
Granted                                   1,157,390          567,510     $4.50-13.00       40,000 $

Cancelled                                                          -               -    2,069,920
                                                            (124,600)              -            -
Outstanding at December 31, 1995             94,520          442,910      4.50-13.00    2,109,920
Granted                                                            -               -      345,048
Canceled                                                    (145,510)              -     (220,612)

Outstanding at December 31, 1996            115,594          297,400      4.50-13.00    2,234,356
Granted                                           -                -               -            -
Exercised                                         -                -               -       (5,000)
Canceled                                          -          (17,850)              -      (15,000)

Outstanding at December 31, 1997            153,444          279,550      4.50-13.00    2,214,356

Exercisable                                                  279,550     $4.50-13.00    1,790,606 $


     Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net loss and earnings per share would have been the following pro forma amounts:

                             1997         1996        1995
                             ----         ----        ----
Net Loss:     As Reported    $(5,419)    $(10,809)   $(11,352)
              Pro Forma       (5,623)     (11,554)   $(12,084)

Basic EPS:    As Reported     $(0.31)     $ (0.61)    $ (0.64)
              Pro Forma        (0.32)       (0.65)      (0.68)


     Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     A summary of the status of the Company's option plan at December 31, 1995, 1996 and 1997, and changes during the years then ended, is presented in the table and narrative below:

                                             1997                    1996                    1995
                                             ----                    ----                    ----
                                      Shares      Wtd Avg      Shares      Wtd Avg      Shares      W
                                       (000)      Ex Price      (000)      Ex Price      (000)      E
                                       -----      --------      -----      --------      -----      -
Outstanding at beg. of year          2,234,356     $ .760     2,109,920     $ .756        40,000

Granted                                      0                  345,048          -     2,069,920
Exercised                               (5,000)     0.490             0          0             0
Forfeited                              (15,000)     0.490      (220,612)     0.490             0
Expired                                      0                        0          0             0

Outstanding at end of year           2,214,356     $7.762     2,234,356      $.760     2,109,920

Exercisable at end of year           1,790,606                1,419,016                  753,960

Weighted average fair value of
options granted                                                              $0.53


     The options granted vest through 2000 and expire from 2000 to 2006.

     At December 31, 1997, a total of 1,564,356 options outstanding have an exercise price of $0.49 per share, 580,000 shares have an exercise price of $.992 per share, 30,000 shares have an exercise price of $1.875 per share, and 40,000 have an exercise price of $7.25 per share. A total of 2,079,920 options were granted in 1995 which have a weighted average remaining contractual life of
8.2 years; 335,048 options were granted in 1996 which have a weighted average remaining contractual life of 9.6 years.

     The fair value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions. Risk-free interest rates ranged from 5.7 to 6.3 percent for options granted in 1995, and ranged from 5.9 to 6.6 percent for options granted in 1996. Expected dividend yields of 0 percent were assumed for all options. Expected option lives of 8.2 and 9.6 years were assumed for the 1995 and 1996 options, respectively, and expected volatility was 62% and 76% for options granted in 1995 and 1996, respectively.

13.  BUSINESS SEGMENT, GEOGRAPHIC AREA AND MAJOR CUSTOMER INFORMATION

     The Company operates in several industries: the thermal power generation after-boiler market, the gas-turbine power-generation market, and the steel and chemical industries. The Company markets and sells most of its products through a coordinated worldwide sales force which interacts with both electric utilities and industrial customers in connection with the reduction and control of air pollution, gas flow control, energy efficiency, and the control of volatile organic compounds.

     The following table shows financial information by geographic area. "Other" consists principally of Canada and Australia:

                               United States    Europe         Other       Totals

1997
Revenues                             $27,458       $22,271           $0     $49,729
Operating loss                       (2,340)       (1,343)            0     (3,683)
Loss before income taxes             (3,772)       (1,647)            0     (5,419)
Identifiable assets                   15,458         9,733            0      25,191

-----------------------------------------------------------------------------------
1996

Revenues                             $20,404       $22,042         $605     $43,051
Operating loss                       (7,160)       (5,555)        (230)    (12,945)
Loss before income taxes             (8,392)       (5,495)          154    (13,733)
Identifiable assets                   16,049        13,675           96      29,820

-----------------------------------------------------------------------------------
1995

Revenues                             $21,550       $35,122       $3,428     $60,100
Operating loss                       (9,826)       (2,341)        (369)    (12,536)
Loss before income taxes            (11,267)       (2,864)        (171)    (14,302)
Identifiable assets                   22,638        22,999          882      46,519
-----------------------------------------------------------------------------------


     Export sales were as follows:

Years ended December 31,                1997          1996         1995
                                        ----          ----         ----
Canada                                 $ 315         $ 413        $ 685
Europe                                   408           997        3,228
Asia                                   8,869         2,869        3,451
Africa and Other                         297         1,932        1,331
                                      ------        ------       ------
                                      $9,889        $6,211       $8,695

     There were no sales to individual customers constituting 10% or more of total revenues in 1997, 1996 or 1995.

14.  COMMITMENTS AND CONTINGENCIES

     As security for performance and advances on long-term contracts, the Company at December 31, 1997 is contingently liable in the amount of approximately $4,085 under standby letters of credit and off-shore bank guarantees.

     The Company is contingently liable under a repurchase agreement related to the sale of a customer equipment lease contract to a lease lender in 1993. As of December 31, 1997, the contingent liability totaled $1,467. The Company believes any liability under the repurchase agreement is unlikely.

     The Company and certain of its subsidiaries are parties to claims and litigation proceedings arising in the normal course of business. Although the legal responsibility and financial impact with respect to such claims and litigation cannot presently be ascertained, the Company does not believe that these matters will result in the payment by the Company of monetary damages that in the aggregate, would be material in relation to the consolidated financial position of the Company. It is reasonably possible that the reserves provided for by the Company with respect to such claims and litigation could change in the near term.

15.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              Net Income
                                   Gross        Net Income       (Loss)
                     Revenue       Margin         (Loss)       Per Share
                     -------       ------         ------       ---------
1997
Quarters:
First             $    12,734    $    2,751    $     (604)   $    (0.03)
Second                 14,062         3,067          (390)        (0.03)
Third                  10,752         2,058        (1,451)        (0.08)
Fourth                 12,181         1,313        (2,974)        (0.17)
                  -----------    ----------   -----------    ----------
          Total   $    49,729    $    9,189   $    (5,419)   $    (0.31)

1996
Quarters:
First             $    13,388    $    2,812    $     (810)   $    (0.05)
Second                 10,119            11        (4,058)        (0.23)
Third                   9,123         1,243        (1,417)        (0.08)
Fourth                 10,421         (112)        (4,524)        (0.27)
                  -----------    ----------   -----------    ----------
          Total   $    43,051    $    3,954  $    (10,809)   $    (0.63)


     During the second and fourth quarters of 1996, the Company's gross margin, net loss and net loss per share were affected by write-downs and restructuring charges. In the fourth quarter of 1997, the Company's gross margin, net loss and net loss per share were negatively impacted by contract provisions and reserves for bad debts. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

               Wahlco Environmental Systems, Inc. and Subsidiaries

                                                                Additions
                                                                ---------

                                       Balance at      Charged to Costs   Charged to Other      Deductions -
                                   Beginning of Period    and Expenses   Accounts - Describe    Describe(1)
                                   -------------------    ------------   -------------------    -----------
Year ended December 31, 1997:
Allowance for doubtful accounts          $3,206              $1,017                              $1,858
Inventory valuation reserve                 169                   0                                   1
Restructuring reserve                       249                   0                                 212
Warranty reserve                          1,279               2,209                               1,476
                                         ------              ------                              ------

Total                                    $4,903              $3,226                              $3,547


Year ended December 31, 1996:
Allowance for doubtful accounts          $1,277              $2,350                              $  421
Inventory valuation reserve                 286                 120                                 237
Restructuring reserve                       375                   0                                 126
Warranty reserve                            826                 981                                 528
                                         ------              ------                              ------

Total                                    $2,764              $3,451                              $1,312


Year ended December 31, 1995:
Allowance for doubtful accounts          $  923              $  870                              $  516
Inventory valuation reserve               1,110                 141                                 965
Restructuring reserve                     1,819                (590)                                854
Warranty reserve                          1,662               1,137                               1,973
                                         ------              ------                              ------

Total                                    $5,514              $1,558                              $4,308


     (1)  Amounts charged off during the year.


ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING ANDFINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The information required by this item regarding the Company's directors is included in the Company's Proxy Statement to be filed pursuant to Schedule 14A in connection with the Company's 1998 Annual Meeting of Stockholders under the section captioned "Election of Directors" and is incorporated herein by reference thereto. Information regarding the Company's executive officers is set forth in Part I hereof, above, under the caption "Executive Officers" and is incorporated herein by reference thereto.

ITEM 11. EXECUTIVE COMPENSATION.

     The information required by this item is included in the Company's Proxy Statement to be filed pursuant to Schedule 14A in connection with the Company's 1998 Annual Meeting of Stockholders under the sections captioned "Directors' Compensation" and "Executive Compensation" and is incorporated herein by reference thereto.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information required by this item is included in the Company's Proxy Statement to be filed pursuant to Schedule 14A in connection with the Company's 1998 Annual Meeting of Stockholders under the section captioned "Security Ownership of Certain Beneficial Owners and Management" and is incorporated herein by reference thereto.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information required by this item is included in the Company's Proxy Statement to be filed pursuant to Schedule 14A in connection with the Company's 1998 Annual Meeting of Stockholders under the section captioned "Compensation Committee Interlocks and Insider Participation" and is incorporated herein by reference thereto.

                             PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

                                                                          Page No.
(a) 1. Financial Statements, included in Part II of this report:
       Reports of Independent Public Accountants                             15

       Consolidated Balance Sheets at December 31, 1997 and 1996             16

       Consolidated Statements of Operations for the Years ended
       December 31, 1997, 1996 and 1995                                      17

       Consolidated Statements of Stockholders' Equity (Deficit) for the
       Years ended December 31, 1997, 1996 and 1995                          18

       Consolidated Statements of Cash Flows for the Years ended
       December 31, 1997, 1996, and 1995                                     19

       Notes to Consolidated Financial Statements                            20

    2. Financial Statement Schedules, included in Part II of this report:

       Schedule II Valuation and Qualifying Accounts                         34

       All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

    3. Exhibits

EXHIBIT #                                  DESCRIPTION

3.1    Certificate of Incorporation of the Company. (FILED AS AN EXHIBIT TO THE COMPANY'S
       REGISTRATION STATEMENT NO. 33-33698, AS AMENDED.)

3.2    Bylaws of the Company.  (FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION
       STATEMENT NO.  33-33698, AS AMENDED.)


EXHIBIT #                                  DESCRIPTION

10.1   Grant of Industrial Tax Exemption by the Commonwealth of Puerto Rico to
       Wahlco International, Inc., a Delaware corporation, dated as of March 10,
       1982. (FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION STATEMENT NO.
       33-33698, AS AMENDED.)

10.2   Order of Conversion of Grant of Puerto Rico Industrial Tax Exemption to
       Wahlco International, Inc. dated as of October 29, 1987, and as amended on March 8, 1989. (FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION
       STATEMENT NO. 33-33698, AS AMENDED.)

10.3 Redemption and Indemnification Agreement, dated as of October 28, 1987, by and among Pacific Diversified Capital Company, Wahlco, Inc., Robert R.
       Wahler, as Trustee of the Wahler Family Trust, Triple R, John H.
       McDonald, Westfore, a California limited partnership and Corona
       Properties, a California limited partnership. (FILED AS AN EXHIBIT TO THE
       COMPANY'S REGISTRATION STATEMENT NO. 33-33698, AS AMENDED.)

X10.4 Form of Idemnity Agreement between the Company and each of its directors and officers. (FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION
       STATEMENT NO. 33-33698, AS AMENDED.)

10.5   Standard Industrial Lease, dated as of September 3, 1991, by and between
       Triple R, a California general partnership and Wahlco Inc., a California corporation. (FILED AS AN EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT ON
       FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1991.)

10.6   First Addendum to Standard Industrial Lease, dated as of September 3,
       1991 between Triple R and Wahlco, Inc. (FILED AS AN EXHIBIT TO THE
       COMPANY'S THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31,
       1991.)

10.7 Second Amendment to Office Lease, dated as of December 16, 1991, by and between BCG and the Company. (FILED AS AN EXHIBIT TO THE COMPANY'S THE
       ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1991.)

10.8   Installment Note, dated as of July 20, 1992, by and between Wahlco, Inc.
       and Sanwa Business Credit Corporation, a Delaware corporation. (FILED AS
       AN EXHIBIT TO THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
       ENDED SEPTEMBER 30, 1992.)

10.9 Guaranty Agreement, dated as of July 20, 1992, by and between the Company and Sanwa. (FILED AS AN EXHIBIT TO THE COMPANY'S QUARTERLY REPORT ON FORM
       10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1992.)

10.10  Security Agreement, dated as of July 20, 1992, by and between Wahlco,
       Inc. and Sanwa, with accompanying Consent and Acknowledgment of the Company, as Guarantor. (FILED AS AN EXHIBIT TO THE COMPANY'S THE
       QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1992.)

EXHIBIT #                DESCRIPTION

X10.11 First Amended and Restated 1990 Incentive Award Plan. (FILED AS AN
       EXHIBIT TO THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
       ENDED SEPTEMBER 30, 1992.)

10.12  Letter Agreement dated August 31, 1993, by and between the Company,
       Wahlco, Inc., Wahlco Power Products, Inc., a Delaware corporation,
       Bachmann Companies, Inc., and Sanwa. (FILED AS AN EXHIBIT TO THE
       COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER
       30, 1994.)

10.13  Settlement Agreement, dated as of October 7, 1994, by and between Wahlco
       Power Products, Inc. and ABB Air Preheater, Inc. (FILED AS AN EXHIBIT TO
       THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED
       SEPTEMBER 30, 1994.)

10.14  Mutual General Release, dated as of October 6, 1994, between Wahlco Power
       Products, Inc. and ABB Air Preheater, Inc. (FILED AS AN EXHIBIT TO THE
       COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER
       30, 1994.)

10.15  Assignment of Note, Loan Agreement and Collateral Documents. (FILED AS AN
       EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR
       ENDED DECEMBER 31, 1994.)

10.16  Promissory Note, dated as of May 15, 1995, between the Company and WES
       Acquisition Corp. (FILED AS AN EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT
       ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994.)

10.17 Commitment letter, dated as of May 15, 1995 from WES Acquisition Corp. to the Company for a secured term loan in the principal amount of $2 million. (FILED AS AN EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT ON FORM
       10-K FOR THE YEAR ENDED DECEMBER 31, 1994.)

X10.18 Employment Agreement between the Company and C. Stephen Beal dated as of
       May 5, 1995. (FILED AS AN EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT ON
       FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995.)

X10.19 Employment Agreement between the Company and A. Noel DeWinter dated as of
       May 16, 1995. (FILED AS AN EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT ON
       FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995.)

X10.20 Employment Agreement between the Company and Barry J. Southam dated June
       1, 1995. (FILED AS AN EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT ON FORM
       10-Q FOR THE YEAR ENDED DECEMBER 31, 1995.)

10.21  Loan and Security Agreement between Wahlco, Inc. and Silicon Valley Bank.
       (FILED AS AN EXHIBIT TO THE COMPANY'S THE ANNUAL REPORT ON FORM 10-K FOR
       THE YEAR ENDED DECEMBER 31, 1995.)

EXHIBIT #                DESCRIPTION

10.22 Amendment and Forbearance Agreement, dated as of May 9, 1996, by and between Silicon Valley Bank and Wahlco, Inc. (FILED AS AN EXHIBIT TO THE
       COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30,
       1996.)

10.23  Term Loan Agreement and Warrant Agreement and Form of Warrant between the
       Company and WES Acquisition Corp. dated August 28, 1996. (FILED AS AN
       EXHIBIT TO THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
       ENDED SEPTEMBER 30, 1996.)

10.24  Letter Agreement dated March 12, 1997 between the Company and WES
       Acquisition Corp. (FILED AS AN EXHIBIT TO THE COMPANY'S ANNUAL REPORT ON
       FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.)

10.25  Letter Agreement dated April 12, 1996 between the Company and WES
       Acquisition Corp. (FILED AS AN EXHIBIT TO THE COMPANY'S ANNUAL REPORT ON
       FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.)

10.26  Promissory Note dated as of May 9, 1996 made by the Company to WES
       Acquisition Corp. (FILED AS AN EXHIBIT TO THE COMPANY'S ANNUAL REPORT ON
       FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.)

10.27  Promissory Note dated as of November 15, 1996 made by the Company to WES
       Acquisition Corp. (FILED AS AN EXHIBIT TO THE COMPANY'S ANNUAL REPORT ON
       FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.)

10.28  Warrant dated as of November 15, 1996 issued by the Company to Wexford
       Special Situations 1996, L. P. (FILED AS AN EXHIBIT TO THE COMPANY'S
       ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.)

10.29  Warrant dated as of November 15, 1996 issued by the Company to Wexford
       Special Situations 1996 Institutional, L. P. (FILED AS AN EXHIBIT TO THE
       COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31,
       1996.)

10.30  Warrant dated as of November 15, 1996 issued by the Company to Wexford
       Special Situations 1996 Limited. (FILED AS AN EXHIBIT TO THE COMPANY'S
       ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.)

10.31  Warrant dated as of November 15, 1996 issued by the Company to Wexford -
       Euris Special Situations 1996, L. P. (FILED AS AN EXHIBIT TO THE
       COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31,
       1996.)

10.32  Term Loan Agreement, dated as of July 28, 1995, between WES Acquisition
       Corp. and the Company for a secured term loan in the principal amount of $2.0 million. (FILED AS AN EXHIBIT TO THE COMPANY'S ANNUAL REPORT ON FORM
       10-K FOR THE YEAR ENDED DECEMBER 31, 1996.)

EXHIBIT #                DESCRIPTION

10.33  Restructuring Agreement dated as of January 30, 1998 among the Company,
       WES Acquisition Corp., the other parties named therein and Wexford
       Management LLC, as Agent. (FILED AS AN EXHIBIT TO THE COMPANY'S
       REGISTRATION STATEMENT NO. 333-42805.)

10.34 Amended and Restated Credit Agreement dated as of January 30, 1998 among the Company, as Borrower, the Lenders and the Individual Parties thereto and Wexford Management LLC, as Agent. (FILED AS AN EXHIBIT TO THE
       COMPANY'S REGISTRATION STATEMENT NO. 333-42805.)

10.35  Agreement between the Company and ChaseMellon Shareholder Services, Inc.
       re Subscription Agency. (FILED AS AN EXHIBIT TO THE COMPANY'S
       REGISTRATION STATEMENT NO. 333-42805.)

10.36 $750,000 promissory note dated as of July 2, 1997 between the Company and The Chase Manhattan Bank. (FILED AS AN EXHIBIT TO THE COMPANY'S
       REGISTRATION STATEMENT NO. 333-42805.)

10.37 $1,000,000 promissory note dated as of October 13, 1997 between the Company and The Chase Manhattan Bank. (FILED AS AN EXHIBIT TO THE
       COMPANY'S REGISTRATION STATEMENT NO. 333-42805.)

10.38 $400,000 promissory note dated as of November 17, 1997 between the Company and The Chase Manhattan Bank. (FILED AS AN EXHIBIT TO THE
       COMPANY'S REGISTRATION STATEMENT NO. 333-42805.)

10.39  Waiver letter of Silicon Valley Bank dated as of December 19, 1997 re:
       extension of maturity and waiver of covenants. (FILED AS AN EXHIBIT TO
       THE COMPANY'S REGISTRATION STATEMENT NO. 333-42805.)

X10.40 Wahlco Environmental Systems, Inc. 1996 Employee Stock Option Plan.
       (FILED AS AN EXHIBIT TO THE COMPANY'S REGISTRATION STATEMENT NO.
       333-42805.)

21     Subsidiaries of the Company. (FILED AS AN EXHIBIT TO THE COMPANY'S ANNUAL
       REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995.)

*27    Financial Data Schedule (Filing by EDGAR only and AS AN EXHIBIT TO THE
       COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31,
       1997)



       X Management contract or compensatory plan.

(b) No reports on Form 8-K were filed during the last quarter of the period covered by this report. [or if any, list them and the item numbers of the 8-K filed]

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE:  May 30, 1998                  WAHLCO ENVIRONMENTAL SYSTEMS, INC.

                                     By:  /s/  C. Stephen Beal
                                     --------------------------------------
                                     C. Stephen Beal
                                     President and Chief Executive Officer

                                     POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of C. Stephen Beal, A. Noel DeWinter and Roger M. Barzun jointly and severally his true and lawful attorneys-in-fact and agent with full power of substitution for him and in his name, place and stead in any and all capacities to sign on his behalf, individually and in each capacity stated below, to file any and all amendments to this Annual Report on Form 10-K with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as he might or could necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the date indicated.

NAME                          TITLE/CAPACITY                            DATE

/s/ C. Stephen Beal           President & Chief Executive Officer       May 30, 1998
--------------------------    (principal executive officer) and
C. Stephen Beal               Director


/s/ A. Noel DeWinter          Vice President & Chief Financial          May 30, 1998
--------------------------    Officer (principal financial and
A. Noel DeWinter              accounting officer)


/s/ Maarten D. Hemsley        Director                                  May 30, 1998
--------------------------
Maarten D. Hemsley


/s/ Paul H. Hunn              Director                                  May 30, 1998
--------------------------
Paul H. Hunn


/s/ Mark L. Plaumann          Director                                  May 30, 1998
--------------------------

/s/ David R. A. Steadman      Director                                  May 30, 1998


                                       41

                           [FRONT SIDE OF PROXY CARD]

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.

                          PROXY/VOTING INSTRUCTION CARD

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
WAHLCO ENVIRONMENTAL SYSTEMS, INC. FOR THE SPECIAL MEETING ON DECEMBER 29, 1998

        The undersigned appoints Roger M. Barzun and Mark L. Plaumann and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Wahlco Environmental Systems, Inc. Common Stock which Stock the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held on December 29, 1998, and at any adjournment or postponement thereof, as indicated on the reverse side.

       This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                    (Continued, and to be signed and dated on the reverse side.)

                                              Wahlco Environmental Systems, Inc.
                                              3600 West Segerstrom Avenue
                                              Santa Ana, California  92704-6495

                          [REVERSE SIDE OF PROXY CARD]

1. To approve and adopt the Agreement and Plan of Merger, dated as of November 9, 1998, by and among Thermatrix Inc., TMX Acquisition Sub I, Inc., a wholly-owned subsidiary of Thermatrix, and Wahlco Environmental Systems, Inc.

           [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

       IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR APPROVAL AND
                       ADOPTION OF THE MERGER AGREEMENT.

                                                       Change of Address and
                                                       or Comments Mark Here [ ]

                      The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                      DATED: _____________________________________________, 1998

                      __________________________________________________________
                                             Signature

                      __________________________________________________________
                                             Signature

                      VOTES MUST BE INDICATED
                      (X) IN BLACK OR BLUE INK

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE
ENCLOSED PREPAID ENVELOPE

                                                                         ANNEX A






                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                THERMATRIX INC.,

                           TMX ACQUISITION SUB I, INC.

                                       AND

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.

                          DATED AS OF NOVEMBER 9, 1998

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
DEFINITIONS......................................................................................1

ARTICLE 1. THE MERGER............................................................................7

        1.1    Effective Time of The Merger......................................................7
        1.2    Closing...........................................................................7
        1.3    Effects of the Merger.............................................................8
        1.4    Directors and Officers............................................................8

ARTICLE 2. CONVERSION OF SECURITIES..............................................................8

        2.1    Conversion of Capital Stock.......................................................8
        2.2    Exchange of Certificates..........................................................9
        2.3    Appraisal Rights.................................................................11

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF TARGET.............................................11

        3.1    Organization.....................................................................12
        3.2    TARGET Capital Structure.........................................................12
        3.3    Subsidiaries.....................................................................13
        3.4    Authority and Status.............................................................13
        3.5    No Conflict; Required Filings and Consents.......................................13
        3.6    SEC Filings; Financial Statements................................................14
        3.7    No Undisclosed Liabilities.......................................................15
        3.8    Absence of Certain Changes or Events.............................................15
        3.9    Taxes............................................................................16
        3.10   Restrictions on Business Activities..............................................17
        3.11   Title to Properties; Absence of Liens and Encumbrances...........................17
        3.12   Intellectual Property............................................................17
        3.13   Agreements, Contracts and Commitments............................................18
        3.14   Employees; Employment Matters....................................................20
        3.15   Employee Benefit Plans...........................................................21
        3.16   Litigation.......................................................................21
        3.17   Licenses and Permits; Compliance with Law........................................21
        3.18   Insurance........................................................................22
        3.19   Related Parties..................................................................22
        3.20   Clients..........................................................................22
        3.21   Warranty; Unbillable Work........................................................23
        3.22   Environmental Liability..........................................................23



        3.23   Brokers or Finders...............................................................23

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB......................................24

        4.1    Organization.....................................................................24
        4.2    Authority; No Conflict; Required Filings and Consents............................24
        4.3    Financing........................................................................25
        4.4    Sophisticated Purchaser; Access to Information; No Oral Representations..........25

ARTICLE 5. CONDUCT OF BUSINESS..................................................................25

        5.1    Covenants of TARGET..............................................................25
        5.2    SEC Filings; Financial Statements................................................27
        5.3    Cooperation......................................................................27
        5.4    Board of Directors...............................................................28

ARTICLE 6. ADDITIONAL AGREEMENTS................................................................28

        6.1    No Solicitation..................................................................28
        6.2    Proxy Statement..................................................................29
        6.3    Stockholders' Meeting............................................................30
        6.4    Consents.........................................................................30
        6.5    Access to Information............................................................30
        6.6    Legal Conditions to Merger.......................................................30
        6.7    Update Disclosure; Breaches; Opportunity to Cure.................................31
        6.8    Trading Prohibitions.............................................................31
        6.9    Voting Agreement.................................................................31
        6.10   Additional Agreements; Reasonable Efforts........................................31
        6.11   Security Interest................................................................32
        6.12   Collection and Payment of the Net Proceeds.......................................32
        6.13   Payment of Wexford Debts and Replacement of Wexford Guarantees...................33
        6.14   Working Capital..................................................................33
        6.15   Subsidiaries.....................................................................33
        6.16   Fees and Expenses................................................................33

ARTICLE 7. CONDITIONS TO MERGER.................................................................34

        7.1    Conditions to Each Party's Obligation to Effect the Merger.......................34
        7.2    Additional Conditions to Obligations of BUYER....................................34
        7.3    Additional Conditions to Obligations of TARGET...................................35

ARTICLE 8. TERMINATION AND AMENDMENT............................................................35



        8.1    Termination......................................................................35
        8.2    Effect of Termination............................................................37
        8.3    Fees and Expenses................................................................37
        8.4    Amendment........................................................................38
        8.5    Extension; Waiver................................................................38

ARTICLE  9. MISCELLANEOUS.......................................................................38

        9.1    Nonsurvival of Representations, Warranties and Agreements........................38
        9.2    Notices..........................................................................38
        9.3    Interpretation...................................................................40
        9.4    Counterparts.....................................................................40
        9.5    Governing Law....................................................................40
        9.6    Arbitration......................................................................40
        9.7    Assignment.......................................................................41
        9.8    Entire Agreement; No Third Party Beneficiaries...................................41
        9.9    Severability.....................................................................41
        9.10   Exhibits and Schedules Incorporated..............................................41



                             EXHIBITS AND SCHEDULES

        Exhibit A     Voting and Option Agreement
        Schedule I    Wexford Debts
        Schedule II   Wexford Guarantees
        Schedule 3    TARGET Disclosure Schedule
        Schedule 4    BUYER Disclosure Schedule
        Schedule 7.2  Third Party Consents

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1998 (this "AGREEMENT") by and among Thermatrix Inc., a Delaware Corporation ("BUYER"), TMX Acquisition Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of BUYER ("SUB"), and Wahlco Environmental Systems, Inc., a Delaware corporation ("TARGET").

                                    RECITALS

        A. The Boards of Directors of BUYER, SUB and TARGET deem it advisable and in the best interests of each corporation and its respective stockholders that BUYER and TARGET combine in order to advance the long-term business strategies, goals and interests of BUYER and TARGET;

        B. The combination of BUYER and TARGET shall be effected by the terms of this Agreement through a transaction in which SUB will merge with and into TARGET, TARGET will be the surviving corporation and will become a wholly-owned subsidiary of BUYER.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   DEFINITIONS

        "Alternative Transaction" shall have the meaning set forth in Section
8.1.

        "Approval" shall have the meaning set forth in Section 6.6.

        "Business day" means a Monday through Friday on which banks are generally open for business in California.

        "BUYER Disclosure Schedule" shall have the meaning set forth in Article
4.

        "BUYER Expenses" shall have the meaning set forth in Section 8.3(a).

        "Certificate of Merger" shall have the meaning set forth in Section 1.1.

        "Certificate(s)" shall have the meaning set forth in Section 2.2(b).

        "Closing" shall have the meaning set forth in Section 1.2.

        "Closing Date" shall have the meaning set forth in Section 1.2.

        "COBRA" shall have the meaning set forth in Section 3.14(d).

        "Competing Offer" shall have the meaning set forth in Section 6.1(a).

        "Confidentiality Agreement" shall have the meaning set forth in Section 6.1(a).

        "Constituent Corporations" shall have the meaning set forth in Section 1.3(a).

        "Contingent Payments" shall have the meaning set forth in Section 2.1(c)(ii).

        "Credit Agreement" shall have the meaning set forth in the definition of "Wexford Debts."

        "Designated Amounts" shall mean (i) ,637,310 due from Mannesmann Demag together with any fees or interest on such amount that may be recovered (the "MANNESMANN RECEIVABLE"), and (ii) (x) ,688,310 on deposit with London International and Mercantile, a company organized under the laws of the United Kingdom ("LIM"), to secure WEP's obligation to indemnify LIM against any payments LIM may be required to make to customers of WEP holding guarantees issued by LIM to secure WEP's obligations to such customers under WEP warranties, (y) the rate of return due to WEP on such amount and (z) any and all other payments due and owing to WEP from LIM in respect of such amounts without giving effect to any set off against such funds by LIM in respect of fees owed to LIM by WEP in respect of the LIM guarantees ((x), (y) and (z) collectively, the "LIM FUNDS").

        "DGCL" shall have the meaning set forth in Section 1.1.

        "Dissenting Shares" shall have the meaning set forth in Section 2.3.

        "Dissenting Stockholder" shall have the meaning set forth in Section
2.3.

        "Effective Time" shall have the meaning set forth in Section 1.1.

        "Environmental Claim" shall mean any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials or (ii) any violation, or alleged violation, of any Environmental Laws.

        "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of

Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        "ERISA Affiliate" shall mean any corporation or other business entity that is included in a controlled group of corporations within which TARGET is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with TARGET, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which TARGET is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with TARGET pursuant to regulations issued under
Section 414(o) of the Code. All ERISA Affiliates are listed in the TARGET Disclosure Schedule.

        "Event" shall have the meaning set forth in Section 6.7.

        "Exchange Act" shall have the meaning set forth in Section 3.5(b).

        "Exchange Agent" shall have the meaning set forth in Section 2.2(a).

        "Exchange Fund" shall have the meaning set forth in Section 2.2(a).

        "GAAP" means generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing financial statements of the respective party.

        "Governmental Entity" shall have the meaning set forth in Section
3.5(b).

        "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

        "Include" shall have the meaning set forth in Section 9.3.

        "Include without limitation" shall have the meaning set forth in Section 9.3.

        "Indebtedness" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, shall include: (i) all obligations of such Person for borrowed money or which have been incurred in connection with the purchase of property or assets; (ii) obligations secured by any Security Interest upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property; and (iv) that portion of capitalized lease obligations properly classified as a liability on a balance sheet in accordance with GAAP.

        "Initial Payment" shall have the meaning set forth in Section 2.1(c)(i).

        "Interim Funding Cap" shall mean any amounts advanced to TARGET by Wexford with the approval of the Executive Committee, up to a total equal to the product of $200,000 and the number of months from the date hereof to the Closing Date (prorated for partial months), and a maximum of $500,000 in the aggregate.

        "Latest Financial Statements" shall have the meaning set forth in
Section 3.6(c).

        "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), obligation or Indebtedness.

        "LIM" shall have the meaning set forth in the definition of "Designated Amounts."

        "LIM Funds" shall have the meaning set forth in the definition of "Designated Amounts."

        "Mannesmann Receivable" shall have the meaning set forth in the definition of "Designated Amounts."

        "Material Contracts" shall have the meaning set forth in Section 3.13.

        "Merger" shall have the meaning set forth in Section 1.3(a).

        "Merger Consideration" shall have the meaning set forth in Section 2.1(c)(ii).

        "Net Proceeds" shall mean (i) the Designated Amounts collected on or before the third anniversary of the Closing Date (ii) plus the amount by which the Puerto Rico Tax Liability is less than $1.5 million (the "PR SURPLUS") or minus the amount by which the Puerto Rico Tax Liability exceeds $1.8 million (the "PR DEFICIT"), in each case as such amount shall be finally determined on or before the third anniversary of the Closing Date, (iii) minus the reasonable costs of collection, defense or settlement actually incurred on or before the third anniversary of the Closing Date in collecting or seeking to collect the Designated Amounts or in respect of counterclaims, and (iv) minus collection fees owing to BUYER pursuant to Section 6.12 hereof; provided, however, that if a final determination of the Puerto Rico Tax Liability shall not have been reached on or before the third anniversary of the Closing Date, there shall be no PR Surplus and no PR Liability.

        "Ordinary Course of Business" means the ordinary course of business of TARGET and its Subsidiaries, consistent with past custom and practice of TARGET and its Subsidiaries (including with respect to quantity and frequency).

        "Person" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

        "Pentney" shall mean Pentney Engineering, Ltd., a limited liability company organized under the laws of the United Kingdom, and an indirectly wholly-owned subsidiary of TARGET.

        "Plans" means: (i) all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");
(ii) all other severance pay, deferred compensation, excess benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, stockholder, consultant, or independent contractor of TARGET or any ERISA Affiliate of TARGET and (i) to which TARGET or any ERISA Affiliate of TARGET is or has been a party or by which any of them is or has been bound or (ii) with respect to which TARGET or any ERISA Affiliate of TARGET has made any payments or contributions since December 31, 1987 or (iii) to which TARGET or any ERISA Affiliate of TARGET may otherwise have any Liability (including any such plan or arrangement formerly maintained by TARGET or any ERISA Affiliate of TARGET).

        "PR Deficit" shall have the meaning set forth in the definition of "Net Proceeds."

        "Preferred Proposal" shall have the meaning set forth in Section 6.1(a).

        "PR Surplus" shall have the meaning set forth in the definition of "Net Proceeds."

        "Proxy Statement" shall have the meaning set forth in Section 6.2(a).

        "Puerto Rico Tax Liability" means all taxes, including penalties and interest, paid to or claimed by the Commonwealth of Puerto Rico on or after the date of this Agreement with respect to operations conducted by TARGET and its Subsidiaries in Puerto Rico prior to the date of this Agreement, and all legal, accounting and other expenses incurred on or after the date of this Agreement in connection with the investigation, defense and settlement of such tax liabilities.

        "Reserve" shall have the meaning set forth in Section 2.2(d).

        "SEC" shall have the meaning set forth in Section 3.5(b).

        "Securities Act" shall have the meaning set forth in Section 3.2(b).

        "Security Interest" means any mortgage, pledge, security interest, charge, lien or other encumbrance or right of any third party.

        "Security Agreement" shall have the meaning set forth in Section 6.11.

        "Shareholders" shall mean the beneficial owners of the TARGET Common Stock issued and outstanding immediately prior to the Effective Time.

        "Shareholder Representative" shall mean Wexford Management LLC as representative of the Shareholders.

        "Subsidiary" means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "Surviving Corporation" shall have the meaning set forth in Section 1.3(a).

        "TARGET Balance Sheet@ shall have the meaning set forth in Section
3.6(b).

        "TARGET Common Stock" shall have the meaning set forth in Section
3.2(a).

        "TARGET Disclosure Schedule" shall have the meaning set forth in Article 3.

        "TARGET Expenses" shall have the meaning set forth in Section 8.3(b).

        "TARGET Intellectual Property Rights" shall have the meaning set forth in 3.12(a).

        "TARGET Material Adverse Effect" means a material adverse effect on the business, operations, employee or client relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of TARGET and its Subsidiaries taken as a whole.

        "TARGET Preferred Stock" shall have the meaning set forth in Section 3.2(a).

        "TARGET SEC Reports" shall have the meaning set forth in Section 3.6(a).

        "TARGET Stockholders Meeting" shall have the meaning set forth in
Section 6.2(a).

        "Tax" or "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts, including any obligations with respect to taxes of a predecessor entity.

        "Tax return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party" shall have the meaning set forth in Section 8.1.

        "Voting Agreement" shall have the meaning set forth in Section 6.9.

        "WEP" shall mean Wahlco Engineered Products, Ltd., a limited liability company formed under the laws of the United Kingdom, and an indirectly wholly-owned subsidiary of TARGET.

        "Wexford" shall have the meaning set forth in Section 6.9.

        "Wexford Debts" shall mean all Indebtedness of TARGET and its Subsidiaries which is owed to or guaranteed by Wexford (i) as set forth on
SCHEDULE I hereto, and (ii) any amounts approved by the Executive Committee and advanced by Wexford to TARGET from the date hereof to the Closing Date, and
(iii) in each case, accrued and unpaid interest on such amounts from the date hereof to the Closing Date in accordance with the terms of the Amended and Restated Credit Agreement dated as of January 30, 1998 (the "CREDIT AGREEMENT").

        "Wexford Guarantees" shall mean all guarantees by Wexford of any outstanding obligations of TARGET and its Subsidiaries (other than the Wexford Debts) as of the Effective Time. SCHEDULE II hereto sets forth the Wexford Guarantees.

                                   ARTICLE 1.

                                   THE MERGER

        1.1 Effective Time of The Merger. Subject to the provisions of this Agreement, a certificate of merger prepared in accordance with Section 252 of the Delaware General Corporation Law ("DGCL") (the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by TARGET, SUB and such other parties as may be appropriate, and thereafter the Certificate of Merger shall be delivered to the Delaware Secretary of State for filing as soon as practicable on or after the date on which the Closing occurs. The Merger shall become effective on the date and at the time of the acceptance of the Certificate of Merger by the Delaware Secretary of State or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

        1.2 Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Pacific Time, on a date to be specified by BUYER and TARGET, which shall be no later than two (2) business days following the satisfaction of the conditions hereto (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304-1050, unless another date or place is agreed to in writing by BUYER and TARGET.

        1.3    Effects of the Merger.

               (a) At the Effective Time, (i) the separate existence of SUB shall cease and SUB shall be merged (the "MERGER") with and into TARGET (SUB and TARGET are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and TARGET is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of TARGET as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of TARGET as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

               (b) At and after the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

        1.4 Directors and Officers. The directors of SUB immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of SUB immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 2.
                            CONVERSION OF SECURITIES

        2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of TARGET Common Stock or capital stock of Sub:

               (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of SUB shall be converted into and become one fully paid and nonassessable share of common stock, $.01 per share, of the Surviving Corporation.

               (b) Cancellation of Treasury Stock and BUYER-Owned Stock. Any shares of TARGET Common Stock that are owned by BUYER, SUB or any other wholly-owned Subsidiary of BUYER shall be canceled and retired and shall cease to exist and no stock of BUYER or other consideration shall be delivered in exchange therefor.

               (c) Conversion of TARGET Common Stock. Subject to Section 2.3, each issued and outstanding share of TARGET Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive an amount per share equal to the sum of the following:

                      (i) An initial payment of $1,581,768.50 minus any amounts advanced by Wexford to TARGET from the date hereof to the Closing Date in excess of the Interim Funding Cap, divided by the number of shares of TARGET Common Stock outstanding as of the Effective Time (the "INITIAL PAYMENT"). The Initial Payment will be payable upon surrender of Certificates for TARGET Common Stock in accordance with Section 2.2. The Initial Payment is subject to reduction as set forth in Section 6.16.

                      (ii) Contingent payments equal to (A) the Net Proceeds divided by (B) the number of shares of TARGET Common Stock outstanding as of the Effective Time (the "CONTINGENT PAYMENTS" and together with the Initial Payment, the "MERGER CONSIDERATION"). The Contingent Payments will be deposited with the Exchange Agent in accordance with Section 2.2 hereof.

All shares of TARGET Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Initial Payment and Contingent Payment in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2, without interest.

               (d) TARGET Stock Plans, Options and Rights. All outstanding options and rights to purchase TARGET Common Stock issued under the TARGET 1996 Employee Stock Option Plan shall be terminated as of the Effective Time.

               (e) TARGET Warrants. The Surviving Entity will not assume any outstanding warrants to purchase TARGET Common Stock. TARGET will obtain agreements to terminate all warrants held by Wexford and Wexford affiliates.

        2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of TARGET Common Stock for cash pursuant to the Merger shall be as follows:

               (a) Exchange Agent. As of the Effective Time, BUYER shall deposit with Boston Equiserve or another agent approved by BUYER and the Shareholder Representative (the "EXCHANGE AGENT"), for the benefit of the Shareholders, the aggregate amount of the Initial Payment payable pursuant to Section 2.1 in exchange for outstanding shares of TARGET Common Stock. BUYER shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent any amounts constituting all or part of the Net Proceeds promptly as such Net Proceeds are received by the Surviving Corporation. The cash deposited for the Initial Payment and Contingent Payments as it shall be constituted from time to time is referred to as the "EXCHANGE FUND."

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of TARGET Common Stock (each a "CERTIFICATE" and, collectively, the "CERTIFICATES") whose shares were converted pursuant to
Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as BUYER and TARGET may reasonably specify), (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration; and (iii) the notice of approval of the Merger and accompanying statutory materials, information and instruction as required by Section 262 of the DGCL. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by BUYER, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange for the Certificate, the Merger Consideration, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of TARGET Common Stock which is not registered in the transfer records of TARGET, the Merger Consideration may be paid to a transferee if the Certificate representing such TARGET Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. The instructions for effecting the surrender of the Certificates shall set forth procedures that must be taken by the holder of any Certificate that has been lost, destroyed or stolen. It shall be a condition to the right of such holder to receive the Merger Consideration that the Exchange Agent shall have received, along with the letter of transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify BUYER, signed exactly as the name or names of the registered holder or holders appeared on the books of TARGET immediately prior to the Effective Time, together with a customary bond and such other documents as BUYER or the Exchange Agent may reasonably require in connection therewith.

               (c) No Further Ownership Rights in TARGET Common Stock. Merger

Consideration paid pursuant to this Section 2.2 shall be deemed when paid in full to have been paid in full satisfaction of all rights pertaining to such shares of TARGET Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of TARGET Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 2.2.

               (d) Distribution from Exchange Fund. No amounts other than the Initial Payment shall be distributed from the Exchange Fund prior to the earlier of the first anniversary of the Closing Date or the date on which the Puerto Rico Tax Liability is finally determined. From such date until the expiration of the Exchange Fund, amounts may be distributed from the Exchange Fund as and when determined by the Shareholder Representative; provided, however, that until the earlier of the final determination of the Puerto Rico Tax Liability and the third anniversary of the Closing Date, an amount equal to 125% of the excess of the estimated Puerto Rico Tax Liability (as estimated in good faith by BUYER) over $1,800,000 (the "RESERVE") shall not be distributed from the Exchange Fund; and provided further that unless the Shareholder Representative shall have instructed BUYER not to proceed with litigation to recover any funds that may constitute Net Proceeds, then for each unresolved item in the Designated Amounts, the Reserve shall be increased by $50,000.

               (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of TARGET within one month after the third anniversary of the Closing Date shall be delivered to BUYER, and any stockholders of TARGET who have not previously complied with this Section
2.2 shall thereafter look only to BUYER for payment of their claim for any Merger Consideration and any dividends or distributions with respect to TARGET Common Stock.

               (f) No Liability. Neither BUYER nor TARGET shall be liable to any holder of shares of TARGET Common Stock, as the case may be, in respect of any Merger Consideration delivered to a public official as required by any applicable abandoned property, escheat or similar law.

        2.3 Appraisal Rights. The shares of TARGET Common Stock ("DISSENTING SHARES") held by any stockholder of TARGET who has demanded an appraisal pursuant to the DGCL (a "DISSENTING STOCKHOLDER") shall not be converted pursuant to the Merger unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to demand an appraisal under the DGCL, and shall be entitled to receive only the payment provided for by the DGCL. If any such holder shall fail to perfect or shall have effectively withdrawn or lost the right to demand an appraisal, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to the terms hereof.

                                   ARTICLE 3.



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

                    REPRESENTATIONS AND WARRANTIES OF TARGET

        TARGET represents and warrants to BUYER and SUB that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered by TARGET to BUYER (the "TARGET DISCLOSURE SCHEDULE"). The TARGET Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 3, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 3.

        3.1 Organization. The TARGET Disclosure Schedule lists each of TARGET's Subsidiaries. Each of TARGET and its active Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a TARGET Material Adverse Effect. Except as set forth on the TARGET Disclosure Schedule, neither TARGET nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by TARGET and comprising less than one percent (1%) of the outstanding stock of such company.

        3.2    TARGET Capital Structure.

               (a) The authorized capital stock of TARGET consists of 50,000,000 shares of common stock, par value $0.01 per share ("TARGET COMMON STOCK"), and 10,000,000 shares of Preferred Stock, par value $0.01 per share ("TARGET PREFERRED STOCK"). As of October 31, (i) 16,323,074 shares of TARGET Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) there were options and rights outstanding under the TARGET Stock Option Plans, entitling the optionees thereunder upon valid exercise to acquire in the aggregate 1,342,556 shares of TARGET Common Stock, (iii) there were warrants outstanding entitling the holders thereof upon valid exercise to acquire in the aggregate 1,306,133 shares of TARGET Common Stock at the exercise prices set forth on the TARGET Disclosure Schedule, and (iv) no shares of TARGET Common Stock were held by any Subsidiary of TARGET. No change in such capitalization has occurred since such date other than the exercise and termination of stock options outstanding. No shares of TARGET Preferred Stock were issued and outstanding. All shares of TARGET Common Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of TARGET or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of TARGET Common Stock or the capital stock of any TARGET Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.

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

               (b) Except as set forth in this Section 3.2, there are no equity securities of any class of TARGET or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which TARGET or any of its Subsidiaries is a party or by which any of them are bound obligating TARGET or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of TARGET or any of its Subsidiaries or obligating TARGET or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of TARGET, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of TARGET other than the Voting Agreement attached hereto as Exhibit A. All of the outstanding TARGET Common Stock, options or warrants were either registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") or were issued pursuant to valid exemptions from registration. TARGET has taken all actions necessary such that after the Effective Time there will not exist any rights of any nature granting any Person a right to acquire the securities of TARGET and/or its Subsidiaries.

        3.3 Subsidiaries. TARGET directly or indirectly owns all of the outstanding stock of each of its Subsidiaries free and clear of all Security Interests, agreements, preemptive rights, and/or limitations on TARGET's voting rights, charges or other restrictions of any nature, and all such shares are duly authorized, validly issued, fully paid and nonassessable.

        3.4    Authority and Status.

               (a) The execution, delivery and performance by TARGET of this Agreement and each and every other agreement, document and instrument provided for herein have been duly authorized and approved by a unanimous vote of the TARGET Board of Directors except that Mark L. Plaumann, a representative of Wexford on the Board, may abstain from voting subject only to the approval of the Merger by TARGET's stockholders under applicable provisions of TARGET's Certificate of Incorporation and the DGCL. The Board of Directors of TARGET has
(i) determined that the Merger is fair to and in the best interests of the stockholders of TARGET and (ii) resolved to submit the Merger to and recommend approval of the Merger by the stockholders of TARGET.

               (b) TARGET has the corporate power and authority to execute and deliver this Agreement, to perform hereunder and, upon approval of the transactions provided for herein by the stockholders of TARGET, to consummate the transactions contemplated hereby without any other corporate or stockholder approval. Assuming this Agreement and each and every agreement, document or instrument to be executed, delivered and performed by TARGET in connection herewith are valid and legally binding obligations of BUYER and Sub, this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by TARGET in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligation of TARGET enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

        3.5    No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement by TARGET does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of TARGET; (ii) result in any violation or breach of, require any consent or approval under, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which TARGET or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 3.5(b), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TARGET or any of its Subsidiaries or any of their properties or assets; other than, in the case of clause (ii) or (iii) above, any such conflicts, violations, defaults, or rights that individually or in the aggregate could not reasonably be expected to
(x) have a TARGET Material Adverse Effect, (y) materially impair the ability of TARGET to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to TARGET or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the applicable Certificate of Merger with the Delaware Secretary of State; (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as to which the failure to obtain or make could not reasonably be expected to (x) have a TARGET Material Adverse Effect, (y) materially impair the ability of TARGET to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

        3.6    SEC Filings; Financial Statements.

               (a) TARGET has filed all forms, each registration statement, schedule, report, proxy statement and document required to be filed by TARGET with the SEC since the date of its initial public offering (collectively, the "TARGET SEC REPORTS"). The TARGET SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the TARGET SEC Reports or necessary in order to make the statements in the TARGET SEC Reports, in the light of the circumstances under which they were made, not misleading. None of TARGET's Subsidiaries is required to file any forms, reports or other documents with the SEC. TARGET has made all filings with the SEC in a timely manner as required by law and no event has occurred that requires an additional filing or any amendment to a prior filing.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the TARGET SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and fairly presented the consolidated financial position of TARGET and its Subsidiaries as at the respective dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not or are not material in amount. The audited balance sheet of TARGET as of December 31, 1997 is referred to herein as the "TARGET BALANCE SHEET."

               (c) TARGET has provided BUYER with a consolidated balance sheet and related statements of income, changes in stockholder's equity and cash flows for TARGET and each of its Subsidiaries as of and for the three month period ended September 30, 1998 ("LATEST FINANCIAL STATEMENTS"). The Latest Financial Statements are consistent with the accounting policies used in preparing the consolidated financial statements attached to the TARGET SEC Reports and fairly present the results for the interim period presented thereby, except that such financial statements are subject to normal and recurring year-end adjustments which are not material in amount.

        3.7 No Undisclosed Liabilities. Except as set forth in the TARGET Disclosure Schedule, the Company does not have any Liability in excess of fifty thousand dollars ($50,000) that (i) has not been reflected in the Latest Financial Statements or (ii) has not arisen in the Ordinary Course of Business since September 30, 1998. Except as reflected on the Latest Financial Statements, or disclosed in the TARGET Disclosure Schedule, no customer has asserted a right of refund or set off from TARGET.

        3.8 Absence of Certain Changes or Events. Since the date of the Latest Financial Statements, TARGET and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any material damage, destruction or loss (whether or not covered by insurance) with respect to TARGET or any of its Subsidiaries; (ii) any material change by TARGET in its accounting methods, principles or practices; (iii) any increase in dividends or employee compensation or benefits payable by TARGET, except for

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

increases in the Ordinary Course of Business; (iv) any revaluation by TARGET of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business; (v) any change in any material respect in which the business of TARGET and its Subsidiaries has been conducted, including, without limitation, billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable; (vi) any agreement and/or understanding entered into which materially alters or amends any licensing or contractual arrangements with respect to any TARGET Intellectual Property Rights, other than in the Ordinary Course of Business;
(vii) any loss or change in the relationships with any client, contractor or supplier that would constitute a TARGET Material Adverse Effect; (viii) any declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of TARGET, or any direct or indirect redemption, purchase or other acquisition by TARGET of any of its capital stock other than pursuant to the exercise of repurchase rights under stock option agreements;
(ix) any increase in the salary or other compensation payable or to become payable by TARGET to any of its officers, directors, or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by TARGET, of a bonus or other additional salary or compensation to any such person; (x) except as reflected on the Latest Financial Statements, any loan by TARGET to any person or entity, incurring by TARGET of any indebtedness, guaranteeing by TARGET of any indebtedness, issuance or sale of any debt securities of TARGET or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the Ordinary Course of Business; or (xi) any other transaction, commitment, dispute, or any other action or event or condition that would be reasonably likely to have a TARGET Material Adverse Effect. BUYER acknowledges and agrees that recent and/or ongoing operating losses of TARGET do not make untrue the representations made in this Section 3.8.

        3.9    Taxes.

               (a) TARGET and its Subsidiaries have, as of the date hereof, and will prior to the Effective Time have, timely and accurately filed all federal, state, foreign and local income, franchise, sales, real and personal property, payroll and other tax returns and reports required to be filed by them prior to such dates and have timely paid, or will prior to the Effective Time timely pay, all taxes shown on such returns as owed for the periods of such returns, including all withholding or other payroll related taxes shown on such returns. The tax basis of all assets of TARGET and the Subsidiaries as reflected on their books and records is correct and accurate in all material aspects. Except as described on the TARGET Disclosure Schedule, neither TARGET nor any Subsidiary is, nor is either TARGET or any Subsidiary expected to become, subject to any additional taxes, interest, penalties or other similar charges with respect to the tax returns and reports referred to in the first sentence of this Section 3.9(a) that would individually or in the aggregate have a TARGET Material Adverse Effect. No assessments or notices of deficiency or other written communications have been received by TARGET, with respect to any tax return that has not been paid, discharged or fully reserved on the TARGET Balance Sheet, and no amendments or applications for refund have been filed or are planned with respect to any such return. TARGET does not have any material liabilities for Taxes that have not been accrued for or reserved on the TARGET Balance Sheet,

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

contingent or otherwise. There are no agreements between TARGET or any Subsidiary and any taxing authority, including, without limitation, the IRS, waiving or extending any statute of limitations with respect to any tax return, and neither TARGET nor any of its Subsidiaries has filed any consent or election under the Code, including, without limitation, any election under Section 341(f) of the Code.

               (b) Neither TARGET nor any of its Subsidiaries has made any payments, or is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it, or any successor in interest, to make any payments, that will not be deductible under Section 280G of the Code.

               (c) TARGET and its Subsidiaries (i) have withheld the proper amounts necessary to comply with the tax withholding provisions of all applicable laws for all compensation paid to the officers and employees of TARGET and its Subsidiaries, (ii) have correctly prepared and duly and timely filed all returns and reports relating to those amounts withheld from their officers and employees and to their employer liability for employment taxes under the Tax Code and applicable state and local laws and (iii) have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable law for employment taxes.

               (d) No assessments or notices of deficiency or other written communications have been submitted to TARGET by the IRS, any foreign, state or local taxing authority, or any other investigation or audit, that will have, or can be expected to have, a TARGET Material Adverse Effect.

               (e) Neither TARGET nor any of its Subsidiaries is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

        3.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon TARGET or any of its Subsidiaries which has the effect of prohibiting or materially impairing any current or future business practice of TARGET or any of its Subsidiaries, any acquisition of property by TARGET or any of its Subsidiaries or the conduct of business by TARGET or any of its Subsidiaries as currently conducted or as proposed to be conducted by TARGET or any of its Subsidiaries.

        3.11   Title to Properties; Absence of Liens and Encumbrances.

               (a) Section 3.11 of the TARGET Disclosure Schedule sets forth a list of all real property owned by TARGET or any of its Subsidiaries.

               (b) TARGET, including its Subsidiaries, has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, free and clear of any Liens, except for defects in title, easements, restrictive covenants and similar

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

encumbrances or impediments that, in the aggregate, do not and will not materially interfere with the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

               (c) All material assets owned or leased by TARGET and its are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear.

        3.12   Intellectual Property.

               (a) TARGET and its Subsidiaries own, or have a valid license to use, the rights to all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, trade secrets, know-how and any other intellectual property rights (the "TARGET INTELLECTUAL PROPERTY RIGHTS") that are material to the conduct of the business of TARGET and its Subsidiaries taken as a whole. No claims are pending or, to the knowledge of TARGET, threatened that TARGET or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any material TARGET Intellectual Property Right. To TARGET's knowledge, no person is infringing the rights of TARGET or any of its Subsidiaries with respect to any material TARGET Intellectual Property Right.

               (b) TARGET and its Subsidiaries use fully integrated operational and accounting software packages which are commercially available. Additionally, TARGET and its Subsidiaries have developed various proprietary software packages which are integrated into several of its final products to monitor and control the processes at customer locations. All of the commercially available products and the proprietary software could potentially be affected by the date change in the year 2000. TARGET and its Subsidiaries continue to assess the impact of the year 2000 issue on business operations, and have received assurances from the vendors of such licensed software that all date-sensitive issues related to the year 2000 conversion have been resolved. TARGET and its Subsidiaries are aware of programming changes which are required to configure its proprietary software and are in the process of implementing a corrective program. To TARGET's knowledge, the costs associated with such corrective program will not be material.

        3.13 Agreements, Contracts and Commitments. The TARGET Disclosure Schedule contains a true and complete list of all material contracts, agreements, commitments and other instruments (identified by title, date and parties) (whether oral or written), to which TARGET or its Subsidiaries is a party, including all:

               (a) material leases, rental agreements or other contracts or commitments affecting the ownership or leasing of, title to or use of any interest in real or personal property and all maintenance or service agreements relating to any real or personal property requiring payments in excess of $100,000 per annum;

               (b) contracts or commitments providing for payments by TARGET or its Subsidiaries in excess of $50,000 per annum based in any manner upon the sales, purchases,

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

receipts, income or profits of TARGET or its Subsidiaries;

               (c) any fidelity or surety or completion bond;

               (d) any agreement of indemnification or guaranty issued other than in the Ordinary Course of Business;

               (e) license agreements;

               (f) employment contracts or commitments regarding employees or independent contractors requiring annual payments by TARGET or any of its Subsidiaries of an amount in excess of $50,000; and any other material contracts, plans or commitments providing for any continuing payment of any type or nature, including, without limitation, any severance, termination, parachute, or other payments (whether due to a change in control, termination or otherwise) and bonuses and vested commissions, in each case, requiring payments by TARGET or any of its Subsidiaries of an amount in excess of $50,000 in any 12-month period;

               (g) any collective bargaining agreements;

               (h) instruments or arrangements evidencing or related to Indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise;

               (i) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of the Business;

               (j) joint product development agreements with any party other than BUYER;

               (k) except as provided in agreements disclosed elsewhere on the TARGET Disclosure Schedule, any written arrangement concerning non-competition;

               (l) agreements with any employee, or Plans, the benefits of which are contingent on, or the terms of which are materially altered upon, the occurrence of a transaction of the nature contemplated by this Agreement involving TARGET or its Subsidiaries; and

               (m) agreements or Plans the benefits of which will be increased or accelerated by the occurrence of the transactions contemplated by this Agreement.

               (n) written arrangements not disclosed on the TARGET Disclosure Schedule pursuant to any other provision in this Section 3.13 under which the consequences of a default or termination could have a TARGET Material Adverse Effect;

               The contracts, agreements, commitments and other instruments listed or required to

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

be listed on the TARGET Disclosure Schedule are herein referred to as the "MATERIAL CONTRACTS."

               To TARGET's knowledge, all the Material Contracts are valid and binding upon TARGET or the applicable Subsidiary and upon the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors rights generally and general principles of equity relating to the availability of equitable remedies. Neither TARGET nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a TARGET Material Adverse Effect. Except as set forth on the TARGET Disclosure Schedule, there are no material contracts or commitments that require the performance of services or provision of products by TARGET at a direct cost for each such contract or commitment reasonably expected to be in excess of the revenue to be derived pursuant to the terms of such contract or commitment. Except for terms specifically described on the TARGET Disclosure Schedule, neither TARGET nor any Subsidiary has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument except for payment for actual services rendered or to be rendered by TARGET or its Subsidiaries consistent with amounts historically charged for such services. The TARGET Disclosure Schedule also sets forth the amount of client payments to TARGET or its Subsidiaries through the date hereof with respect to services not yet performed by TARGET or its Subsidiaries, which payments individually exceed $1,000,000. All such payments through the date of the Latest Financial Statements are reflected in the Latest Financial Statements.

        3.14   Employees; Employment Matters.

               (a) Except as disclosed on the TARGET Disclosure Schedule, neither TARGET nor its Subsidiaries have any unsatisfied Liability to any previously terminated employee or independent contractor. TARGET and its Subsidiaries have disclosed all written employee handbooks, policies, programs and arrangements to BUYER.

               (b) No key employee or group of employees has informed either TARGET or its Subsidiaries of any plans to terminate their employment with TARGET or its Subsidiaries as a result of the transactions contemplated hereby or otherwise. Neither TARGET nor its Subsidiaries have experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices. Neither TARGET nor its Subsidiaries have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of TARGET and its Subsidiaries.

               (c) Except as set forth on Section 3.13(f) of the TARGET Disclosure Schedule or as provided by applicable law, all persons employed by TARGET and its Subsidiaries are employees at will or otherwise employed such that TARGET and its Subsidiaries may terminate their

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

employment at any time, with or without cause, without creating any material cause of action against TARGET and its Subsidiaries or otherwise giving rise to any material liability of TARGET and its Subsidiaries for wrongful discharge, breach of contract or tort.

               (d) Except as disclosed on the TARGET Disclosure Schedule,
TARGET and its Subsidiaries have complied in all material respects with all applicable laws relating to labor in each jurisdiction wherein TARGET and its Subsidiaries conduct business, including, without limitation, any requirements of the Immigration and Nationalization Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder, any provisions thereof relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, and neither TARGET nor its Subsidiaries are liable for any arrearage, or any costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, neither TARGET nor its Subsidiaries have incurred a violation of Part 6 of Subtitle B of Title I of ERISA ("COBRA") or any other applicable state or foreign insurance continuation law. No COBRA or other state or foreign insurance continuation law violation exists or will exist with respect to any employees of either TARGET or its Subsidiaries prior to and including the Effective Time, nor will any such violation occur as a result of the transactions contemplated hereby.

               (e) Each Person whom TARGET or its Subsidiaries has retained as an independent contractor during the past three years qualifies as an independent contractor and not as an employee of TARGET or its Subsidiaries under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause TARGET or its Subsidiaries to be in breach of any agreement with any employment, contractor or consultant or cause TARGET or its Subsidiaries to be liable to pay any severance or other amount to any employee, contractor or consultant of TARGET or its Subsidiaries.

        3.15 Employee Benefit Plans. TARGET and each of its Plans have at all times complied in all material respects with all applicable laws relating to labor and employee benefits in each jurisdiction wherein TARGET and its Subsidiaries conduct business, including without limitation, all applicable provisions of ERISA and the Code, and any applicable federal, state and foreign laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto.

        3.16 Litigation. The TARGET Disclosure Schedule sets forth each instance in which TARGET or any of its Subsidiaries (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge or (ii) is a party to or, to the knowledge of TARGET, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi- judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator, in each case that could reasonably be expected to result in any TARGET Material Adverse Effect. TARGET has no knowledge of any basis on which such charge,

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

complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against TARGET or its Subsidiaries.

        3.17 Licenses and Permits; Compliance with Law. TARGET and its Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses and the use of their respective assets, except for such licenses, certificates, permits, franchises and rights the absence of which would not individually or in the aggregate have a TARGET Material Adverse Effect. Except for any matters which will not have a TARGET Material Adverse Effect, TARGET and its Subsidiaries presently are conducting their respective businesses so as to comply with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. Further, TARGET and its Subsidiaries are not presently charged with, or, to the knowledge of TARGET, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or presently the subject of any pending or, to the knowledge of TARGET, threatened adverse proceeding by any regulatory authority having jurisdiction over their respective businesses, properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by TARGET or any of its Subsidiaries, and all such licenses, certificates, permits, franchises and rights will inure to the benefit of the Surviving Corporation after the consummation of the transactions contemplated by this Agreement.

        3.18 Insurance. TARGET has provided to BUYER a list and description of each insurance policy currently in effect where TARGET is the beneficiary, including the name of each insurer, policy coverage, coverage amounts and premiums payable. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of TARGET and its Subsidiary, to the knowledge of TARGET, there is no claim by TARGET and its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and TARGET and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). TARGET has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. TARGET does not have any key-man life insurance policies or any other policies under which TARGET's Stockholders are beneficiaries, other than any policies under which TARGET's Stockholders may be beneficiaries in their capacities as employees of the Company.

        3.19 Related Parties. Except for the Wexford Debts and the Wexford Guarantees and except as set forth on the TARGET Disclosure Schedule or in the TARGET SEC Reports, to the knowledge of TARGET, no stockholder owning greater than a five-percent (5%) interest in TARGET, no Affiliate or member of the immediate family of any such stockholder, and no officer or director or member of the immediate family of such officer or director of TARGET or any Subsidiary possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any



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

corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of TARGET or any Subsidiary, in each case, such that would be required to be disclosed by TARGET in its public filings (except as a stockholder holding less than a one-percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market), other than arrangements with TARGET principals and experts in the Ordinary Course of Business.

        3.20 Clients. TARGET shall provide BUYER with a true and accurate list of all of the clients that generated at least $1,000,000 in revenues to TARGET in 1997 or are expected to generate $1,000,000 in billings in 1998. Since the date of the Latest Financial Statements, no client of TARGET and its Subsidiaries accounting for more than 5% of revenues of TARGET and its Subsidiaries, taken as a whole; in fiscal 1997, has canceled, materially reduced the scope of, or otherwise adversely modified its relationship with TARGET or its Subsidiaries and, to the knowledge of TARGET, no such Person has any intention to do so, and there are no disputes or problems or notices of dissatisfaction with or from any such client of TARGET or its Subsidiaries and the consummation of the transactions contemplated hereby will not, to the knowledge of TARGET, adversely affect any relationships with such clients.

        3.21 Warranty; Unbillable Work. All services rendered by TARGET and its Subsidiaries have been in material conformity with all applicable contractual commitments and all warranties, and TARGET and its Subsidiaries have no Liability for damages in connection therewith, in excess of the warranty reserves for client claims set forth on the TARGET Balance Sheet. TARGET and its Subsidiaries have provided Buyer with accurate reports of Buyer's historical warranty experience.

        3.22   Environmental Liability.

               (a) TARGET and its Subsidiaries have been and are in compliance in all material respects (which compliance includes, but is not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than such permits and authorizations as to which the failure to obtain could reasonably be expected to (x) have a TARGET Material Adverse Effect, (y) materially impair ability of the TARGET to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement) with all Environmental Laws and the Company has not received any notice of any alleged claim, violation of or liability under any Environmental Laws which has not heretofore been cured or for which there is any remaining liability;

               (b) Neither TARGET nor any of its Subsidiaries have received notice of any Environmental Claim filed or threatened against it, or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law and there are no past or present actions, activities, circumstances, conditions, events or incidents, that to the knowledge of TARGET could reasonably be expected to form the basis of any



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

Environmental Claim against the Company, the business thereof, or against any person or entity whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law;

               (c) Neither TARGET nor any of its Subsidiaries have disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; and

               (d) To the knowledge of TARGET no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time (including both land and improvements thereon) by TARGET or its Subsidiaries or for its business, and, to the knowledge of TARGET, no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used (including both land and improvements thereon) by the Company for its business, so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

        3.23 Brokers or Finders. Other than the fees and expenses of Hera, LLC, which amount will be paid by TARGET, TARGET has not incurred, nor will it incur, any liability for brokerage or finders' fee or agents' commissions or similar fee in connection with any of the transactions contemplated by this Agreement. The Initial Payment shall be reduced to the extent such fees and expenses incurred in connection with this transaction exceed $50,000.

                                   ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

        BUYER and SUB represent and warrant to TARGET that the statements contained in this Article 4 are true and correct, except as set forth in the disclosure schedule delivered by BUYER to TARGET (the "BUYER DISCLOSURE SCHEDULE"). The BUYER Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article 4.

        4.1 Organization. BUYER and SUB are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2    Authority; No Conflict; Required Filings and Consents.

               (a) BUYER and SUB have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of BUYER



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

and Sub. This Agreement has been duly executed and delivered by BUYER and SUB and constitutes the valid and binding obligation of BUYER and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

               (b) The execution and delivery of this Agreement by BUYER and SUB does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of BUYER or of Sub, or (ii) subject to the consents, approvals, orders, authorizations, filings and registrations specified in Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BUYER or Sub, except for such violations which would not be reasonably likely to have a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to BUYER or SUB in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, and (ii) such other consents, authorizations, filings, approvals and registrations which in the aggregate, if not obtained or made, would not be reasonably likely to have a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement.

        4.3 Financing. BUYER has internal resources and will secure financing commitments from responsible financial institutions in connection with the Merger that are in an aggregate amount sufficient to consummate the transactions contemplated hereby.

        4.4 Sophisticated Purchaser; Access to Information; No Oral Representations. BUYER represents and acknowledges that it is a sophisticated purchaser; that it is aware of TARGET's business affairs and financial condition; that BUYER, together with its representatives, has had the opportunity to conduct an independent due diligence review of TARGET, and in connection therewith BUYER has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into this Agreement; that it is familiar with the industry in which TARGET conducts its business; that it is relying only on its due diligence review of TARGET and the representations and warranties contained herein; and that BUYER has formed its own opinions with respect to TARGET's future results and has not relied on any projections provided by TARGET.

                                   ARTICLE 5.
                               CONDUCT OF BUSINESS

        5.1 Covenants of TARGET. During the period from the date of this Agreement and



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

continuing until the earlier of the termination of this Agreement or the Effective Time, TARGET agrees as to itself and its Subsidiaries (except to the extent that noncompliance with these covenants occurs because BUYER has declined to advance funds to TARGET or because Wexford has declined to advance funds to TARGET in excess of the Interim Funding Cap and only to the extent that such actions are in the control of TARGET), to carry on its business in the Ordinary Course of Business, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, (iii) maintain its properties, (iv) keep its insurance in force, (v) preserve its relationships with clients, suppliers, distributors, licensors, licensees, and others having business dealings with it, and (vi) pay its accounts payable in the Ordinary Course of Business without material increase in average days outstanding. TARGET shall promptly notify BUYER of any event or occurrence not in the Ordinary Course of Business of TARGET or its Subsidiaries, where such event or occurrence would result in a breach of any covenant of TARGET or its Subsidiaries, set forth in this Agreement or cause any representation or warranty of TARGET, set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence. Except as expressly contemplated by this Agreement, TARGET shall not, without the prior written consent of BUYER which shall not be unreasonably withheld:

               (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

               (b) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

               (c) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business and that of its Subsidiaries, taken as a whole, except for transactions entered into in the Ordinary Course of Business;

               (d) Transfer or license to any Person or otherwise extend, amend or modify any material rights to the TARGET Intellectual Property Rights, other than the grant of non-exclusive licenses in the Ordinary Course of Business substantially consistent with past practices; issue any shares of TARGET capital stock or capital stock of any Subsidiary, or any securities which may be exchanged or exercised for or converted into TARGET capital stock or the capital stock of any Subsidiary (including, without limitation, any options or warrants) other than shares of TARGET Common Stock issuable upon exercise of existing options;



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               (e) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in the Ordinary Course of Business, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in settlement of dispute with terminated employees, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

               (f) Revalue any material amount of its assets, including writing down the value of inventory or discounting or writing off notes or accounts receivable other than the Mannesmann Receivable, the LIM Funds, and other than in the Ordinary Course of Business;

               (g) Except with the approval of the Executive Committee, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than Indebtedness incurred under outstanding lines of credit in the Ordinary Course of Business;

               (h) Change any policy or take any action with respect to the payment of accounts payable, and other than in the Ordinary Course of Business;

               (i) Incur or commit to incur capital expenditures other than in the Ordinary Course of Business;

               (j) Make any material change or take any material action with respect to the amortization, capitalization or other accounting policies or procedures, other than actions in the Ordinary Course of Business;

               (k) Other than with respect to the Designated Amounts and the Puerto Rico Tax Liability, waive, release, assign, settle or compromise any material claims or litigation;

               (l) Except as described on the TARGET Disclosure Schedule, make any tax election or settle or compromise any material federal, state, local or foreign tax liability; or

               (m) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (l) above, or any action that individually or in the aggregate could reasonably be expected to (x) have a TARGET Material Adverse Effect, (y) materially impair the ability of TARGET to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

        5.2    SEC Filings; Financial Statements.



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               (a) Between the date hereof and the Effective Time, TARGET will make all filings and amendments thereto with the SEC in a timely manner as required by law. All such TARGET SEC Reports shall comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.

               (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in any TARGET SEC Reports filed between the date hereof and the Effective Time, shall comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted for presentation in Quarterly Reports on Form 10-Q), and shall fairly present the consolidated financial position of TARGET and its Subsidiaries as of the respective dates and the consolidated results of their operations and cash flows for the periods indicated.

        5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of BUYER and TARGET shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

        5.4 Board of Directors. On the date hereof, the TARGET Board of Directors shall by resolution, (i) fix the number of directors at five, (ii) appoint John T. Schofield to fill the existing vacancy on the TARGET Board of Directors, (iii) designate an Executive Committee of the TARGET Board of Directors consisting of John T. Schofield, Mark Plaumann and C. Stephen Beal and
(iv) delegate to such committee the authority to oversee the day to day operations of TARGET to the fullest extent permitted by the DGCL. The Chief Executive Officer of TARGET shall report directly to the Executive Committee with respect to such matters.

                                   ARTICLE 6.
                              ADDITIONAL AGREEMENTS

        6.1    No Solicitation.

               (a) TARGET shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, representative, agent or affiliate, (i) solicit, initiate, or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving TARGET, other than the



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

transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "COMPETING OFFER"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Competing Offer; provided, that TARGET may contact parties with whom it had been having discussions to terminate such discussions, or (iii) agree to, approve or recommend any Competing Offer. Neither the Board of Directors of TARGET, nor any committee thereof, shall (a) withdraw or modify, or propose to withdraw or modify, in any manner adverse to BUYER, the approval or recommendation of the Board of Directors of TARGET of the Merger or this Agreement, or (b) approve or recommend, or propose to approve or recommend, any Competing Offer or any other acquisition of outstanding shares of TARGET, other than pursuant to the Merger or this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent TARGET or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Competing Offer by such Person (including a new and unsolicited Competing Offer received by TARGET after the execution of this Agreement from a Person whose initial contact with TARGET may have been solicited by such party prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Competing Offer to its stockholders, if and only to the extent that (1) (x) the TARGET Board of Directors determines in good faith that such Competing Offer would, if consummated, result in a transaction more favorable to TARGET's stockholders than the transaction contemplated by this Agreement and that the Person making such Preferred Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction, and (y) the Board of Directors of TARGET determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to its stockholders under applicable law (any such more favorable Competing Offer being referred to in this Agreement as a "PREFERRED PROPOSAL"); and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Board of Directors receives from such Person an executed confidentiality agreement with confidentiality provisions not materially less favorable to such Person than those contained in the Confidentiality Agreement dated as of June 30, 1998 between BUYER and TARGET (the "CONFIDENTIALITY AGREEMENT") or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Offer. TARGET shall take no action with respect to the Competing Offer until 48 hours after notice is received by BUYER as required under Section 6.1(b) below.

               (b) TARGET shall notify BUYER orally and in writing no later than 24 hours after receipt by TARGET (or its advisors) of any Competing Offer or any request for nonpublic information in connection with a Competing Offer or for access to the properties, books or records of such party by any Person that informs such party that it is considering making, or has made, a Competing Offer. Such notice to BUYER shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

        6.2    Proxy Statement.



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

               (a) As promptly as practicable after the execution of this Agreement, TARGET shall prepare and file with the SEC a proxy statement (the "PROXY STATEMENT") to be sent to the stockholders of TARGET in connection with the meeting of its stockholders to consider this Agreement and the Merger (the "TARGET STOCKHOLDERS MEETING"). The Proxy Statement (i) shall comply in form and content with the DGCL and all applicable published rules and regulations of the SEC with respect thereto, (ii) shall not, on the date the Proxy Statement is first mailed to stockholders of TARGET, at the time of the TARGET Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the TARGET Stockholders Meeting which has become false or misleading, and (iii) shall contain the unanimous recommendations of Directors of TARGET in favor of the Merger and this Agreement except Mark L. Plaumann, a representative of Wexford on the Board, who shall have abstained from voting.

               (b) BUYER and BUYER's counsel shall be given three (3) days to review and comment on the preliminary Proxy Statement prior to filing with the SEC and shall be given a reasonable period to review and comment on any subsequent changes to the Proxy Statement. TARGET will notify BUYER promptly of any comments received from the SEC or its staff and will provide BUYER with copies of all correspondence with the SEC pertaining to the Proxy Statement or the Merger. The final Proxy Statement shall be subject to BUYER's reasonable approval which shall not be unreasonably withheld and shall be given within two days after the date on which such document is provided to BUYER.

               (c) If at any time prior to the Effective Time any event relating to TARGET or any of its Affiliates, officers or directors should be discovered by TARGET which should be set forth in a supplement to the Proxy Statement, TARGET shall promptly inform BUYER.

        6.3 Stockholders' Meeting. TARGET shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 6.1 and 6.2, TARGET will, through its Board of Directors, recommend to its stockholders approval of such matters.

        6.4 Consents. Each of BUYER and TARGET shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under their respective material agreements, contracts, licenses or leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

        6.5 Access to Information. Upon reasonable notice and subject to applicable law and other legal obligations, TARGET shall in good faith afford to the officers, employees, accountants, counsel and other representatives of BUYER, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and



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records and, during such period, TARGET shall furnish promptly to BUYER (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as BUYER may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        6.6 Legal Conditions to Merger. Each of BUYER and TARGET will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and will use their best efforts to furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger. Each of BUYER and TARGET will: (i) take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by TARGET or BUYER in connection with the Merger (any of the foregoing an "APPROVAL") or the taking of any action contemplated thereby or by this Agreement; (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Entity which may adversely affect the ability of the parties hereto to consummate the Merger or to take any action contemplated by any Approval or by this Agreement until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable; and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement.

        6.7 Update Disclosure; Breaches; Opportunity to Cure. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party in writing, by written update to its respective Disclosure Schedule or otherwise, as appropriate, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of BUYER or TARGET to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. Upon such written notification pursuant to this Section 6.7, the party responsible for such occurrence, non-occurrence, non-compliance or non-satisfaction (each, an "EVENT") shall have the opportunity, for a period of 20 calendar days from the date of such written notice, to cure such Event. If any Event is so cured, such Event shall not be a breach, notwithstanding anything to the contrary set forth herein.

        6.8 Trading Prohibitions. Each of BUYER, SUB and TARGET hereby acknowledges that as a result of disclosures by BUYER, SUB and TARGET contemplated under this Agreement,

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

BUYER, Sub, TARGET and its Subsidiaries and their respective affiliates may, from time to time, have material, non-public information concerning each other. Each of BUYER, SUB and TARGET confirms that it and its respective Affiliates are aware, and that it has advised such persons that, (i) the United States securities laws may prohibit a person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (ii) material non-public information shall not be communicated to any other Person except as permitted herein.

        6.9 Voting Agreement. Contemporaneously with the execution of this Agreement, each of Wexford Management LLC on behalf of Wexford Special Situations 1996, L.P., Wexford Special Situations 1996 Institutional, L.P., Wexford Special Situations 1996, Limited, Wexford-Euris Special Situations 1996, L.P., Wexford Overseas Partners I, L.P., Wexford Capital Partners I, L.P., and Wexford Capital Partners II, L.P. (collectively, "WEXFORD"), and C. Stephen Beal shall have executed a voting agreement in the form attached hereto as EXHIBIT A (the "VOTING AGREEMENT") whereby each party to such agreement has agreed to vote in favor of the Merger. TARGET shall use all commercially reasonable efforts to obtain the signature of Henry Huta to the Voting Agreement.

        6.10 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of TARGET described in Section 7.1(a), including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        6.11 Security Interest. TARGET, Pentney, WEP, Wexford, in its capacity as principal stockholder of TARGET and in its capacity as the Shareholder Representative, and BUYER, shall execute on or before the Closing Date, a Security Agreement creating a valid and enforceable security interest, or comparable interest under the laws of the relevant jurisdiction, in each of the Mannesmann Receivable and all of WEP's right, title and interest in the LIM Funds in favor of the Shareholders (the "SECURITY AGREEMENT"). Prior to the Effective Time, TARGET and BUYER shall cooperate with the Shareholder Representative to take all actions necessary to allow the Shareholder Representative, on behalf of the Shareholders, to perfect the Security Interest, or take such other actions under the laws of the relevant jurisdiction as are necessary to give the Shareholders the same protections they would receive from the perfection of the Security Interest in the United States. From and after the Effective Time, BUYER shall, and shall cause the Surviving Corporation to, take any action which may be necessary to allow the Shareholders to maintain such perfection of the Security Interest.

        6.12   Collection and Payment of the Net Proceeds.

               (a) The LIM Funds.

                       (i) BUYER shall cause the Surviving Corporation and WEP to use commercially reasonable efforts to maximize the recovery of the LIM Funds as quickly as possible.

                       (ii) Unless the LIM Funds have been repaid in full, BUYER shall not, and shall cause the Surviving Corporation and WEP not to, use LIM as the guarantor of any additional warrantee obligations of WEP, the Surviving Corporation or any other affiliate of BUYER, and shall not amend the terms of any LIM guarantee of WEP's warrantee obligations without the prior written approval of the Shareholder Representative.

                       (iii) In the event that the LIM Funds are reduced because any portion of such funds have been paid by LIM from and after the Effective Time to the holder of a LIM guarantee of an obligation of the Surviving Corporation or WEP in satisfaction of a claim by such holder, BUYER shall, or shall cause the Surviving Corporation or WEP to, deposit an amount equal to the amount by which the LIM Funds were reduced as a result of such payment, with the Exchange Agent in accordance with Section 2.2 hereof, as if such amount were a portion of the Net Proceeds recovered from the LIM Funds.

               (b) The Mannesmann Receivable. BUYER shall cause the Surviving Corporation and Pentney to use commercially reasonable efforts to maximize recovery of the Mannesmann Receivable and to recover the Mannesmann Receivable as quickly as possible.

               (c) The Puerto Rico Tax Liability. BUYER shall cause the Surviving Corporation and any of its Subsidiaries, as appropriate, to use commercially reasonable efforts to maximize the PR Surplus and to determine the final amount of the Puerto Rico Tax Liability as quickly as possible.

               (d) Collection Fee. BUYER shall be entitled to payment of a collection fee equal to (i) 20% of the funds collected in respect of the Mannesmann Receivable plus (ii) 20% of the amount by which the Puerto Rico Tax Liability is less than $1.5 million; and (iii) 10% of the funds collected in respect of the LIM Funds; provided, however, that such collection fee shall be calculated after the deduction from such collected amounts of the costs and expenses associated with such collection.

               (e) Approval with Respect to Litigation. BUYER shall not undertake any litigation, or incur any material collection costs related thereto, in connection the Net Proceeds without the prior written consent of the Shareholder Representative.

               (f) Assumption of Responsibility. At anytime, the Shareholder Representative may elect to assume responsibility, at its cost subject to reimbursement out of Designated Amounts collected, for collection of the Designated Amounts.

               (g) Notwithstanding anything to the contrary, the Initial Payment shall be increased by the amount of any Net Proceeds collected by BUYER from the date hereof to the Closing Date.

               (h) On the third anniversary of the Closing Date, BUYER and the Shareholder Representative shall reasonably determine whether LIM is current on payments on the principal amount the LIM Funds no longer required to be held as collateral by LIM as of such date. If BUYER and the Shareholder Representative determine that LIM is current on such payments, BUYER shall deposit in the Exchange Fund an amount equal to the remaining LIM Funds then held by LIM. If BUYER and the Shareholder Representative shall determine that LIM is not current on such payments, then, notwithstanding anything to the contrary in Section 2.2(d) hereof, the Exchange Fund shall not terminate and BUYER shall continue to be bound by its post closing covenants regarding recovery and deposit of any Net Proceeds recovered from the LIM Funds.

        6.13 Payment of Wexford Debts and Replacement of Wexford Guarantees. From the date hereof through the Closing Date, BUYER shall use its best efforts to take all actions necessary to enable BUYER, on the Closing Date to comply with its obligations under Sections 7.3(b) and 7.3(c) hereof.

        6.14 Working Capital. From the date hereof to the Closing Date, upon the determination of the Executive Committee that TARGET is in need of working capital, BUYER shall have the option to advance such funds to TARGET, and if BUYER shall elect not to advance such funds, Wexford shall have the option to advance such funds.

        6.15 Subsidiaries. As promptly as possible, TARGET shall either provide to BUYER's counsel true, correct and complete copies of the current Certificate of Incorporation and By-laws (or other constitutive documents) of each of TARGET and its Subsidiaries or shall have made applications to the relevant governmental authorities to obtain such documents.

        6.16 Fees and Expenses. On or before the Closing Date, TARGET shall submit to BUYER, or cause its service providers to submit to BUYER, a detailed listing of reasonable expenses actually incurred by TARGET in connection with this transaction including, without limitation, reasonable fees and expenses of counsel, reasonable fees and expenses of accountants, the cost of directors and officers liability insurance, funding of a reserve account for payment of the expected fees and expenses of the Exchange Agent, and mailing and photocopying costs incurred in connection with the Proxy Statement. At the Closing, BUYER shall pay all such expenses of TARGET; provided however, that if such expenses exceed $100,000, exclusive of the fee owing to Hera, LLC, which shall not exceed $50,000, the Initial Payment shall be reduced by the amount of such excess.

                                   ARTICLE 7.

                              CONDITIONS TO MERGER

        7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

               (a) Stockholder Approval. This Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of TARGET Common Stock entitled to vote thereon, present at a meeting at which a quorum is present in person or by proxy.

               (b) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence or nonoccurrence of which would be reasonably likely to have a TARGET Material Adverse Effect shall have been filed, occurred or been obtained.

               (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting the conduct or operation by BUYER of the business of BUYER or the Surviving Corporation after the Merger shall have been issued, except for any such order, injunction restraint or prohibition which would not be reasonably likely to have a material adverse effect on BUYER; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which makes the consummation of the Merger illegal.

        7.2 Additional Conditions to Obligations of BUYER. The obligations of BUYER to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by
BUYER:

               (a) Performance of Obligations of TARGET. TARGET shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided, however; that TARGET's performance of the obligations set forth in Sections 6.5, 6.6, 6.7, 6.10, 6.11, and 6.15 hereof, shall not be a condition to the obligation of BUYER to effect the Merger; provided, however, that if any party having knowledge of an Event shall have failed to provide written notice of such Event to the party responsible therefor, then such Event shall not prevent such party from being deemed to have performed its obligations in all material respects in accordance with this Section 7.2(a). BUYER shall have received a certificate signed on behalf of TARGET by the chief executive officer and the chief financial officer of TARGET to such effect.

               (b) Opinion of TARGET's Counsel. BUYER and SUB shall have received an opinion of counsel for TARGET covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to BUYER.

        7.3 Additional Conditions to Obligations of TARGET. The obligation of TARGET to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
TARGET:

               (a) Performance of Obligations of BUYER. BUYER shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date; and TARGET shall have received a certificate signed on behalf of BUYER by the chief executive officer and the chief financial officer of BUYER to such effect.

               (b) Refinancing of Wexford Debts. At the Effective Time, the Wexford Debts shall be paid in full.

               (c) Replacement of the Wexford Guarantees. On or prior to the Closing Date, BUYER shall have replaced, or shall have arranged for a third party to replace, Wexford as guarantor on the Wexford Guarantees.

               (d) Security Agreement. TARGET, Pentney, WEP and BUYER shall have executed and delivered the Security Agreement.

               (e) Opinion of BUYER's Counsel. TARGET shall have received an opinion of counsel for BUYER and SUB covering such matters as is customary in a transaction of this type and in form and substance reasonably satisfactory to TARGET.

                                   ARTICLE 8.
                            TERMINATION AND AMENDMENT

        8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of BUYER or the stockholders of TARGET, as follows:

               (a) by mutual written consent of BUYER and TARGET; or

               (b) by either BUYER or TARGET if the Merger shall not have been consummated within the later of (x) ninety (90) days of the date of this Agreement and (y) the expiration of and any additional period pursuant to
Section 6.7 hereof, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; and provided further that if such delay is caused by the SEC, then the Agreement shall terminate not later than one hundred twenty (120) days after the date of this Agreement; or

               (c) by either BUYER or TARGET if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired; or

               (d) by BUYER if, at the TARGET Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of stockholders of TARGET in favor of this Agreement shall not have been obtained (provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party which has not complied with its obligations hereunder in all material respects); or

               (e) by BUYER if (i) the Board of Directors of TARGET shall have withdrawn its recommendation of this Agreement or the Merger; (ii) an Alternative Transaction (as defined below) involving TARGET shall have taken place or the Board of Directors of TARGET shall have recommended such an Alternative Transaction to the stockholders of TARGET or shall have resolved to engage in such an Alternative Transaction; or (iii) a tender offer or exchange offer for forty percent (40%) or more of the outstanding shares of TARGET Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by BUYER or an affiliate thereof), and the Board of Directors of TARGET shall have recommended that the stockholders of TARGET tender their shares in such tender or exchange offer; or

               (f) by BUYER if a breach of any covenant or agreement on the part of TARGET set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 7.2(a) not to be satisfied, and, that with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by BUYER of written notice of such breach from TARGET; or

               (g) by TARGET, if a breach of any covenant or agreement on the part of BUYER set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 7.3(a) not to be satisfied, and, with respect to any breach of a covenant or agreement hereunder, such covenant or agreement is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by TARGET of written notice of such breach from BUYER.

For purposes of this Section 8.1, an "ALTERNATIVE TRANSACTION" involving a specified party to this Agreement means: (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act) other than BUYER, TARGET or Sub, or any affiliate thereof, (a "THIRD PARTY") acquires or would acquire (upon completion of such transaction or series of transactions) shares (or securities exercisable for or convertible into shares) representing more than forty percent (40%) of the outstanding shares of TARGET's common stock, pursuant to a tender offer or exchange offer or otherwise; (ii) a merger, consolidation, share exchange or other business combination involving TARGET or any of its material Subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination such Third Party owns or would own more than forty percent (40%) of the outstanding equity securities of TARGET or any of its material Subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation; (iii) any other transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of assets of TARGET or any of its material Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than forty percent (40%) of the fair market value of all the consolidated assets of such party immediately prior to such transaction or series of transactions; or (iv) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire (upon completion of such transaction or series of transactions) control of the Board of Directors of TARGET or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of TARGET.

        8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, there shall be no Liability or obligation on the part of BUYER, TARGET, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3 and further except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided, that the provisions of Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3    Fees and Expenses.

               (a) If this Agreement is terminated (i) by BUYER pursuant to
Section 8.1(d), 8.1(e), or Section 8.1(f), TARGET shall pay to BUYER all fees and expenses incurred by BUYER relating to this Agreement and the transactions contemplated hereby ("BUYER EXPENSES") within five business days after receipt of such request which shall not exceed $300,000.

               (b) If this Agreement is terminated by TARGET pursuant to Section 8.1(g) hereunder, BUYER shall pay to TARGET all fees and expenses incurred by TARGET relating to this Agreement and the transactions contemplated hereby ("TARGET EXPENSES") within five business days after receipt of such request not to exceed $100,000, exclusive of the fee paid to Hera, LLC.

        8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of TARGET, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE 9.
                                  MISCELLANEOUS

        9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for covenants and agreements which, by their terms, are to be performed after the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement. However, neither the Closing, nor this Section, nor anything in this Agreement shall limit in any manner any legal or equitable rights and reconciliations of BUYER with respect to claims of actual fraud.

        9.2 Notices. All notices, requests and demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or similar overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to BUYER or SUB, to:

                   Thermatrix Inc.
                   308 N. Peters Road, Suite 100
                   Knoxville, Tennessee  37922
                   Attention:  Edward E. Greene
                   Telephone:  (423) 539-9603
                   Facsimile:  (423) 670-4091

               with a copy to

                   Wilson Sonsini Goodrich & Rosati,
                   650 Page Mill Road
                   Palo Alto, CA 94304
                   Attention: Michael J. Danaher, Esq.
                   Telephone: (650) 493-9300

                   Facsimile: (650) 493-6811

               and

               (b) if to TARGET to:

                   Wahlco Environmental Systems, Inc.
                   3600 West Segerstrom Avenue
                   Santa Ana, CA 92704-6495
                   Attention: C. Stephen Beal
                   Telephone: (714) 979-7300
                   Facsimile: (714) 979-0130

               with a copy to

                   Howard, Smith & Levin
                   1330 Avenue of the Americas
                   New York, New York  10019
                   Attention:  Leonard Chazen, Esq.
                   Telephone:  (212) 841-1000
                   Facsimile:  (212) 841-1010

               (c) and in each case, with a copy to:

                   Wexford Management LLC
                   411 West Putnam Avenue
                   Greenwich, Connecticut  06830
                   Attention:  Joseph Jacobs
                   Telephone:  (203) 862-7020
                   Facsimile:  (203) 862-7320

If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail or by overnight delivery service, the date on which such notice, request, instruction or document is received shall be the date of delivery. In the event any such notice, request, instruction or document is mailed or shipped by overnight delivery service to a party in accordance with this Section 9.2 and is returned to the sender as nondeliverable, then such notice, request, instruction or document shall be deemed to have been delivered or received on the fifth day following the deposit of such notice, request, instruction or document in the United States mails or the delivery to the overnight delivery service. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.2.

        9.3 Interpretation. The parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term "INCLUDE" and its derivatives shall have the same construction as the phrase "INCLUDE, WITHOUT LIMITATION," and its derivatives. The Section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

        9.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

        9.6 Arbitration. The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before J*A*M*S/Endispute, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with J*A*M*S/Endispute, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of J*A*M*S/Endispute's Comprehensive Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with J*A*M*S/Endispute and with one another in selecting an arbitrator from J*A*M*S/Endispute's panel of neutral arbitrators, and in scheduling the arbitration proceeding. The parties covenant that they will participate in the arbitration in good faith. Costs with respect to the arbitration shall be awarded by the arbitrator. The provisions of this Section 9.6 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

        9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        9.8 Entire Agreement; No Third Party Beneficiaries. This Agreement and all agreements referenced specifically in this Agreement and executed as required by this Agreement constitute the entire agreement among the parties hereto and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, provided, however, that the Shareholders are beneficiaries of the obligations of BUYER with respect to the Net Proceeds and the Shareholder Representative shall be entitled to enforce such obligations of BUYER.

        9.9 Severability. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Agreement to be unlawful, invalid or unenforceable, (i) such part or Section of this Agreement shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible, (ii) such unlawfulness, invalidity or unenforceability shall not serve to invalidate any other Section of this Agreement, and (iii) in the event that only a portion of any Section is so declared to be unlawful, invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not serve to invalidate the balance of such Section.

        9.10 Exhibits and Schedules Incorporated. All Exhibits and Schedules attached hereto are incorporated by reference herein and are an integral part of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first written above.

BUYER:                                        THERMATRIX INC.
                                              a Delaware Corporation

                                              By:_______________________________

                                              Name:_____________________________

                                              Its:______________________________

SUB:                                          TMX ACQUISITION SUB I, INC.
                                              a Delaware Corporation

                                              By:_______________________________

                                              Name:_____________________________

                                              Its:______________________________

TARGET:                                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                                              a Delaware Corporation

                                              By:_______________________________

                                              Name:_____________________________

                                              Its:______________________________

                [Signature Page to Agreement and Plan of Merger]

                                   SCHEDULE I

                                                                               AMOUNT OF
                                  LENDER                                     INDEBTEDNESS
-----------------------------------------------------------------------      ------------
Chase Manhattan Bank

        Note dated March 2, 1998
          Principal Balance of ........................................     $ 2,650,000.00

        Note dated September 22, 1998
          Principal Balance of.........................................     $   200,000.00

        Note dated October 8, 1998
          Principal Balance of.........................................     $   200,000.00

        Note dated October 19, 1998
          Principal Balance of.........................................     $    75,000.00
                                                                            --------------
        Total..........................................................     $ 3,125,000.00
                                                                            ==============
Wexford

        Tranche A Loan Advanced 2/5/98
          Principal Balance of..........................................    $ 1,000,000.00

        Tranche A Loan Advanced 3/12/98
          Principal Balance of..........................................    $   500,000.00

        Interest on debt due to Wexford for the six months ended
        6/30/98, and capitalized pursuant to an agreement by
        and between Wexford and Target..................................    $    79,139.73
                                                                            --------------
        Total...........................................................    $ 1,579,139.73
                                                                            ==============

                                   SCHEDULE II

                               BENEFICIARY OF BOND OR                                  AMOUNT OF
                             LETTER OF CREDIT ISSUED BY    AGREEMENT     EXPIRATION     WEXFORD
   GUARANTOR BENEFICIARY        GRANTOR BENEFICIARY           DATE          DATE        GUARANTY
   ---------------------     --------------------------    ---------     ----------    ---------
  Ulico Casualty Company    OC America Construction, Inc.   1/28/97       Unknown       531,300

                                                                         ANNEX B


                        DELAWARE GENERAL CORPORATION LAW

SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant tosec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

             (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

             (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                    c. Cash in lieu of fractional shares or fractional
                       depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                    d. Any combination of the shares of stock, depository
                       receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

             (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

             (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

             (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
         (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection
         (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.